Filed by Kennedy-Wilson Holdings, Inc.
pursuant to Rule 424(b)(3) under the Securities Act of 1933
Commission File No.: 333-164926
QUARTERLY REPORT ON FORM 10-Q
On May 9, 2024, Kennedy-Wilson Holdings, Inc. filed with the Securities and Exchange Commission its Quarterly Report on Form 10-Q for the three months ended March 31, 2024. See Appendix A to this filing.

The exhibits filed with the Annual Report are attached to Appendix A to this filing.

In connection with the previously announced June 11, 2010 offering (the “Offering”) of up to 20,278,690 shares of common stock and 4,993,471 warrants to purchase common stock of Kennedy-Wilson Holdings, Inc. (the “Company”) by certain selling security holders, the Company has filed with the Securities and Exchange Commission (“SEC”) a registration statement (the “Registration Statement”) on Form S-1 (No. 333-164926), as amended, which was declared effective on June 11, 2010. A prospectus, dated June 11, 2010, covering the Offering was filed with the SEC on June 11, 2010 (as supplemented from time to time, the “Prospectus”).

ANY POTENTIAL INVESTORS IN THE SECURITIES OF THE COMPANY ARE URGED TO READ THE PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE OFFERING.

This Prospectus Supplement and the Prospectus are required to be delivered by the selling security holders of the above-referenced securities or by certain of their transferees, pledges, donees or their successors in connection with the offer and sale of the above-referenced securities.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus. This Prospectus Supplement should be read in conjunction with the Prospectus and all prior prospectus supplements, and is qualified by reference to the Prospectus and all prior prospectus supplements except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus or any prior prospectus supplement.

You may obtain a copy of the Registration Statement, the Prospectus, this Prospectus Supplement and all prior prospectus supplements, as well as other filings containing information about the Company, without charge, at the SEC's Internet site (http://www.sec.gov). Copies of the Registration Statement, the Prospectus and this Prospectus Supplement can also be obtained, without charge, from the Company's corporate website at www.kennedywilson.com, or by directing a request to the Company, Attention: Investor Relations, 151 S El Camino Drive, Beverly Hills, California 90212.

In addition to the documents described above, the Company files annual, quarterly and current reports, proxy statements and other information with the SEC, which are available at the SEC's website at www.sec.gov or at the Company's website at www.kennedywilson.com.

The information contained in, or that can be accessed through, the Company's website is deemed not to be a part of this filing.

THIS FILING IS FOR INFORMATION PURPOSES ONLY AND SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES, NOR SHALL THERE BE ANY SALE OF SECURITIES IN ANY JURISDICTION IN WHICH SUCH SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH JURISDICTION.

Appendix A
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended March 31, 2024
Or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from              to             .
Commission file number 001-33824

Kennedy-Wilson Holdings, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	26-0508760
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
151 S El Camino Drive
Beverly Hills, CA 90212
(Address of principal executive offices)
Registrant’s telephone number, including area code:
(310) 887-6400

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $.0001 par value	KW	NYSE
Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).    Yes   ☒    No  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.
See definition of “large accelerated filer," "accelerated filer," "smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).   ☐  Yes    ☒  No
The number of shares of common stock outstanding as of May 7, 2024 was 137,528,139.

FORWARD-LOOKING STATEMENTS
Statements made by us in this report and in other reports and statements released by us that are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements are necessarily estimates reflecting the judgment of our senior management based on our current estimates, expectations, forecasts and projections and include comments that express our current opinions about trends and factors that may impact future operating results. Disclosures that use words such as “believe,” "may," “anticipate,” “estimate,” “intend,” “could,” “plan,” “expect,” “project” or the negative of these, as well as similar expressions, are intended to identify forward-looking statements.
Forward-looking statements are not guarantees of future performance, rely on a number of assumptions concerning future events, many of which are outside of our control, and involve known and unknown risks and uncertainties that could cause our actual results, performance or achievement, or industry results to differ materially from any future results, performance or achievements, expressed or implied by such forward-looking statements. These risks and uncertainties may include the risks and uncertainties described elsewhere in this report and other filings with the Securities and Exchange Commission (the “SEC”), including the Item 1A. “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2023. Any such forward-looking statements, whether made in this report or elsewhere, should be considered in the context of the various disclosures made by us about our businesses including, without limitation, the risk factors discussed in our filings with the SEC. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, changes in assumptions, or otherwise.
Non-GAAP Measures and Certain Definitions

    In addition to the results reported in accordance with U.S. generally accepted accounting principles ("GAAP") included within this report, Kennedy Wilson has provided certain information, which includes non-GAAP financial measures (including Adjusted Earnings Before Interest Taxes Depreciation and Amortization ("EBITDA"), Adjusted Net Income (Loss) and Net Operating Income, as defined below). Such information is reconciled to its closest GAAP measure in accordance with the rules of the SEC, and such reconciliations are included within this report. These measures may contain cash and non-cash gains and expenses and gains and losses from the sale of real-estate related investments. Consolidated non-GAAP measures discussed throughout this report contain income or losses attributable to non-controlling interests. Management believes that these non-GAAP financial measures are useful to both management and Kennedy Wilson's shareholders in their analysis of the business and operating performance of the Company. Management also uses this information for operational planning and decision-making purposes. Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measures. Additionally, non-GAAP financial measures as presented by Kennedy Wilson may not be comparable to similarly titled measures reported by other companies.
    “Adjusted EBITDA” represents net income before interest expense, loss (gain) on early extinguishment of debt, the Company's share of interest expense included in unconsolidated investments, depreciation and amortization, the Company's share of depreciation and amortization included in unconsolidated investments, provision for (benefit from) income taxes, the Company's share of taxes included in unconsolidated investments, share-based compensation expense for the Company and EBITDA attributable to noncontrolling interests. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Non-GAAP measures” for a reconciliation of Adjusted EBITDA to net income as reported under GAAP. The Company's management uses Adjusted EBITDA to analyze its business because it adjusts net income for items the Company believes do not accurately reflect the nature of its business going forward or that relate to non-cash compensation expense or noncontrolling interests. Such items may vary for different companies for reasons unrelated to overall operating performance. Additionally, the Company believes Adjusted EBITDA is useful to investors to assist them in getting a more accurate picture of the Company's results from operations. However, Adjusted EBITDA is not a recognized measurement under GAAP and when analyzing its operating performance, readers should use Adjusted EBITDA in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, the Company's presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not remove all non-cash items or consider certain cash requirements such as tax and debt service payments. The amount shown for Adjusted EBITDA also differs from the amount calculated under similarly titled definitions in the Company's debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and the Company's ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.
i

    “Adjusted Net Income (Loss)” represents net income (loss) before depreciation and amortization, the Company's share of depreciation and amortization included in unconsolidated investments, share-based compensation, and excluding net income attributable to noncontrolling interests, before depreciation and amortization and preferred dividends. Please also see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Certain Non-GAAP Measures and Reconciliations” for a reconciliation of Adjusted Net Income to net income as reported under GAAP. The Company's management uses Adjusted Net Income to analyze its business because it adjusts net income for items the Company believes do not accurately reflect the nature of its business going forward or that relate to non-cash compensation expense or noncontrolling interests. Such items may vary for different companies for reasons unrelated to overall operating performance. Additionally, the Company believes Adjusted Net Income is useful to investors to assist them in getting a more accurate picture of the Company's results from operations. However, Adjusted Net Income is not a recognized measurement under GAAP and when analyzing its operating performance, readers should use Adjusted Net Income in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, the Company's presentation of Adjusted Net Income may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted Net Income is not intended to be a measure of free cash flow for management’s discretionary use, as it does not remove all non-cash items or consider certain cash requirements such as tax and debt service payments.

“Cap rate” represents the net operating income of an investment for the year preceding its acquisition or disposition, as applicable, divided by the purchase or sale price, as applicable. Capitalization ("Cap") rates discussed in this report only include data from income-producing properties. The Company calculates cap rates based on information that is supplied to it during the acquisition diligence process. This information is not audited or reviewed by independent accountants and may be presented in a manner that is different from similar information included in the Company's financial statements prepared in accordance with GAAP. In addition, cap rates represent historical performance and are not a guarantee of future net operating income ("NOI"). Properties for which a cap rate is discussed may not continue to perform at that cap rate.

“Co-Investment Portfolio NOI” refers to the Company's share of NOI that is generated from the properties in which the Company has an ownership interest and that are held in the Company's Co-Investment Portfolio business segment. Please also see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Certain Non-GAAP Measures and Reconciliations” for a reconciliation of Co-Investment Portfolio NOI to net income as reported under GAAP.
    “Consolidated Portfolio NOI” refers to the NOI that is generated from the properties that the Company has an ownership interest in and are held in the Company's Consolidated Portfolio business segment. Please also see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Certain Non-GAAP Measures and Reconciliations” for a reconciliation of Consolidated Portfolio NOI to net income as reported under GAAP.
"Equity partners" refers to non-wholly-owned subsidiaries that are consolidated in the Company's financial statements under U.S. GAAP and third-party equity providers.
"Fee Bearing Capital" represents total third-party committed or invested capital that the Company manages in its joint-ventures, commingled funds and debt platform that entitle the Company to earn fees, including without limitation, asset management fees, construction management fees, acquisition and disposition fees and/or carried interest, if applicable.
"Gross Asset Value” refers to the gross carrying value of assets, before debt, depreciation and amortization, and net of noncontrolling interests.
“KWH,” "KW," “Kennedy Wilson,” the "Company," "we," "our," or "us" refers to Kennedy-Wilson Holdings, Inc. and its wholly-owned subsidiaries. The consolidated financial statements of the Company include the results of the Company's consolidated subsidiaries.
    “KWE” refers to Kennedy Wilson Europe Real Estate Limited.
    "Net operating income" or "NOI” is a non-GAAP measure representing the income produced by a property calculated by deducting certain property expenses from property revenues. The Company's management uses net operating income to assess and compare the performance of its properties and to estimate their fair value. Net operating income does not include the effects of depreciation or amortization or gains or losses from the sale of properties because the effects of those items do not necessarily represent the actual change in the value of the Company's properties resulting from its value-add initiatives or changing market conditions. Management believes that net operating income reflects the core revenues and costs of operating its properties and is better suited to evaluate trends in occupancy and lease rates. Please also see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Certain Non-GAAP Measures and Reconciliations” for a reconciliation of Net Operating Income to net income as reported under GAAP and a reconciliation of Net Operating Income (Net Effective) (with respect to same property) to net income as reported under GAAP and a reconciliation of Net Operating Income (Net Effective) (with respect to same property) to net income as reported under GAAP.
    "Noncontrolling interests" represents the portion of equity ownership in a consolidated subsidiary not attributable to Kennedy Wilson.
ii

“Performance allocations” relates to allocations to the Company of Kennedy Wilson's co-investments it invests in and manages based on the cumulative performance of the fund or investment vehicle, as applicable, and are subject to preferred return thresholds of the limited partners.

“Performance allocation compensation” - the compensation committee of the Company’s board of directors approved and reserved between twenty percent (20%) and thirty-five percent (35%) of any performance allocation earned by certain commingled funds and separate account investments to be allocated to certain non-NEO employees of the Company.

“Principal co-investments” consists of the Company’s share of income or loss earned on investments in which the Company can exercise significant influence but does not have control. Income from unconsolidated investments includes income from ordinary course operations of the underlying investment, gains on sale, fair value gains and losses.

"Real Estate Assets under Management" ("AUM") generally refers to the properties and other assets with respect to which the Company provides (or participates in) oversight, investment management services and other advice, and which generally consist of real estate properties or loans, and investments in joint ventures. AUM is principally intended to reflect the extent of the Company's presence in the real estate market, not the basis for determining management fees. AUM consists of the total estimated fair value of the real estate properties and other real estate related assets either owned by third parties, wholly-owned by the Company or held by joint ventures and other entities in which its sponsored funds or investment vehicles and client accounts have invested. The estimated value of development properties is included at estimated completion cost. The accuracy of estimating fair value for investments cannot be determined with precision and cannot be substantiated by comparison to quoted prices in active markets and may not be realized in a current sale or immediate settlement of the asset or liability (particularly given the ongoing macroeconomic conditions such as, but not limited to, elevated levels of inflation and interest rates, banks' ability and willingness to lend, recent adverse developments affecting regional banks and other financial institutions, currency fluctuations and ongoing military conflicts around the world, continue to fuel recessionary fears and create volatility in Kennedy Wilson's business results and operations). Recently, there has also been a lack of liquidity in the capital markets as well as limited transactions which has had an impact on the inputs associated with fair values. Additionally, there are inherent uncertainties in any fair value measurement technique, and changes in the underlying assumptions used, including capitalization rates, discount rates, liquidity risks, and estimates of future cash flows could significantly affect the fair value measurement amounts. All valuations of real estate involve subjective judgments.

    “Same property” refers to stabilized consolidated and unconsolidated properties in which Kennedy Wilson has an ownership interest during the entire span of both periods being compared. This analysis excludes properties that during the comparable periods (i) were acquired, (ii) were sold, (iii) are either under development or undergoing lease up or major repositioning as part of the Company’s asset management strategy, (iv) were investments in which the Company holds a minority ownership position, and (v) certain non-recurring income and expenses. The analysis only includes Office, Multifamily and Hotel properties, where applicable. To derive an appropriate measure of operating performance across the comparable periods, the Company removes the effects of foreign currency exchange rate movements by using the reported period-end exchange rate to translate from local currency into the U.S. dollar, for both periods. Amounts are calculated using Kennedy Wilson’s ownership share in the Company’s consolidated and unconsolidated properties. Management evaluates the performance of the operating properties the Company owns and manages using a “same property” analysis because the population of properties in this analysis is consistent from period to period, which allows management and investors to analyze (i) the Company’s ongoing business operations and (ii) the revenues and expenses directly associated with owning and operating the Company’s properties and the impact to operations from trends in occupancy rates, rental rates and operating costs. Same property metrics are widely recognized measures in the real estate industry, however, other publicly-traded real estate companies may not calculate and report same property results in the same manner as the Company. Please also see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Certain Non-GAAP Measures and Reconciliations” for a reconciliation of “same property” results to the most comparable measure reported under GAAP.
iii

PART I
FINANCIAL INFORMATION

Item 1.Financial Statements (Unaudited)

Kennedy-Wilson Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)
(Dollars in millions, except share and per share amounts)

	March 31, 2024	December 31, 2023
Assets
Cash and cash equivalents	$541.9	$313.7
Accounts receivable, net (including $11.7 and $13.8 of related party)	42.5	57.3
Real estate and acquired in place lease values (net of accumulated depreciation and amortization of $906.0 and $957.8)	4,603.5	4,837.3
Unconsolidated investments (including $1,917.6 and $1,927.0 at fair value)	2,059.6	2,069.1
Loan purchases and originations, net of allowance for credit losses	250.4	247.2
Other assets, net	182.4	187.5
Total assets(1)	$7,680.3	$7,712.1

Liabilities
Accounts payable	$15.5	$17.9
Accrued expenses and other liabilities	562.8	597.8
Mortgage debt	2,773.1	2,840.9
KW unsecured debt	2,032.5	1,934.3
KWE unsecured bonds	511.5	522.8
Total liabilities(1)	5,895.4	5,913.7

Equity
Series A cumulative preferred Stock, $0.0001 par value, $1,000 per share liquidation preference, 1,000,000 shares authorized, 300,000 shares outstanding as of March 31, 2024 and December 31, 2023, Series B cumulative preferred Stock, $0.0001 par value, $1,000 per share liquidation preference, 1,000,000 shares authorized, 300,000 shares outstanding as of March 31, 2024 and December 31, 2023 and Series C cumulative preferred Stock, $0.0001 par value, $1,000 per share liquidation preference, 1,000,000 shares authorized, 200,000 shares outstanding as of March 31, 2024 and December 31, 2023	789.9	789.9
Common stock, $0.0001 par value per share, 200,000,000 authorized, 138,095,244 and 138,727,521 shares issued and outstanding as of March 31, 2024 and December 31, 2023	—	—
Additional paid-in capital	1,706.5	1,718.6
Accumulated deficit	(347.1)	(349.0)
Accumulated other comprehensive loss	(406.7)	(404.4)
Total Kennedy-Wilson Holdings, Inc. shareholders' equity	1,742.6	1,755.1
Noncontrolling interests	42.3	43.3
Total equity	1,784.9	1,798.4
Total liabilities and equity	$7,680.3	$7,712.1

(1) The assets and liabilities as of March 31, 2024 include $169.8 million (including cash held by consolidated investments of $4.8 million and real estate and acquired in place lease values, net of accumulated depreciation and amortization of $134.6 million) and $71.7 million (including investment debt of $53.9 million), respectively, from consolidated variable interest entities ("VIEs"). The assets and liabilities as of December 31, 2023 include $154.9 million (including cash held by consolidated investments of $3.6 million and real estate and acquired in place lease values, net of accumulated depreciation and amortization of $121.8 million) and $101.4 million (including investment debt of $54.9 million), respectively, from VIEs. These assets can only be used to settle obligations of the consolidated VIEs, and the liabilities do not have recourse to the Company.

See accompanying notes to consolidated financial statements.

Kennedy-Wilson Holdings, Inc.
Consolidated Statements of Operations
(Unaudited)
(Dollars in millions, except share and per share amounts)

	Three Months Ended March 31,
	2024	2023
Revenue
Rental	$97.4	$106.6
Hotel	9.3	10.6
Investment management fees (includes $14.4 and $11.0 of related party fees)	21.3	11.0
Loan	8.1	3.7
Other	0.3	0.3
Total revenue	136.4	132.2

(Loss) income from unconsolidated investments
Principal co-investments	9.7	16.4
Performance allocations	(16.4)	(10.7)
Total (loss) income from unconsolidated investments	(6.7)	5.7

Gain on sale of real estate, net	106.4	19.2

Expenses
Rental	37.2	36.6
Hotel	7.6	7.9
Compensation and related (including $5.2and $7.1 of share-based compensation)	27.6	30.6
Performance allocation compensation	(5.5)	1.6
General and administrative	8.3	8.4
Depreciation and amortization	38.9	39.4
Total expenses	114.1	124.5
Interest expense	(64.7)	(62.3)
Gain on early extinguishment of debt	0.3	0.1
Other income (loss)	6.8	(3.0)
Income (loss) before (provision for) benefit from income taxes	64.4	(32.6)
(Provision for) benefit from income taxes	(26.7)	3.9
Net income (loss)	37.7	(28.7)
Net loss (income) attributable to the noncontrolling interests	0.1	(4.2)
Preferred dividends	(10.9)	(7.9)
Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$26.9	$(40.8)
Basic earnings (loss) per share
Earnings (loss) per share	$0.19	$(0.30)
Weighted average shares outstanding	138,472,579	137,949,018
Diluted earnings (loss) per share
Earnings (loss) per share	$0.19	$(0.30)
Weighted average shares outstanding	138,628,139	137,949,018
Dividends declared per common share	$0.24	$0.24

See accompanying notes to consolidated financial statements.

Kennedy-Wilson Holdings, Inc.
Consolidated Statements of Comprehensive Operations
(Unaudited)
(Dollars in millions)

	Three Months Ended March 31,
	2024	2023

Net income (loss)	$37.7	$(28.7)
Other comprehensive (loss) income, net of tax:
Unrealized foreign currency translation (loss) gain	(17.5)	14.1
Amounts reclassified from AOCI	5.1	—
Unrealized foreign currency derivative contracts gain (loss)	9.9	(1.2)
Total other comprehensive (loss) income for the period	(2.5)	12.9

Comprehensive income (loss)	35.2	(15.8)
Comprehensive loss (income) attributable to noncontrolling interests	0.1	(5.0)
Comprehensive income (loss) attributable to Kennedy-Wilson Holdings, Inc.	$35.3	$(20.8)

See accompanying notes to consolidated financial statements.

Kennedy-Wilson Holdings, Inc.
Consolidated Statements of Equity
(Unaudited)
(Dollars in millions, except share amounts)
Three Months Ended March 31, 2024

	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Noncontrolling Interests
	Shares	Amount	Shares	Amount					Total
Balance at December 31, 2023	800,000	$789.9	138,727,521	$—	$1,718.6	$(349.0)	$(404.4)	$43.3	$1,798.4
Issuance of common stock, net of issuance costs	—	—	—	—	(0.1)	—	—	—	(0.1)
Restricted stock grants (RSG)	—	—	379,188	—	—	—	—	—	—
Shares retired due to RSG vesting	—	—	(129,011)	—	(1.6)	—	—	—	(1.6)
Shares retired due to common stock repurchase program	—	—	(882,454)	—	(15.6)	8.1	—	—	(7.5)
Share-based compensation	—	—	—	—	5.2	—	—	—	5.2
Other comprehensive income (loss):
Unrealized foreign currency translation loss, net of tax	—	—	—	—	—	—	(12.0)	(0.1)	(12.1)
Unrealized foreign currency derivative contract gain, net of tax	—	—	—	—	—	—	9.7	—	9.7
Common stock dividends	—	—	—	—	—	(33.1)	—	—	(33.1)
Preferred stock dividends	—	—	—	—	—	(10.9)	—	—	(10.9)
Net income	—	—	—	—	—	37.8	—	(0.1)	37.7
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(0.8)	(0.8)
Balance at March 31, 2024	800,000	$789.9	138,095,244	$—	$1,706.5	$(347.1)	$(406.7)	$42.3	$1,784.9

Kennedy-Wilson Holdings, Inc.
Consolidated Statements of Equity
(Unaudited)
(Dollars in millions, except share amounts)
Three Months Ended March 31, 2023

	Preferred Stock		Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Noncontrolling Interests
(Dollars in millions, except share amounts)	Shares	Amount	Shares	Amount					Total
Balance at December 31, 2022	600,000	$592.5	137,790,768	$—	$1,679.5	$122.1	$(430.1)	$46.4	$2,010.4
Issuance of common stock	—	—	1,644,144	—	29.3	—	—	—	29.3
Restricted stock grants (RSG)	—	—	955,756	—	—	—	—	—	—
Shares retired due to RSG vesting	—	—	(1,046,430)	—	(13.4)	—	—	—	(13.4)
Share-based compensation	—	—	—	—	7.1	—	—	—	7.1
Other comprehensive income (loss):
Unrealized foreign currency translation gain, net of tax	—	—	—	—	—	—	13.3	0.8	14.1
Unrealized foreign currency derivative contract loss, net of tax	—	—	—	—	—	—	(1.2)	—	(1.2)
Common stock dividends	—	—	—	—	—	(33.4)	—	—	(33.4)
Preferred stock dividends	—	—	—	—	—	(7.9)	—	—	(7.9)
Net loss	—	—	—	—	—	(32.9)	—	4.2	(28.7)
Contributions from noncontrolling interests	—	—	—	—	—	—	—	0.1	0.1
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(5.0)	(5.0)
Balance at March 31, 2023	600,000	$592.5	139,344,238	$—	$1,702.5	$47.9	$(418.0)	$46.5	$1,971.4

See accompanying notes to consolidated financial statements.

Kennedy-Wilson Holdings, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(Dollars in millions)

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$37.7	$(28.7)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Gain on sale of real estate, net	(106.4)	(19.2)
Depreciation and amortization	38.9	39.4
Above/below market and straight-line rent amortization	0.4	(2.4)
Uncollectible lease income	0.7	1.8
Accretion of discount on loans receivable	(1.1)	—
Provision for credit losses	5.6	—
Provision for (benefit from) deferred income taxes	13.6	(6.2)
Amortization of deferred loan costs	2.2	2.1
Amortization of discount and accretion of premium on senior notes and mortgage debt	(2.7)	1.3
Unrealized net loss on derivatives	2.1	2.4
Loss (income) from unconsolidated investments	6.7	(5.7)
Operating distributions from unconsolidated investments	14.0	19.1
Deferred compensation	(3.7)	5.3
Share-based compensation	5.2	7.1
Change in assets and liabilities:
Accounts receivable	13.7	(3.0)
Other assets	(1.4)	(5.0)
Accounts payable, accrued expenses and other liabilities	(31.1)	(75.3)
Net cash used in operating activities	(5.6)	(67.0)
Cash flows from investing activities:
Proceeds from collection of loans receivable	2.8	2.1
Issuance and acquisition of loans receivable, net of discounts	(9.5)	(3.5)
Net proceeds from sale of consolidated real estate	328.2	111.9
Capital expenditures to real estate	(51.5)	(39.2)
Proceeds from on settlement of derivative contracts	0.3	0.7
Distributions from unconsolidated investments	2.7	15.2
Contributions to unconsolidated investments	(28.2)	(50.3)
Net cash provided by investing activities	244.8	36.9
Cash flows from financing activities:
Borrowings under line of credit	100.0	25.0
Repayment of line of credit	—	(60.0)
Borrowings under mortgage debt	73.4	310.1
Repayment of mortgage debt	(127.8)	(302.7)
Payment of deferred loan costs	(0.4)	(0.9)
Repurchase and retirement of common stock	(9.1)	(13.4)
Proceeds from issuance of common stock, net of issuance costs	(0.1)	29.3
Common dividends paid	(34.1)	(35.6)
Preferred dividends paid	(10.9)	(7.9)
Contributions from noncontrolling interests	—	0.1
Distributions to noncontrolling interests	(0.8)	(5.0)
Net cash used in financing activities	(9.8)	(61.0)
Effect of currency exchange rate changes on cash and cash equivalents	(1.2)	1.1
Net change in cash and cash equivalents(1)	228.2	(90.0)
Cash and cash equivalents, beginning of period	313.7	439.3
Cash and cash equivalents, end of period	$541.9	$349.3
(1) See discussion of non-cash effects in the supplemental cash flow information.
See accompanying notes to consolidated financial statements.

Kennedy-Wilson Holdings, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

Supplemental cash flow information:

	Three Months Ended March 31,
(Dollars in millions)	2024	2023
Cash paid for:
Interest(1)(2)	$80.9	$78.3
Income taxes	1.1	8.4

Cash received from consolidated and unconsolidated asset sales and loan repayments, net	244.4	102.0
(1) $0.3 million and $0.7 million attributable to noncontrolling interests for the three months ended March 31, 2024 and 2023, respectively.
(2) Excludes $1.3 million and $1.1 million of capitalized interest for the three months ended March 31, 2024 and 2023, respectively.

    As of March 31, 2024 and December 31, 2023, the Company had $104.6 million and $69.6 million, respectively, of restricted cash, which is included in cash and cash equivalents, that primarily relates to lender reserves associated with consolidated mortgages that we hold on properties and reserves held on loans in the newly acquired Construction Loan Portfolio (as defined herein) on behalf of the borrowers under such loans. These reserves typically relate to interest, tax, insurance and future capital expenditures at the properties and on our loan investments.

Supplemental disclosure of non-cash investing and financing activities:

	Three Months Ended March 31,
(Dollars in millions)	2024	2023
Accrued capital expenditures	$5.0	$6.9
Common dividends declared but not paid on common stock	33.1	33.4
Preferred dividends declared but not paid on preferred stock	9.2	6.7

See accompanying notes to consolidated financial statements.

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

NOTE 1—BASIS OF PRESENTATION
Kennedy-Wilson Holdings, Inc. (“KWH,” NYSE: KW), a Delaware corporation and its wholly owned and consolidated subsidiaries (collectively the "Company" or "Kennedy Wilson"), is a global real estate investment company. The Company owns, operates, and invests in real estate both on its own and through its investment management platform. The Company primarily focuses on multifamily and office properties, as well as industrial and debt investments in its Investment Management business in the Western United States, United Kingdom and Ireland. The Company also has a global debt platform primarily focused on construction lending secured by high-quality multifamily and student housing properties throughout the United States. The Company's operations are defined by two business segments; its Consolidated Portfolio and Co-Investment Portfolio. Investment activities in the Consolidated Portfolio involve ownership of real estate assets (primarily multifamily units). The Co-Investment Portfolio consists of (i) the co-investments in real estate and real estate-related assets, including loans secured by real estate, that we have made through the commingled funds and separate accounts that we manage; (ii) fees (including, without limitation, asset management fees, construction management fees, and/or acquisition and disposition fees); and (iii) performance allocations or carried interest that we earn on the Company's co-invested capital.
    Kennedy Wilson's unaudited interim consolidated financial statements have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP") may have been condensed or omitted pursuant to SEC rules and regulations, although the Company believes that the disclosures are adequate to make their presentation not misleading. In the Company's opinion, all adjustments, consisting of only normal and recurring items, necessary for a fair presentation of the results of operations for the three months ended March 31, 2024 and 2023 have been included. The results of operations for these periods are not necessarily indicative of results that might be expected for the full year ending December 31, 2024. For further information, your attention is directed to the footnote disclosures found in the Company's Annual Report on Form 10-K for the year ended December 31, 2023. Throughout these unaudited interim consolidated financial statements “Kennedy Wilson” is referenced, which is defined as the Company and its subsidiaries that are consolidated in its financial statements under U.S. GAAP.  All intercompany balances and transactions have been eliminated in consolidation.
     In addition, throughout these unaudited interim consolidated financial statements, “equity partners” is referred to, which is defined as both the non-wholly owned subsidiaries that are consolidated in the Company's financial statements under U.S. GAAP and third-party equity partners.
    Kennedy Wilson evaluates its relationships with other entities to identify whether they are variable interest entities ("VIEs") as defined in the Accounting Standards Codification ("ASC") Subtopic 810-10, Consolidation, as amended by Accounting Standards Update ("ASU") 2015-02, Consolidation (Topic 810) - Amendments to the Consolidation Analysis, and to assess whether it is the primary beneficiary of such entities. If the determination is made that Kennedy Wilson is the primary beneficiary, then that entity is included in the consolidated financial statements in accordance with the ASC Subtopic 810-10.
    The preparation of the accompanying consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosure about contingent assets and liabilities, and reported amounts of revenues and expenses. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates.
NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ADOPTION OF NEW ACCOUNTING PRONOUNCEMENTS
    REVENUE RECOGNITION — Revenue consists of rental and hotel income, management fees, leasing and commission fees, loan interest income and sales of real estate. ASC Topic 606, Revenue from Contracts with Customers, is a five step model to recognize revenue from customer contracts. The model identifies the contract, any separate performance obligations in the contract, determines the transaction price, allocates the transaction price and recognizes revenue when the performance obligations are satisfied. Management has concluded that, with the exception of performance allocations and loan interest income, the nature of the Company's revenue streams is such that the requirements are generally satisfied at the time that the fee becomes receivable.

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
    Rental income from operating leases is generally recognized on a straight-line basis over the terms of the leases in accordance with ASC Topic 842, Leases. Hotel income is earned when rooms are occupied or goods and services have been delivered or rendered. Sales of real estate are recognized when title to the real property passes to the buyer and there is no continuing involvement in the real property.
    Investment management fees are earned from limited partners of funds, co-investments, or separate accounts and are generally based on a fixed percentage of committed capital or net asset value. The Company provides investment management on investments it also has an ownership interest in. Fees earned on consolidated properties are eliminated in consolidation and fees on unconsolidated investments are eliminated for the portion that relate to the Company's ownership interest.
    Investment management fees include acquisition, arrangement and disposition fees. Acquisition, arrangement and disposition fees are earned for identifying and closing investments on behalf of investors and are based on a fixed percentage of the acquisition or disposition price, as applicable. Acquisition and disposition fees are recognized upon the successful completion of an acquisition or disposition after all required services have been performed. The Company typically earns origination fees on loan originations in its debt platform business. The fees are earned when the loan closes and are recorded as part of investment management fees for the portion of the loan that the Company does not have an ownership interest in which is typically 95% to 97.5%. The remaining portion of the fee is deferred and accreted over the expected loan term through interest income.
Loan income from investments in performing loans which Kennedy Wilson originates or acquires are recognized at the stated interest rate plus any amortization of premiums/discounts or fees earned on the loans. Interest income from investments in loans acquired at a discount are recognized using the effective interest method. When a loan or loans are acquired with deteriorated credit quality primarily for the rewards of collateral ownership, such loans are accounted for as loans until Kennedy Wilson is in possession of the collateral. However, accrual of income is not recorded during the conversion period under ASC Subtopic 310-30-25, Receivables - Loans and Debt Securities Acquired with Deteriorated Credit Quality. Income is recognized to the extent that cash is received from the loan. The Company has evaluated its loan portfolio under ASC Subtopic 326, Financial Instruments – Credit Losses for current expected credit losses ("CECL") reserves. CECL reserves reflect the Company's current estimate of potential credit losses related to loans included in the Company's consolidated balance sheets. Changes to the CECL reserve are recognized through interest income on the Company's consolidated statements of operations. While ASC Subtopic 326 does not require any particular method for determining the CECL reserve, it does specify the reserve should be based on relevant information about past events, including historical loss experience, current portfolio and market conditions.
    Sales of real estate are recognized when title to the real property passes to the buyer and there is no continuing involvement in the real property. Under ASC Subtopic 610-20, Other Income - Gains and Losses from the Derecognition of Nonfinancial Assets, the Company recognizes the entire gain attributed to contributions of real estate properties to unconsolidated entities.
Property services fees are earned from the Company's auction sales and marketing business and are recorded as part of the Other revenue line item on the Company's statement of operations. In the case of auction and real estate sales commissions, the revenue is generally recognized when escrow closes. In accordance with the guidelines established for Reporting Revenue Gross as a Principal versus Net as an Agent in ASC Topic 606, Kennedy Wilson records commission revenues and expenses on a gross basis. Of the criteria listed in ASC Topic 606, Kennedy Wilson is the primary obligor in the transaction, does not have inventory risk, performs all or part of the service and has wide latitude in establishing the price of services rendered and discretion in selection of agents and determination of service specifications.
    REAL ESTATE ACQUISITIONS—The purchase price of acquired properties is recorded to land, buildings and building improvements and intangible lease value (value of above-market and below-market leases, acquired in-place lease values, and tenant relationships, if any). The ownership of the other interest holders in consolidated subsidiaries is reflected as noncontrolling interests. Real estate is recorded based on cumulative costs incurred and allocated based on relative fair value. Acquisition fees and expenses associated with the acquisition of properties determined to be business combinations are expensed as incurred. Acquisition fees and expenses associated with transactions determined to be asset acquisitions are capitalized as part of the real estate acquired.
    The valuations of real estate are based on management estimates of the real estate assets using income and market approaches. The indebtedness securing the real estate is valued, in part, based on third party valuations and management estimates also using an income approach.

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
    UNCONSOLIDATED INVESTMENTS — Kennedy Wilson has a number of joint venture interests that were formed to acquire, manage, and/or sell real estate or real estate related investments. Investments in unconsolidated investments are accounted for under the equity method of accounting as Kennedy Wilson can exercise significant influence, but does not have the ability to control the unconsolidated investment. An investment in an unconsolidated investment is recorded at its initial investment and is increased or decreased by Kennedy Wilson’s share of income or loss, contributions, distributions and foreign currency movements. A decline in the value of an unconsolidated investment that is other than temporary is recognized when evidence indicates that such a decline has occurred in accordance with ASC Topic 323, Investments - Equity Method and Joint Ventures.
Kennedy Wilson elected the fair value option for 72 investments in unconsolidated investment entities ("FV Option" investments). Due to the nature of these investments, Kennedy Wilson elected to record these investments at fair value in order to report the change in value in the underlying investments in the results of our current operations.
    Additionally, Kennedy Wilson records its investments in commingled funds it manages and sponsors (the "Funds") that are investment companies under ASC Topic 946, Financial Services - Investment Companies, based upon the net assets that would be allocated to its interests in the Funds assuming the Funds were to liquidate their investments at fair value as of the reporting date. Thus, the Funds reflect their investments at fair value, with unrealized gains and losses resulting from changes in fair value reflected in their earnings.
Performance allocations or carried interest are allocated to the general partner, special limited partner or asset manager of Kennedy Wilson's real estate funds based on the cumulative performance of the fund and are subject to preferred return thresholds of the limited partners. At the end of each reporting period, Kennedy Wilson calculates the performance allocation that would be due as if the fair value of the underlying investments were realized as of such date, irrespective of whether such amounts have been realized. As the fair value of underlying investments varies between reporting periods, it is necessary to make adjustments to amounts recorded as performance allocation to reflect either (a) positive performance resulting in an increase in the performance allocation to the general partner or asset manager or (b) negative performance that would cause the amount due to Kennedy Wilson to be less than the amount previously recorded as income from unconsolidated investments, resulting in a negative adjustment to performance allocations to the general partner or asset manager. As of March 31, 2024, the Company has $60.9 million of accrued performance allocations recorded to unconsolidated investments that are subject to future adjustments based on the underlying performance of investments.

    The Company has concluded that performance allocations to the Company from equity method investments, based on cumulative performance to-date, represent carried interests. Consequently, in following the guidance set forth in ASC Topic 606 and ASC Topic 323, these allocations are included as a component of the total income from unconsolidated investments in the accompanying consolidated statements of income.
Performance allocation compensation is recorded in the same period that the related performance allocations are recorded and can be reversed during periods when there is a reversal of performance allocations that were previously recorded. As of March 31, 2024 and December 31, 2023, the Company has $17.1 million and $22.8 million of accrued performance allocation compensation recorded to accrued expenses and other liabilities that are subject to future adjustments based on the underlying performance of investments.

    FAIR VALUE MEASUREMENTS — Kennedy Wilson accounts for fair value measurements of financial assets and financial liabilities and for fair value measurements of non-financial items that are recorded or disclosed at fair value in the financial statements on a recurring basis under the provisions of ASC Topic 820, Fair Value Measurement. ASC Topic 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When estimating fair value in the absence of an orderly transaction between market participants, valuations of real estate are based on management estimates of the real estate assets using income and market approaches. The indebtedness securing the real estate and the investments in debt securities are valued, in part, based on third party valuations and management estimates also using an income approach. The use of different market assumptions or estimation methodologies may have a material impact on the estimated fair value amounts.
    FAIR VALUE OF FINANCIAL INSTRUMENTS — The estimated fair value of financial instruments is determined using available market information and appropriate valuation methodologies. Considerable judgment, is necessary, however, to interpret market data and develop the related estimates of fair value. Accordingly, the estimates presented herein are not

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
necessarily indicative of the amounts that could be realized upon disposition of the financial instruments. The use of different market assumptions or estimation methodologies may have a material impact on the estimated fair value amounts.

    FOREIGN CURRENCIES — The financial statements of Kennedy Wilson's subsidiaries located outside the United States are measured using the local currency as this is their functional currency. The assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date, and income and expenses are translated at the average monthly rate. The foreign currencies include the euro and the British pound sterling. Cumulative translation adjustments, to the extent not included in cumulative net income, are included in the consolidated statement of equity as a component of accumulated other comprehensive income.
    Investment level debt is generally incurred in local currencies. Fluctuations in foreign exchanges rates may have a significant impact on the results of the Company's operations. In order to manage currency fluctuations, Kennedy Wilson entered into currency derivative contracts to manage its exposure to currency fluctuations between its functional currency (U.S. dollar) and the functional currency (euro and the British pound) of certain of its wholly-owned and consolidated subsidiaries. KWE has also entered into currency derivative contracts to manage its exposure to euro to British pound currency fluctuations. See Note 5 for a more detailed discussion of Kennedy Wilson's currency derivative contracts.
LONG-LIVED ASSETS — Kennedy Wilson reviews its long-lived assets (excluding goodwill) whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with ASC Subtopic 360-10, Property, Plant and Equipment. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. If certain criteria are met, assets to be disposed of are presented separately in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell and are no longer depreciated. The assets and liabilities of the assets to be disposed of are classified as held for sale and would be presented separately in the appropriate asset and liability sections of the balance sheet.
    RECENT ACCOUNTING PRONOUNCEMENTS
    For information regarding accounting standards that the Company adopted during the periods presented, see note 2 of the notes to the consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2023. The Company did not adopt any new accounting standards during the three months ended March 31, 2024.
    The FASB did not issue any other ASUs during the first three months of 2024 that the Company expects to be applicable and have a material impact on the Company's financial position or results of operations.
NOTE 3—REAL ESTATE AND IN-PLACE LEASE VALUE
    The following table summarizes Kennedy Wilson's investment in consolidated real estate properties at March 31, 2024 and December 31, 2023:

	March 31,	December 31,
(Dollars in millions)	2024	2023
Land	$1,273.9	$1,328.3
Buildings	3,503.2	3,679.1
Building improvements	478.7	511.3
In-place lease values	253.7	276.4
	5,509.5	5,795.1
Less accumulated depreciation and amortization	(906.0)	(957.8)
Real estate and acquired in place lease values, net of accumulated depreciation and amortization	$4,603.5	$4,837.3
    Real property, including land, buildings, and building improvements are included in real estate and are generally stated at cost. Buildings and building improvements are depreciated on a straight-line method over their estimated lives not to exceed 40 years. Acquired in-place lease values are recorded at their estimated fair value and depreciated over their respective weighted-average lease term which was 7.1 years at March 31, 2024.

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
    Consolidated Acquisitions
The purchase of property is recorded to land, buildings, building improvements, and intangible lease value (including the value of above-market and below-market leases, acquired in-place lease values, and tenant relationships, if any) based on their respective estimated relative fair values. The purchase price generally approximates the fair value of the properties as acquisitions are transacted with willing third-party sellers.
During the three months ended March 31, 2024, Kennedy Wilson did not acquire any consolidated properties.
    Gain on Sale of Real Estate, Net
During the three months ended March 31, 2024, Kennedy Wilson recognized gains on sale of real estate, net of $106.4 million. These gains were primarily due to (i) the Company's sale of the Shelbourne hotel located in Dublin, Ireland, resulting in a gain of $99.1 million; (ii) the sale of a building that is a part of a larger office park resulting in a gain of $21.6 million; and (iii) the remainder of gain on sale of real estate relates to the sale of non-core retail in the United Kingdom. The gain on sale of real estate, net includes an impairment loss of $14.3 million relating to non-core office and retail buildings in the United Kingdom and Spain that were marketed for sale during such period.
During the three months ended March 31, 2023, Kennedy Wilson recognized gains on sale of real estate, net of $19.2 million from the sale of one non-core retail asset in Southern California, six non-core retail assets in the United Kingdom, one residential asset in Hawaii, and one non-core Ireland office asset. The gains on sale of real estate, net include an impairment loss of $6.2 million relating to non-core retail buildings in the United Kingdom and a non-core retail property in the Western United States that are being marketed for sale.
    Leases
    The Company leases its operating properties to customers under agreements that are classified as operating leases. The total minimum lease payments provided for under the leases are recognized on a straight-line basis over the lease term unless circumstances indicate revenue should be recognized on a cash basis. The majority of the Company's rental expenses, including common area maintenance and real estate taxes and insurance on commercial properties, are recovered from the Company's tenants. The Company records amounts reimbursed by customers in the period that the applicable expenses are incurred, which is generally ratably throughout the term of the lease. The reimbursements are recognized in rental income in the consolidated statements of operations as the Company is the primary obligor with respect to purchasing and selecting goods and services from third-party vendors and bearing the associated credit risk.
    The following table summarizes the minimum lease payments due from the Company's customers on leases with lease periods greater than one year at March 31, 2024:

(Dollars in millions)	Minimum
Rental Revenues(1)
2024 (remainder)	$81.3
2025	104.0
2026	101.6
2027	84.9
2028	67.9
Thereafter	164.6
Total	$604.3
(1) These amounts do not reflect future rental revenues from the renewal or replacement of existing leases, rental increases that are not fixed and exclude reimbursements of rental expenses.

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
NOTE 4—UNCONSOLIDATED INVESTMENTS
    Kennedy Wilson has a number of joint venture interests including commingled funds and separate accounts, generally ranging from 5% to 50%, that were formed to acquire, manage, develop, service and/or sell real estate. Kennedy Wilson has significant influence over these entities, but not control. Accordingly, these investments are accounted for under the equity method.
Joint Venture and Fund Holdings
The following table details Kennedy Wilson's investments in joint ventures by investment type and geographic location as of March 31, 2024:

(Dollars in millions)	Multifamily	Commercial	Hotel	Funds	Residential and Other	Total
Western U.S.	$817.2	$69.3	$253.9	$84.7	$175.6	$1,400.7
Ireland	312.6	149.8	—	5.3	—	467.7
United Kingdom	—	139.8	—	31.0	20.4	191.2
Total	$1,129.8	$358.9	$253.9	$121.0	$196.0	$2,059.6
    The following table details Kennedy Wilson's investments in joint ventures by investment type and geographic location as of December 31, 2023:

(Dollars in millions)	Multifamily	Commercial	Hotel	Funds	Residential and Other	Total
Western U.S.	$820.9	$71.6	$253.0	$96.2	$156.2	$1,397.9
Ireland	313.8	158.7	—	5.4	—	477.9
United Kingdom	—	139.8	—	31.5	22.0	193.3
Total	$1,134.7	$370.1	$253.0	$133.1	$178.2	$2,069.1
    During the three months ended March 31, 2024, the change in unconsolidated investments primarily relates to $28.2 million of contributions to new and existing unconsolidated investments primarily for capital calls for development at Kona Village Resort and Cooper's Cross and new commingled fund in the Western United States, $16.7 million of distributions from unconsolidated investments, $6.7 million of losses from unconsolidated investments (which includes fair value movements), and a $14.0 million decrease related to other items, which primarily related to foreign exchange movements. Please see below for additional details.
    As of March 31, 2024 and December 31, 2023, $1,917.6 million and $1,927.0 million, respectively, of unconsolidated investments were accounted for under fair value. See Note 5 for more detail.
Distributions from Joint Ventures
    The following table details cash distributions by investment type and geographic location for the three months ended March 31, 2024:

	Multifamily		Commercial		Funds		Residential and Other		Total
(Dollars in millions)	Operating	Investing	Operating	Investing	Operating	Investing	Operating	Investing	Operating	Investing
Western U.S.	$8.7	$1.6	$1.8	$—	$—	$—	$0.2	$1.1	$10.7	$2.7
Ireland	2.0	—	0.9	—	—	—	—	—	2.9	—
United Kingdom	—	—	—	—	—	—	0.4	—	0.4	—
Total	$10.7	$1.6	$2.7	$—	$—	$—	$0.6	$1.1	$14.0	$2.7
    Operating distributions resulted from operating cash flow generated by the joint venture investments that have been distributed to the Company. Investing distributions related to conversions of VHH properties from development to operating and the redemption of an interest in a hedge fund investment.
(Loss) Income from Unconsolidated Investments

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
    The following table presents (loss) income from unconsolidated investments recorded by Kennedy Wilson during the three and three months ended March 31, 2024 and 2023:

	Three Months Ended March 31,
(Dollars in millions)	2024	2023
Income from unconsolidated investments - operating performance	$7.8	$14.0
Income from unconsolidated investments - fair value	1.9	2.4
Loss from unconsolidated investments - performance allocations	(16.4)	(10.7)
	$(6.7)	$5.7

During the three months ended March 31, 2024, the Company recorded fair value increases from non-cash fair value gains relating to the completion of a merger by the entity that holds the Company's ownership interest in Zonda. Zonda is a technology based real estate business that offers residential construction data providing insights and solutions for leaders in the home building industry. This fair value gain was offset by non-cash fair value losses on: (i) office properties in Western United States, Ireland and United Kingdom due to cap rate expansion and (ii) non-cash fair value losses on mortgage debt as previous non-cash fair value gains unwind as loans move closer to their respective maturity dates.

During the three months ended March 31, 2024, the Company recorded a $16.4 million decrease in the accrual for performance allocations primarily related to the fair value decreases that we recorded with respect to office properties in one of our Western United States commingled funds as described above.

During the three months ended March 31, 2023, we recorded fair value increases with respect to: (i) recorded fair value increases with respect to our investment in Vintage Housing Holdings ("VHH") (our affordable rate multifamily platform) due to gains on the conversion of the status of one of VHH’s largest properties from development to operating and gains associated with the conversion of the loan secured by such property from a floating rate construction loan to a long-term fixed rate mortgage (the rate of which was set in 2019); (ii) recorded fair value increases on certain of our development projects located in Dublin, Ireland as we are near completion in such projects; and (iii) foreign exchange movements, net of any foreign exchange hedges as the euro and pound sterling strengthened against the dollar. These fair value increases were offset by (i) certain office properties in one of our existing commingled funds due to cap rate expansion, which also led to us recording a decrease of the accrued performance allocations with respect to such fund as discussed below; (ii) certain market rate multifamily properties in the Western United States and Ireland and our European industrial assets because of increased interest rates leading to cap rate expansion; (iii) certain secured mortgage debt and interest rate derivatives due to a slight decline in the equivalent fixed rates and time decay in the current period.

During the three months ended March 31, 2023, we recorded a $10.7 million decrease in the accrual for performance allocations primarily related to the fair value decreases that we recorded with respect to one of our commingled funds as described above. These decreases were offset by an increase in performance allocations on our European commingled fund due to the increase in value associated with an investment held by such fund. There is no performance allocation structure that we benefit from with respect to our investment in VHH.

Vintage Housing Holdings
    As of March 31, 2024 and December 31, 2023, the carrying value of the Company's investment in VHH was $285.0 million and $285.9 million, respectively. For the three months ended March 31, 2024 VHH had distributions of $3.8 million and equity income pickup of $3.2 million which, included $0.7 million relating to fair value adjustments.
Capital Commitments
    As of March 31, 2024, Kennedy Wilson had unfulfilled capital commitments totaling $178.2 million to eight of its unconsolidated joint ventures, including $64.5 million relating to four closed-end funds managed by Kennedy Wilson, under the respective operating agreements. The Company may be called upon to contribute additional capital to joint ventures in satisfaction of such capital commitment obligations.

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
NOTE 5—FAIR VALUE MEASUREMENTS AND THE FAIR VALUE OPTION
    The following table presents fair value measurements (including items that are required to be measured at fair value and items for which the fair value option has been elected) as of March 31, 2024:

(Dollars in millions)	Level 1	Level 2	Level 3	Total
Unconsolidated investments	$—	$—	$1,917.6	$1,917.6
Net currency derivative contracts	—	(13.1)	—	(13.1)
Total	$—	$(13.1)	$1,917.6	$1,904.5
    The following table presents fair value measurements (including items that are required to be measured at fair value and items for which the fair value option has been elected) as of December 31, 2023:

(Dollars in millions)	Level 1	Level 2	Level 3	Total
Unconsolidated investments	$—	$—	$1,927.0	$1,927.0
Net currency derivative contracts	—	(23.7)	—	(23.7)
Total	$—	$(23.7)	$1,927.0	$1,903.3
Unconsolidated Investments
    Kennedy Wilson elected to use the fair value option for 72 unconsolidated investments to more accurately reflect the timing of the value created in the underlying investments and report those results in current operations. Kennedy Wilson's investment balance in the FV Option investments was $1,803.0 million and $1,793.9 million at March 31, 2024 and December 31, 2023, respectively, which is included in unconsolidated investments in the accompanying balance sheets.
    Additionally, Kennedy Wilson records its investments in the Funds based upon the net assets that would be allocated to its interests in the Funds, assuming the Funds were to liquidate their investments at fair value as of the reporting date. Kennedy Wilson’s investment balance in the Funds was $114.6 million and $133.1 million at March 31, 2024 and December 31, 2023, respectively, which is included in unconsolidated investments on the accompanying consolidated balance sheets. See Note 4 for more information on the fluctuations for these investments.
    In estimating fair value of real estate held by the Funds and the 72 FV Option investments, the Company considers significant unobservable inputs to be the capitalization and discount rates.
The following table presents changes in Level 3 investments in Funds and FV Options for the three months ended March 31, 2024 and 2023:

	Three Months Ended March 31,
(Dollars in millions)	2024	2023
Beginning balance	$1,927.0	$2,093.7
Unrealized and realized gains	39.4	56.6
Unrealized and realized losses	(51.0)	(56.4)
Contributions	27.9	50.7
Distributions	(13.0)	(30.1)
Foreign exchange	(12.0)	11.3
Other	(0.7)	(0.3)
Ending balance	$1,917.6	$2,125.5
Unobservable Inputs for Real Estate
The Company accounts for a number of unconsolidated investments under fair value, the accuracy of estimating fair value cannot be determined with precision and cannot be substantiated by comparison to quoted prices in active markets and may not be realized in a current sale or immediate settlement of the asset or liability. Recently, there has also been a lack of liquidity in the capital markets as well as limited transactions which has had impact on the inputs associated with fair values.

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
Additionally, there are inherent uncertainties in any fair value measurement technique, and changes in the underlying assumptions used, including market-derived estimated capitalization rates, discount rates, liquidity risks, and estimates of future cash flows could significantly affect the fair value measurement amounts. All valuations of real estate involve subjective judgments.
Ongoing macroeconomic conditions, such as, but not limited to, elevated levels of inflation and interest rates, banks' ability and willingness to lend, recent adverse developments affecting regional banks and other financial institutions, currency fluctuations and the ongoing military conflicts around the world, continue to fuel recessionary fears and create volatility in our business results and operations. Any prolonged downturn in the financial markets or a recession, either globally or locally in the United States or in other countries in which we conduct business, could impact the fair value of investments held by the Company. As a result of the rapid development, fluidity and uncertainty surrounding these situations, the Company expects that information with respect to fair value measurement may change, potentially significantly, going forward and may not be indicative of the actual impact on our business, operations, cash flows and financial condition for the three months ended March 31, 2024 and future periods.
In determining estimated fair market values, the Company utilizes two approaches to value real estate, a discounted cash flow analysis and direct capitalization approach.
Discounted cash flow models estimate future cash flows from a buyer's perspective (including terminal values) and compute a present value using a market discount rate. The holding period in the analysis is typically ten years. This is consistent with how market participants often estimate values in connection with buying real estate but these holding periods can be shorter depending on the life of the structure an investment is held within. The cash flows include a projection of the net sales proceeds at the end of the holding period, computed using a market reversionary capitalization rate.
Under the direct capitalization approach, the Company applies a market derived capitalization rate to current and future income streams with appropriate adjustments for tenant vacancies or rent-free periods. These capitalization rates and future income streams are derived from comparable property and leasing transactions and are considered to be key inputs in the valuation. Other factors that are taken into consideration include tenancy details, planning, building and environmental factors that might affect the property.
The Company also utilizes valuations from independent real estate appraisal firms on some of its investments ("appraised valuations"), with certain investment structures requiring appraised valuations periodically (typically annually). All appraised valuations are reviewed and approved by the Company.
The table below describes the range of unobservable inputs for real estate assets as of March 31, 2024:

Estimated Rates Used for
		Capitalization Rates	Discount Rates
Multifamily	Income approach - discounted cash flow	5.00% —7.20%	6.50% — 9.70%
	Income approach - direct capitalization	4.30% — 5.80%	N/A
Office	Income approach - discounted cash flow	5.20% — 7.50%	7.30% — 9.30%
	Income approach - direct capitalization	4.50% — 9.30%	N/A
Industrial	Income approach - discounted cash flow	5.00% — 6.30%	6.30% — 7.80%
	Income approach - direct capitalization	4.00% — 9.00%	N/A
Retail	Income approach - discounted cash flow	6.50%	8.30%
Hotel	Income approach - discounted cash flow	6.00%	8.30%
    In valuing indebtedness, the Company considers significant inputs such as the term of the debt, value of collateral, credit quality of investment entities and market interest rates and spreads as well as market loan-to-value ratios relative to the Company's debt instruments. The credit spreads used by Kennedy Wilson to value floating rate indebtedness range from 2.00% to 4.60%, while the market rates used to value fixed rate indebtedness range from 4.6% to 9.3%.
    There is no active secondary market for the Company's development projects and no readily available market value given the uncertainty of the amount and timing of future cash flows. Accordingly, its determination of fair value of its development projects requires judgment and extensive use of estimates. Therefore, the Company typically uses investment cost

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
as the estimated fair value until future cash flows become more predictable. Additionally, the fair value of its development projects may differ significantly from the values that would have been used had a ready market existed for such investments and may differ materially from the values that the Company may ultimately realize. If the Company were required to liquidate an investment in a forced or liquidation sale, it could realize significantly less than the value at which the Company have recorded it. In addition, changes in the market environment and other events that may occur over the life of the investments may cause the gains or losses ultimately realized on these investments to be different than the unrealized gains or losses reflected in the currently assigned valuations.
Currency Derivative Contracts
    Kennedy Wilson uses foreign currency derivative contracts such as forward contracts and options to manage its foreign currency risk exposure against the effects of a portion of its certain non-U.S. dollar denominated currency net investments. Foreign currency options are valued using a variant of the Black-Scholes model tailored for currency derivatives and the foreign currency forward contracts are valued based on the difference between the contract rate and the forward rate at maturity of the underlying currency applied to the notional value in the underlying currency discounted at a market rate for similar risks. Although the Company has determined that the majority of the inputs used to value its currency derivative contracts fall within Level 2 of the fair value hierarchy, the counterparty risk adjustments associated with the currency derivative contracts utilize Level 3 inputs. However, as of March 31, 2024, Kennedy Wilson assessed the significance of the impact of the counterparty valuation adjustments on the overall valuation of its derivative positions and determined that the counterparty valuation adjustments are not significant to the overall valuation of its derivative. As a result, the Company has determined that its derivative valuation in its entirety be classified in Level 2 of the fair value hierarchy.
     Changes in fair value are recorded in other comprehensive income (loss) on the accompanying consolidated statements of comprehensive income as the portion of the currency forward and option contracts used to hedge currency exposure of its certain consolidated subsidiaries qualifies as a net investment hedge under ASC Topic 815, Derivatives and Hedging. Changes in fair value on hedges associated with investments that are held at fair value are recorded through principal co-investments within income from unconsolidated investments. The Company has elected to amortize the spot to forward difference ("forward points") to interest expense over the contractual life of the hedges. On hedges associated with fair value investments the forward point amortization to interest expense is recorded as a component of principal co-investments.
    The fair value of the currency derivative contracts held as of March 31, 2024 and December 31, 2023 are reported in other assets for hedge assets and included in accrued expenses and other liabilities for hedge liabilities on the accompanying consolidated balance sheets.
    The table below details the currency derivative contracts Kennedy Wilson held as of March 31, 2024 and the activity during the three months ended March 31, 2024.

(Dollars, Euros and British Pound Sterling in millions)			March 31, 2024		Three Months Ended March 31, 2024
Currency Hedged	Underlying Currency	Notional	Hedge Assets	Hedge Liabilities	OCI Gains (Losses)		Income Statement Gains	Interest Expense	Cash Received
Outstanding
EUR	USD	€287.5	$4.4	$(12.9)	$0.2		$6.0	$1.1	$—
EUR(1)	GBP	€40.0	—	(1.2)	(0.8)		—	—	—
EUR(1)(2)	GBP	€475.0	—	—	7.8		—	—	—
GBP	USD	£475.0	11.3	(14.7)	3.7		0.5	0.4	—
Total Outstanding			15.7	(28.8)	10.9		6.5	1.5	—

Settled
GBP	USD		—	—	(0.2)		—	0.1	0.3
Total Settled			—	—	(0.2)		—	0.1	0.3
Total			$15.7	$(28.8)	$10.7	(3)	$6.5	$1.6	$0.3
(1) Hedge is held by KWE on its wholly-owned subsidiaries.

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
(2) Relates to KWE's Euro Medium Term Note. See discussion in Note 10.
(3) Excludes deferred tax expense of $0.8 million relating to activity for the three months ended March 31, 2024. Also excludes $0.7 million of hedge gains and $0.6 million of deferred tax expense that were reclassified out of other comprehensive income.

    The gains recorded through other comprehensive income (loss) will remain in accumulated other comprehensive income (loss) until the underlying investments that they were hedging are substantially liquidated by Kennedy Wilson. During the three months ended March 31, 2024, the Company reclassified a loss of $8.7 million from other comprehensive income to gain on sale of real estate relating to the sale of the Shelbourne hotel which consisted of $9.5 million loss associated with foreign currency translation adjustments and a $0.8 million gain on hedges that had been previously recognized to other comprehensive income.
The currency derivative contracts discussed above are offset by foreign currency translation of the Company's foreign net assets. For the three months ended March 31, 2024, Kennedy Wilson had a gross foreign currency translation loss on its net assets of $17.4 million. As of March 31, 2024, the Company has hedged 96% of the net asset carrying value of its euro denominated investments and 93% of the net asset carrying value of its GBP denominated investments. See Note 11 for a complete discussion on other comprehensive income including currency derivative contracts and foreign currency translations.

Interest Rate Swaps and Caps

    The Company has interest rate swaps and caps to hedge its exposure to rising interest rates. Changes in the value of interest rate swaps and caps that are undesignated are recorded to other income and had fair value gains of $9.7 million for the three months ended March 31, 2024. Some of the Company's unconsolidated investments have interest rate caps, which resulted in a $2.3 million gain recorded in principal co-investments. Changes in the value of interest rate swaps and caps that are undesignated are recorded to other income and had fair value losses of $2.9 million for the three months ended March 31, 2023. Some of the Company's unconsolidated investments have interest rate caps, which resulted in a $3.1 million loss through principal co-investments for the three months ended March 31, 2023.
Fair Value of Financial Instruments
    The carrying amounts of cash and cash equivalents, accounts receivable including related party receivables, accounts payable, accrued expenses and other liabilities, accrued salaries and benefits, and deferred and accrued income taxes approximate fair value due to their short-term maturities. The carrying value of loans (excluding related party loans as they are presumed not to be an arm’s length transaction) approximates fair value as the terms are similar to loans with similar characteristics available in the market.
    Debt liabilities are accounted for at face value plus net unamortized debt premiums/discounts and any fair value adjustments as part of business combinations. The fair value as of March 31, 2024 and December 31, 2023 for the mortgage debt, Kennedy Wilson unsecured debt, and KWE unsecured bonds were estimated to be approximately $4.8 billion and $4.8 billion, respectively, based on a comparison of the yield that would be required in a current transaction, taking into consideration the risk of the underlying collateral and the Company's credit risk to the current yield of a similar security, compared to their carrying value of $5.3 billion and $5.3 billion at March 31, 2024 and December 31, 2023, respectively. The inputs used to value the Company's mortgage debt, Kennedy Wilson unsecured debt, and KWE unsecured bonds are based on observable inputs for similar assets and quoted prices in markets that are not active and are therefore determined to be Level 2 inputs.
NOTE 6—LOANS
The global debt platform consists of two groups: our construction lending portfolio, which was established with the acquisition of pool of construction loans from Pacific Western Bank in the second quarter of 2023 and our bridge loan portfolio.
The construction lending portfolio has a current outstanding balance of $2.6 billion (Kennedy Wilson share of $126.0 million), not including the 4.5% discount on gross commitment amounts from the time of purchase. As of March 31, 2024, we had unfulfilled capital commitments totaling $92.2 million to our loan portfolio.

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
The Company has loan purchases and originations of $250.4 million and $247.2 million at March 31, 2024 and December 31, 2023, respectively. For the three months ended March 31, 2024 and 2023, the Company had loan income of $8.1 million and $3.7 million, respectively. For the three months ended March 31, 2024, the Company recorded a $5.6 million credit loss reserve through other income with no comparable activity in the prior period. See Note 2 for more detail on CECL reserves.
NOTE 7—OTHER ASSETS
    Other assets consist of the following:

(Dollars in millions)	March 31, 2024	December 31, 2023
Straight line rent receivable	$42.8	$45.8
Interest rate caps and swaps	27.2	29.0
Goodwill	23.9	23.9
Hedge assets	15.7	13.3
Prepaid expenses	13.6	13.1
Deferred taxes, net	9.3	10.0
Right of use asset, net	8.7	8.9
Leasing commissions, net of accumulated amortization of $12.5 and $13.4 at March 31, 2024 and December 31, 2023, respectively	8.1	9.0
Furniture and equipment net of accumulated depreciation of $21.2 and $30.8 at March 31, 2024 and December 31, 2023, respectively	5.9	7.0
Above-market leases, net of accumulated amortization of $40.6 and $42.4 at March 31, 2024 and December 31, 2023, respectively	2.1	2.5
Other	25.1	25.0
Other Assets	$182.4	$187.5

Right of use asset, net

    The Company, as a lessee, has three office leases and two ground leases, which qualify as operating leases, with remaining lease terms of 2 to 235 years. The payments associated with office space leases have been discounted using the Company's incremental borrowing rate which is based on collateralized interest rates in the market and risk profile of the associated lease. For ground leases the rate implicit in the lease was used to determine the right of use asset.

    The following table summarizes the fixed, future minimum rental payments, excluding variable costs, which are discounted to calculate the right of use asset and related lease liability for its operating leases in which we are the lessee:

(Dollars in millions)	Minimum
Rental Payments
2024 (remainder)	$0.8
2025	1.0
2026	1.3
2027	1.4
2028	1.3
Thereafter	30.8
Total undiscounted rental payments	36.6
Less imputed interest	(28.0)
Right of use asset, net	$8.6

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
NOTE 8—MORTGAGE DEBT
    The following table details mortgage debt secured by Kennedy Wilson's consolidated properties as of March 31, 2024 and December 31, 2023:

(Dollars in millions)		Carrying amount of mortgage debt as of (1)
Mortgage Debt by Product Type	Region	March 31, 2024	December 31, 2023
Multifamily(1)	Western U.S.	$1,744.4	$1,711.0
Commercial(1)	United Kingdom	476.2	509.9
Commercial(1)	Ireland	329.8	337.8
Commercial	Western U.S.	199.0	258.2
Commercial	Spain	36.8	37.7
Mortgage debt (excluding loan fees)(1)		2,786.2	2,854.6
Unamortized loan fees		(13.1)	(13.7)
Total Mortgage Debt		$2,773.1	$2,840.9
(1) The mortgage debt balances include unamortized debt discount. Debt discount represents the difference between the fair value of debt and the principal value of debt assumed in various acquisitions and are amortized as an increase of interest expense for discounts and a reduction of interest expense for premiums over the remaining term of the related debt in a manner that approximates the effective interest method. The unamortized loan discount as of March 31, 2024 and December 31, 2023 was $1.3 million and $1.0 million, respectively.
    The Company's mortgage debt had a weighted average interest rate of 5.18% per annum as of March 31, 2024 and 5.10% as of December 31, 2023. Including the impact of the interest rate hedging strategy deployed by the Company through the use of interest rate caps and swaps, the weighted average effective interest rate is 4.5% as of March 31, 2024 and December 31, 2023. Additionally, the Company has recorded fair value movements and interest expense savings as the value of the interest rate caps and swaps have increased with rising interest rates. See Interest Rate Caps and Swaps in Note 5 for more detail. As of March 31, 2024, 64% of Kennedy Wilson's property level debt was fixed rate, 33% was floating rate with interest caps and swaps and 3% was floating rate without interest caps and swaps, compared to 65% of Kennedy Wilson's consolidated property level debt was fixed rate, 35% was floating rate with interest caps and swaps and 0% was floating rate without interest caps and swaps, as of December 31, 2023. The weighted average strike price on caps and maturity of Kennedy Wilson's variable rate mortgage debt is 2.63% and approximately 1.4 years, respectively, as of March 31, 2024.
Mortgage Loan Transactions and Maturities
    During the three months ended March 31, 2024, the Company had one loan that was refinanced with a new loan and had two principal pay downs on debt facilities from proceeds from asset sales.
The Company is current on all payments (principal and interest) for its consolidated mortgages. As of March 31, 2024, the Company was in compliance with all of its covenants (financial and otherwise) that are contained in its consolidated mortgages other than with respect to one mortgage loan. The Company was out of compliance with an interest coverage covenant in one of its non-recourse mortgage loans, representing 1% of its total mortgage debt. The Company and Lender have agreed to terms, including, but not limited to, waiving the covenant upon the Company’s funding of approximately $1 million into an interest reserve account. The Company expects to have the waiver finalized during the second quarter of 2024.
    The aggregate maturities of mortgage loans as of March 31, 2024, including amortization and the effects of any extension options. In certain cases, extension options will only be granted after meeting certain lender loan covenants.

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

(Dollars in millions)	Aggregate Maturities
2024 (remainder)(1)	$79.3
2025	172.0
2026	659.1
2027	349.5
2028	340.3
Thereafter	1,187.3
2,787.5
Unamortized debt discount	(1.3)
Unamortized loan fees	(13.1)
Total Mortgage Debt	$2,773.1
(1) The Company is actively negotiating loan extensions and refinances with lenders on these loans.
    As of March 31, 2024, except as discussed above, the Company was in compliance with all financial mortgage debt covenants.
NOTE 9—KW UNSECURED DEBT
    The following table details KW unsecured debt as of March 31, 2024 and December 31, 2023:

(Dollars in millions)	March 31, 2024	December 31, 2023
Credit facility	$247.9	$150.4
Senior notes(1):
2029 Notes	601.5	601.5
2030 Notes	600.0	600.0
2031 Notes	601.6	601.6
KW unsecured debt	2,051.0	1,953.5
Unamortized loan fees	(18.5)	(19.2)
Total KW Unsecured Debt	$2,032.5	$1,934.3
(1) The senior notes balances include unamortized debt premiums. Debt premiums represent the difference between the fair value of debt and the principal value of debt issued and is amortized into interest expense over the remaining term of the related debt in a manner that approximates the effective interest method. The unamortized debt premium as of March 31, 2024 and December 31, 2023 was $3.1 million and $3.1 million, respectively.

Borrowings Under Credit Facilities

    On March 25, 2020, the Kennedy-Wilson, Inc., a wholly-owned subsidiary of the Company (the "Borrower"), the Company and certain of the Company's subsidiaries entered into that certain Second Amended and Restated Credit Agreement (the "Credit Agreement", and the $500 million revolving line of credit thereunder, the "Second A&R Facility") with Bank of America, N.A., as administrative agent, and the lenders and letter of credit issuers party thereto. On June 12, 2023, the Borrower, the Company, and certain of the Company’s subsidiaries entered into the Second Amendment to the Second A&R Facility (the "Second Amendment"). Pursuant to the terms of the Second Amendment, the LIBOR-based interest rate applicable to borrowings under the Second A&R Facility was replaced with a SOFR-based interest rate, subject to adjustment as specified in the Second Amendment. Loans under the Second A&R Facility bear interest at a rate equal to Daily SOFR or Term SOFR plus an applicable rate between 1.75% and 2.50%, depending on the consolidated leverage ratio as of the applicable measurement date. The Second A&R Facility has a maturity date of September 25, 2024. Subject to certain conditions precedent and at the Borrower's option, the maturity date of the Second A&R Facility may be extended by six months.
    The Second A&R Facility has certain covenants as set forth in the Credit Agreement that, among other things, limit the Company and certain of its subsidiaries’ ability to incur additional indebtedness, pay dividends or make distributions to stockholders, repurchase capital stock or debt, make investments, sell assets or subsidiary stock, create or permit liens, engage in transactions with affiliates, enter into sale/leaseback transactions, issue subsidiary equity and enter into consolidations or mergers. The Credit Agreement requires the Company to maintain (i) a maximum consolidated leverage ratio (as defined in the

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
Credit Agreement) of not greater than 65%, measured as of the last day of each fiscal quarter, (ii) a minimum fixed charge coverage ratio (as defined in the Credit Agreement) of not less than 1.70 to 1.00, measured as of the last day of each fiscal quarter for the period of four full fiscal quarters then ended, (iii) a minimum consolidated tangible net worth equal to or greater than the sum of $1,700,000,000 plus an amount equal to fifty percent (50%) of net equity proceeds received by the Company after the date of the most recent financial statements that are available as of March 25, 2020, measured as of the last day of each fiscal quarter, (iv) a maximum recourse leverage ratio (as defined in the Credit Agreement) of not greater than an amount equal to consolidated tangible net worth as of the measurement date multiplied by 1.5, measured as of the last day of each fiscal quarter, (v) a maximum secured recourse leverage ratio (as defined in the Credit Agreement) of not greater than an amount equal to 3.5% of consolidated total asset value (as defined in the Credit Agreement) and $299,000,000, (vi) a maximum adjusted secured leverage ratio (as defined in the Credit Agreement) of not greater than 55%, measured as of the last day of each fiscal quarter, and (vii) liquidity (as defined in the Credit Agreement) of at least $75.0 million. As of March 31, 2024, the Company was in compliance with these covenants.
    As of March 31, 2024, the Second A&R Facility had $247.9 million outstanding with $252.1 million available to be drawn. The Company paid down the Second A&R Facility by $60.0 million in April 2024.
    The average outstanding borrowings under the Second A&R Facility was $211.3 million during the three months ended March 31, 2024.
Senior Notes
On February 11, 2021, Kennedy-Wilson, Inc. ("KWI"), as issuer, issued $500.0 million aggregate principal amount of 4.750% senior notes due 2029 (the “2029 notes”) and $500.0 million aggregate principal amount of 5.000% senior notes due 2031 (the “2031 notes” and, together with the 2029 notes, the “initial notes”). On March 15, 2021, KWI issued an additional $100 million aggregate principal of the 2029 notes and an additional $100 million of the 2031 notes. These additional notes were issued as "additional notes" under the indentures pursuant to which KWI previously issued 2029 notes and the 2031 notes. On August 23, 2021, KWI issued $600.0 million aggregate principal amount of 4.750% senior notes due 2030 (the "2030 notes"). The notes are senior, unsecured obligations of KWI and are guaranteed by Kennedy-Wilson Holdings, Inc. and certain subsidiaries of KWI.

The notes accrue interest at a rate of 4.750% (in the case of the 2029 notes), 4.750% (in the case of the 2030 notes) and 5.000% (in the case of the 2031 notes) per annum, payable semi-annually in arrears on March 1 and September 1 of each year, beginning on September 1, 2021 for the 2029 notes and 2031 notes and March 1, 2022 for the 2030 notes. The notes will mature on March 1, 2029 (in the case of the 2029 notes), February 1, 2030 (in case of 2030 notes) and March 1, 2031 (in the case of the 2031 notes), in each case unless earlier repurchased or redeemed. At any time prior to March 1, 2024 (in the case of the 2029 notes), September 1, 2024 (in the case of the 2030 notes) or March 1, 2026 (in the case of the 2031 notes), KWI may redeem the notes of the applicable series, in whole or in part, at a redemption price equal to 100% of their principal amount, plus an applicable “make-whole” premium and accrued and unpaid interest, if any, to the redemption date. At any time and from time to time on or after March 1, 2024 (in the case of the 2029 notes), September 1, 2024 (in the case of the 2030 notes) or March 1, 2026 (in the case of the 2031 notes), KWI may redeem the notes of the applicable series, in whole or in part, at specified redemption prices set forth in the indenture governing the notes of the applicable series, plus accrued and unpaid interest, if any, to the redemption date. In addition, prior to March 1, 2024 (for 2029 notes and 2031 notes) and September 1, 2024 (for 2030 notes), KWI may redeem up to 40% of the notes of either series from the proceeds of certain equity offerings. No sinking fund will be provided for the notes. Upon the occurrence of certain change of control or termination of trading events, holders of the notes may require KWI to repurchase their notes for cash equal to 101% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.
The indentures governing the 2031 notes, 2030 notes, and 2029 notes contain various restrictive covenants, including, among others, limitations on the Company's ability and the ability of certain of the Company's subsidiaries to incur or guarantee additional indebtedness, make restricted payments, pay dividends or make any other distributions from restricted subsidiaries, redeem or repurchase capital stock, sell assets or subsidiary stocks, engage in transactions with affiliates, create or permit liens, enter into sale/leaseback transactions, and enter into consolidations or mergers. The indenture governing the 2031 notes, 2030 notes, and 2029 notes limit the ability of KWI and its restricted subsidiaries to incur additional indebtedness if, on the date of such incurrence and after giving effect to the new indebtedness, the maximum balance sheet leverage ratio (as defined in the indenture) is greater than 1.50 to 1.00, subject to certain exceptions. As of March 31, 2024, the maximum balance sheet leverage ratio was 1.28 to 1.00. See Note 15 for the guarantor and non-guarantor financial statements.

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
    As of March 31, 2024, the Company was in compliance with all financial covenants.
NOTE 10—KWE UNSECURED BONDS
    The following table details KWE unsecured bonds as of March 31, 2024 and December 31, 2023:

(Dollars in millions)	March 31, 2024	December 31, 2023
KWE Euro Medium Term Note Programme(1)	$511.9	$523.3
Unamortized loan fees	(0.4)	(0.5)
Total KWE Unsecured Bonds	$511.5	$522.8
(1) The KWE unsecured bonds balances include unamortized debt discounts. Debt discounts represent the difference between the fair value of debt at issuance and the principal value of debt and are amortized into interest expense over the remaining term of the related debt in a manner that approximates the effective interest method. The net unamortized discount as of March 31, 2024 and December 31, 2023 was $0.9 million and $1.0 million, respectively.
    As of March 31, 2024, KWE has senior unsecured notes for an aggregate principal amount of approximately $512.8 million (based on March 31, 2024 rates) (€475 million) (the "KWE Notes"). The KWE Notes were issued at a discount and have a carrying value of $511.9 million, with an annual fixed coupon of 3.25% and mature in November 2025.  As KWE invested proceeds from the KWE Notes to fund equity investments in euro denominated assets, KWE designated the KWE Notes as net investment hedges under ASC Topic 815. Subsequent fluctuations in foreign currency rates that impact the carrying value of the KWE Notes are recorded to accumulated other comprehensive income. During the three months ended March 31, 2024, Kennedy Wilson recorded a gain of $7.0 million in other comprehensive income due to the weakening of the euro against the GBP during the period.
    The trust deed that governs the bonds contains various restrictive covenants for KWE, including, among others, limitations on KWE’s and its material subsidiaries’ ability to provide certain negative pledges. The trust deed limits the ability of KWE and its subsidiaries to incur additional indebtedness if, on the date of such incurrence and after giving effect to the incurrence of the new indebtedness, (1) KWE’s consolidated net indebtedness (as defined in the trust deed) would exceed 60% of KWE’s total assets (as calculated pursuant to the terms of the trust deed); and (2) KWE’s consolidated secured indebtedness (as defined in the trust deed) would exceed 50% of KWE’s total assets (as calculated pursuant to the terms of the trust deed). The trust deed also requires KWE, as of each reporting date, to maintain an interest coverage ratio (as defined in the trust deed) of at least 1.50 to 1.00 and have unencumbered assets of no less than 125% of its unsecured indebtedness (as defined in the trust deed).
As of March 31, 2024, KWE was in compliance with these covenants.
NOTE 11—EQUITY
Preferred Stock
On June 16, 2023, the Company announced the issuance of its $200 million perpetual preferred stock to Fairfax. Under the terms of the agreement, Fairfax purchased $200 million in cumulative perpetual preferred stock carrying a 6.00% annual dividend rate and 7-year warrants for approximately 12.3 million common shares with an initial exercise price of $16.21 per share.

The preferred stock described above is callable by Kennedy Wilson at any time. The cumulative perpetual preferred stock is treated as permanent equity in accordance with ASC Topic 480, Distinguishing Liabilities from Equity.

At-the-Market Equity Offering Program

In May 2022, the Company established an at-the-market equity offering program (the “ATM Program”) pursuant to which it may issue and sell shares of the Company’s common stock having an aggregate gross sales price of up to $200.0 million in amounts and at times as the Company determines from time to time. During the three months ended March 31, 2024, the Company did not issue any shares under the ATM Program. The ATM program is available through the Company's current shelf registration which expires in March 2025 and the Company has $169.9 million of capacity remaining.

The Company has no obligation to sell any of such shares under its ATM Program. Actual sales will depend on a variety of factors to be determined by the Company from time to time, including, among others, market conditions, the trading

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
price of its common stock, the Company's determination of the appropriate sources of funding for the Company, and potential uses of funding available.

Dividend Distributions

Kennedy Wilson declared and paid the following cash distributions on its preferred and common stock:

	Three Months Ended March 31, 2024		Three Months Ended March 31, 2023
(Dollars in millions)	Declared	Paid	Declared	Paid
Preferred Stock	$10.9	$10.9	$7.9	$7.9
Common Stock(1)	33.1	34.1	33.4	35.6
(1) The difference between declared and paid is the amount accrued on the consolidated balance sheets.
Share-based Compensation
    During the three months ended March 31, 2024 and 2023, Kennedy Wilson recognized $5.2 million and $7.1 million of compensation expense, respectively, related to the amortization of grant date fair values of restricted stock grants.
Common Stock Repurchase Program
    On November 4, 2020, the Company's board of directors authorized an expansion of its existing $250.0 million share repurchase plan to $500 million. Repurchases under the program may be made in the open market, in privately negotiated transactions, through the net settlement of the Company’s restricted stock grants or otherwise, with the amount and timing of repurchases dependent on market conditions and subject to the company’s discretion.
    During the three months ended March 31, 2024, Kennedy Wilson repurchased and retired 882,454 shares on the open market for $7.5 million under the previous stock repurchase program for an average price of $8.50 per share. During the three months ended March 31, 2023, Kennedy Wilson did not repurchase any shares under the stock repurchase program. There is $115.3 million remaining under the stock repurchase program.
    Generally, upon vesting, the restricted stock granted to employees is net share-settled such that the Company will withhold shares with value equivalent to the employees’ minimum statutory obligation for the applicable income and other employment taxes and remit the cash to the appropriate taxing authorities. The restricted shares that vested during three months ended March 31, 2024 and 2023 were net-share settled. The total shares withheld during the three months ended March 31, 2024 and 2023 were 129,011 shares and 1,046,430 shares, respectively. During the three months ended March 31, 2024 and 2023, total payments for the employees’ tax obligations to the taxing authorities for the shares which were net-share settled were $1.6 million and $13.4 million, respectively. These activities are reflected as a financing activity within Kennedy Wilson's consolidated statements of cash flows.
    Accumulated Other Comprehensive (Loss) Income
    The following table summarizes the changes in each component of accumulated other comprehensive (loss) income, net of taxes from December 31, 2023 to March 31, 2024:

(Dollars in millions)	Foreign Currency Translation	Currency Derivative Contracts	Interest Rate Swaps	Total Accumulated Other Comprehensive Loss(1)
Balance at December 31, 2023	$(125.7)	$76.5	$3.2	$(46.0)
Unrealized (losses) gains, arising during the period	(17.6)	10.6	—	(7.0)
Deferred taxes on unrealized losses (gains), arising during the period	0.2	(0.8)	—	(0.6)
Amounts reclassified out of AOCI during the period, gross	9.5	(0.7)	—	8.8
Amounts reclassified out of AOCI during the period, tax	(4.2)	0.6	—	(3.6)
Noncontrolling interests	0.1	—	—	0.1
Balance at March 31, 2024	$(137.7)	$86.2	$3.2	$(48.3)

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
(1) Excludes $358.4 million of inception to date accumulated other comprehensive losses associated with noncontrolling interest holders of KWE that the Company was required to record as part of the KWE Transaction in October 2017.
NOTE 12—EARNINGS PER SHARE
Basic earnings (loss) per share is computed by dividing net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common stockholders by the weighted average number of common shares outstanding. Diluted earnings per share is computed after adjusting the numerator and denominator of the basic earnings per share computation for the effects of all potentially dilutive common shares. The dilutive effect of non-vested stock issued under share‑based compensation plans is computed using the treasury stock method. The dilutive effect of the cumulative preferred stock is computed using the if‑converted method.
     The following is a summary of the elements used in calculating basic and diluted income (loss) per share for the three months ended March 31, 2024 and 2023:

	Three Months Ended March 31,
(Dollars in millions, except share and per share amounts)	2024	2023
Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$26.9	$(40.8)

Weighted average shares outstanding for basic	138,472,579	137,949,018
Basic earnings (loss) per basic share	$0.19	$(0.30)
Weighted average shares outstanding for diluted(1)	138,628,139	137,949,018
Diluted earnings (loss) per diluted share	$0.19	$(0.30)
(1)For the three months ended March 31, 2024 and 2023, a total of 40,103,280 and 16,253,806 potentially dilutive securities, respectively, have not been included in the diluted weighted average shares as they are anti-dilutive.
NOTE 13—SEGMENT INFORMATION
Segment Presentation
    The Company evaluates its reportable segments in accordance with the guidance of ASC Topic 280, Segment Reporting, which aligns with how the business is being run and evaluated by the chief operating decision makers.
Segments
    The Company's operations are defined by two business segments: its Consolidated investment portfolio (the "Consolidated Portfolio") and its Co-Investment Portfolio:
•Consolidated Portfolio consists of the investments that the Company has made in real estate and real estate-related assets and consolidates on its balance sheet. The Company typically wholly-owns the assets in its Consolidated Portfolio.
•Co-Investment Portfolio consists of (i) the co-investments that the Company has made in real estate and real estate-related assets, including loans secured by real estate, through the commingled funds and joint ventures that it manages; and (ii) the fees (including, without limitation, asset management fees and construction management fees); and (iii) performance allocations. The Company typically owns a 5-50% ownership interest in the assets in its Co-Investment Portfolio.
    In addition to the Company's two primary business segments the Company's Corporate segment includes, among other things, corporate overhead and the Company's auction group.
Consolidated Portfolio
     Consolidated Portfolio is a permanent capital vehicle focused on maximizing property cash flow. These assets are primarily wholly-owned and tend to have longer hold periods and the Company targets investments with accretive asset management opportunities. The Company typically focuses on office and multifamily assets in the Western United States and commercial assets in the United Kingdom and Ireland within this segment.

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
Co-Investment Portfolio
     Co-Investment Portfolio consists of (i) the co-investments in real estate and real estate-related assets, including loans secured by real estate, that we have made through the commingled funds and joint ventures that we manage; (ii) fees (including, without limitation, asset management fees, construction management fees, and/or acquisition and disposition fees); and (iii) performance allocations. The Company utilizes different platforms in the Co-Investment Portfolio segment depending on the asset and risk return profiles.
The following tables summarize income activity by segment and corporate for the three months ended March 31, 2024 and 2023 and balance sheet data as of March 31, 2024 and December 31, 2023:

	Three Months Ended March 31, 2024

(Dollars in millions)	Consolidated	Co-Investments	Corporate	Total
Revenue
Rental	$97.4	$—	$—	$97.4
Hotel	9.3	—	—	9.3
Investment management fees	—	21.3	—	21.3
Loans	—	8.1	—	8.1
Other	—	—	0.3	0.3
Total revenue	106.7	29.4	0.3	136.4

(Loss) income from unconsolidated investments
Principal co-investments	—	9.7	—	9.7
Performance allocations	—	(16.4)	—	(16.4)
Total loss from unconsolidated investments	—	(6.7)	—	(6.7)

Gain on sale of real estate, net	106.4	—	—	106.4

Expenses
Rental	37.2	—	—	37.2
Hotel	7.6	—	—	7.6
Compensation and related	9.7	8.1	9.8	27.6
Performance allocation compensation	—	(5.5)	—	(5.5)
General and administrative	3.8	2.9	1.6	8.3
Depreciation and amortization	38.9	—	—	38.9
Total expenses	97.2	5.5	11.4	114.1
Interest expense	(39.9)	—	(24.8)	(64.7)
Gain on extinguishment of debt	0.3	—	—	0.3
Other income	2.7	2.4	1.7	6.8
Provision for income taxes	(12.2)	—	(14.5)	(26.7)
Net income (loss)	66.8	19.6	(48.7)	37.7
Net loss attributable to noncontrolling interests	0.1	—	—	0.1
Preferred dividends	—	—	(10.9)	(10.9)
Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$66.9	$19.6	$(59.6)	$26.9

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

	Three Months Ended March 31, 2023

(Dollars in millions)	Consolidated	Co-Investments	Corporate	Total
Revenue
Rental	$106.6	$—	$—	$106.6
Hotel	10.6	—	—	10.6
Investment management fees	—	11.0	—	11.0
Loans	—	3.7	—	3.7
Other	—	—	0.3	0.3
Total revenue	117.2	14.7	0.3	132.2

Income (loss) from unconsolidated investments
Principal co-investments	—	16.4	—	16.4
Performance allocations	—	(10.7)	—	(10.7)
Income from unconsolidated investments	—	5.7	—	5.7

Gain on sale of real estate, net	19.2	—	—	19.2

Expenses
Rental	36.6	—	—	36.6
Hotel	7.9	—	—	7.9
Compensation and related	9.8	8.4	12.4	30.6
Performance allocation compensation	—	1.6	—	1.6
General and administrative	3.6	3.2	1.6	8.4
Depreciation and amortization	39.4	—	—	39.4
Total expenses	97.3	13.2	14.0	124.5
Interest expense	(37.2)	—	(25.1)	(62.3)
Gain on extinguishment of debt	0.1	—	—	0.1
Other loss	(1.0)	—	(2.0)	(3.0)
(Provision for) benefit from income taxes	(1.8)	—	5.7	3.9
Net (loss) income	(0.8)	7.2	(35.1)	(28.7)
Net income attributable to noncontrolling interests	(4.2)	—	—	(4.2)
Preferred dividends	—	—	(7.9)	(7.9)
Net (loss) income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$(5.0)	$7.2	$(43.0)	$(40.8)

(Dollars in millions)	March 31, 2024	December 31, 2023
Total assets
Consolidated	$5,160.5	$5,196.3
Co-investment	2,310.0	2,316.3
Corporate	209.8	199.5
Total assets	$7,680.3	$7,712.1

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
NOTE 14—INCOME TAXES
    The Company derives a significant portion of its income from the rental and sale of real property. As a result, a substantial portion of its foreign earnings is subject to U.S. taxation under certain provisions of the Internal Revenue Code of 1986, as amended ("IRC"), applicable to controlled foreign corporations (known as the "Subpart F rules"). In determining the quarterly provisions for income taxes, the Company calculates income tax expense based on actual year-to-date income and statutory tax rates. The year-to-date income tax expense reflects the impact of foreign operations and income allocated to noncontrolling interests which is generally not subject to corporate tax.
    During the three months ended March 31, 2024, the Company generated pre-tax book income of $64.4 million related to its global operations and recorded a tax provision of $26.7 million. The tax expense for the period is above the U.S. statutory tax rate. Significant items impacting the quarterly tax provision include: increase in valuation allowance against the Company’s deferred tax asset on the outside basis difference of its investment in KWE and tax charges associated with non-deductible executive compensation under IRC Section 162(m). During the period, the Company's net deferred tax asset (and associated valuation allowance) related to its excess tax basis in legacy European real estate assets increased as a result of KWE realizing higher taxable income than book income on the disposition of real estate and impairment losses not recognized for tax.

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
NOTE 15—GUARANTOR AND NON-GUARANTOR FINANCIAL STATEMENTS
    The following consolidating financial information and condensed consolidating financial information include:
    (1) Condensed consolidating balance sheets as of March 31, 2024 and December 31, 2023; consolidating statements of operations for the three months ended March 31, 2024 and 2023, of (a) Kennedy-Wilson Holdings, Inc., as the parent, (b) Kennedy-Wilson, Inc., as the subsidiary issuer, (c) the guarantor subsidiaries, (d) the non-guarantor subsidiaries and (e) Kennedy-Wilson Holdings, Inc. on a consolidated basis; and
    (2) Elimination of entries necessary to consolidate Kennedy-Wilson Holdings, Inc., as the parent, with Kennedy-Wilson, Inc. and its guarantor and non-guarantor subsidiaries.
    Kennedy Wilson owns 100% of all of the guarantor subsidiaries, and, as a result, in accordance with Rule 3-10(d) of Regulation S-X promulgated by the SEC, no separate financial statements are required for these subsidiaries as of and for the three months ended March 31, 2024 or 2023.

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

CONDENSED CONSOLIDATING BALANCE SHEET AS OF MARCH 31, 2024 (Dollars in millions)

	Parent	Kennedy-Wilson, Inc.	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Elimination	Consolidated Total
Assets
Cash and cash equivalents	$—	$53.6	$125.5	$362.8	$—	$541.9
Accounts receivable	—	0.8	21.5	20.2	—	42.5
Real estate and acquired in place lease values, net of accumulated depreciation and amortization	—	—	1,494.0	3,109.5	—	4,603.5
Unconsolidated investments	—	13.7	660.0	1,385.9	—	2,059.6
Investments in and advances to consolidated subsidiaries	1,787.0	3,985.7	2,539.6	—	(8,312.3)	—
Loan purchases and originations, net of allowance for credit losses	—	0.7	218.1	31.6	—	250.4
Other assets	—	62.3	50.9	69.2	—	182.4
Total assets	$1,787.0	$4,116.8	$5,109.6	$4,979.2	$(8,312.3)	$7,680.3

Liabilities and equity
Liabilities
Accounts payable	$—	$0.9	$5.9	$8.7	$—	$15.5
Accrued expenses and other liabilities	44.4	296.4	110.3	111.7	—	562.8
Mortgage debt	—	—	1,007.7	1,765.4	—	2,773.1
KW unsecured debt	—	2,032.5	—	—	—	2,032.5
KWE unsecured bonds	—	—	—	511.5	—	511.5
Total liabilities	44.4	2,329.8	1,123.9	2,397.3	—	5,895.4

Equity
Kennedy-Wilson Holdings, Inc. shareholders' equity	1,742.6	1,787.0	3,985.7	2,539.6	(8,312.3)	1,742.6
Noncontrolling interests	—	—	—	42.3	—	42.3
Total equity	1,742.6	1,787.0	3,985.7	2,581.9	(8,312.3)	1,784.9
Total liabilities and equity	$1,787.0	$4,116.8	$5,109.6	$4,979.2	$(8,312.3)	$7,680.3

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

CONDENSED CONSOLIDATING BALANCE SHEET AS OF DECEMBER 31, 2023 (Dollars in millions)

	Parent	Kennedy-Wilson, Inc.	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Elimination	Consolidated Total
Assets
Cash and cash equivalents	$—	$73.3	$99.4	$141.0	$—	$313.7
Accounts receivable	—	0.9	22.0	34.4	—	57.3
Real estate and acquired in place lease values, net of accumulated depreciation and amortization	—	—	1,522.3	3,315.0	—	4,837.3
Unconsolidated investments	—	14.6	652.0	1,402.5	—	2,069.1
Investments in and advances to consolidated subsidiaries	1,800.4	3,938.2	2,511.6	—	(8,250.2)	—
Loan purchases and originations, net of allowance for credit losses	—	0.7	214.8	31.7	—	247.2
Other assets	—	59.4	51.6	76.5	—	187.5
Total assets	$1,800.4	$4,087.1	$5,073.7	$5,001.1	$(8,250.2)	$7,712.1

Liabilities
Accounts payable	$—	$0.5	$6.0	$11.4	$—	17.9
Accrued expense and other liabilities	45.3	351.9	91.5	109.1	—	597.8
Mortgage debt	—	—	1,038.0	1,802.9	—	2,840.9
KW unsecured debt	—	1,934.3	—	—	—	1,934.3
KWE unsecured bonds		—	—	522.8	—	522.8
Total liabilities	45.3	2,286.7	1,135.5	2,446.2	—	5,913.7

Equity
Kennedy-Wilson Holdings, Inc. shareholders' equity	1,755.1	1,800.4	3,938.2	2,511.6	(8,250.2)	1,755.1
Noncontrolling interests	—	—	—	43.3	—	43.3
Total equity	1,755.1	1,800.4	3,938.2	2,554.9	(8,250.2)	1,798.4
Total liabilities and equity	$1,800.4	$4,087.1	$5,073.7	$5,001.1	$(8,250.2)	$7,712.1

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

CONSOLIDATING STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2024 (Dollars in millions)

	Parent	Kennedy-Wilson, Inc.	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Elimination	Consolidated Total
Total revenue	$—	$—	$62.9	$73.5	$—	$136.4

Income (loss) from unconsolidated investments	—	0.3	(10.0)	3.0	—	(6.7)

Gain on sale of real estate, net	—	0.8	21.6	84.0	—	106.4

Total expenses	5.2	14.8	37.1	57.0	—	114.1

Income from consolidated subsidiaries	42.8	86.1	65.4	—	(194.3)	—
Interest expense	—	(24.8)	(10.7)	(29.2)	—	(64.7)
Gain on early extinguishment of debt	—	—	0.3	—	—	0.3
Other income (loss)	0.1	9.6	(6.1)	3.2	—	6.8
Income before provision for income taxes	37.7	57.2	86.3	77.5	(194.3)	64.4
Provision for income taxes	—	(14.4)	(0.2)	(12.1)	—	(26.7)
Net income	37.7	42.8	86.1	65.4	(194.3)	37.7
Net loss attributable to the noncontrolling interests	—	—	—	0.1	—	0.1
Preferred dividends	(10.9)	—	—	—	—	(10.9)
Net income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$26.8	$42.8	$86.1	$65.5	$(194.3)	$26.9

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

CONSOLIDATING STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2023 (Dollars in millions)

	Parent	Kennedy-Wilson, Inc.	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Elimination	Consolidated Total
Total revenue	$—	$0.1	$56.4	$75.7	$—	$132.2

(Loss ) income from unconsolidated investments	—	—	(26.9)	32.6	—	5.7

Gain on sale of real estate, net	—	—	3.7	15.5	—	19.2

Total expenses	7.6	17.0	44.0	55.9	—	124.5

(Loss) income from consolidated subsidiaries	(21.2)	17.3	37.5	—	(33.6)	—
Interest expense	—	(25.2)	(10.8)	(26.3)	—	(62.3)
(Loss) gain on early extinguishment of debt	—	—	(0.5)	0.6	—	0.1
Other income (loss)	0.1	(2.1)	0.9	(1.9)	—	(3.0)
(Loss) income before benefit from (provision for) income taxes	(28.7)	(26.9)	16.3	40.3	(33.6)	(32.6)
Benefit from (provision for) income taxes	—	5.7	1.0	(2.8)	—	3.9
Net (loss) income	(28.7)	(21.2)	17.3	37.5	(33.6)	(28.7)
Net income attributable to the noncontrolling interests	—	—	—	(4.2)	—	(4.2)
Preferred dividends	(7.9)	—	—	—	—	(7.9)
Net (loss) income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$(36.6)	$(21.2)	$17.3	$33.3	$(33.6)	$(40.8)

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
NOTE 16—SUBSEQUENT EVENTS
Subsequent to March 31, 2024, the Company repaid $60 million on its revolving line of credit. The company has an outstanding balance of $187.9 million with $312.1 million available to draw.

Item 2.Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion and analysis of our financial condition and results of operations contains forward-looking statements within the meaning of the federal securities laws. See the discussion under the heading “Forward-looking Statements” elsewhere in this report. Unless specifically noted otherwise, as used throughout this Management’s Discussion and Analysis section, “we,” “our,” "us," "the Company" or “Kennedy Wilson” refers to Kennedy-Wilson Holdings, Inc. and its wholly-owned subsidiaries. “Equity partners” refers to third-party equity providers and non-wholly-owned subsidiaries that we consolidate in our financial statements under U.S. GAAP. Please refer to “Non-GAAP Measures and Certain Definitions” for definitions of certain terms used throughout this Management’s Discussion and Analysis Section.

Year to Date Highlights

•For the three months ended March 31, 2024, we had net income attributable to Kennedy-Wilson Holdings, Inc. common shareholders of $26.9 million as compared to a net loss attributable to Kennedy-Wilson Holdings, Inc. common shareholders of $40.8 million for the same period in 2023. For the three months ended March 31, 2024 we had Adjusted EBITDA of $203.2 million as compared to $90.9 million for the same period in 2023. The increase in net income attributable to Kennedy-Wilson Holdings, Inc. common shareholders is primarily due to gain on sale of real estate generated from the sale of the Shelbourne hotel and an office building that is part of an office park in Issaquah, Washington. There were additional increases in interest income and recurring management fees earned on our debt platform due to the acquisition of the construction loan platform in second quarter of 2023. These increases were offset by lower non-cash fair value gains and performance allocation reversals during the three months ended March 31, 2024 as compared to the prior period.

•In our Co-Investment portfolio, we had $7.8 million of realized operating results and recorded non-cash fair value gains of $1.9 million and unrealized performance allocation declines of $16.4 million during the three months ended March 31, 2024 as compared to $14.0 million of realized operating performance and $2.4 million of non-cash fair value gains and unrealized performance allocation decreases of $10.7 million during the same period in 2023. We had a $15.3 million non-cash fair value gain on our investment in Zonda which closed a merger transaction in the quarter. We had fair value losses and performance allocation write downs relating to cap rate expansion on office properties in the Western United States, Ireland and United Kingdom. These declines lead to the reversal of previously accrued performance allocations in our commingled funds. Operating results declined due to losses at our hotel in Kona, Hawaii as it works towards stabilizing occupancy. The hotel was not in service in the first quarter of 2023 and any costs associated with the property were capitalized as it was still under development during such period.
Company Overview

We are a global real estate investment company that (i) invests in, owns, operates and develops high-quality real estate and real estate-related assets, with a focus on multifamily properties (both market rate and affordable units) and industrial properties and (ii) originates and manages real estate loans, which consists primarily of real estate construction loans secured by high-quality multifamily and student housing properties that are being developed by high-quality institutional sponsors throughout the United States. Our investment activities are conducted both, on our own and through our investment management platform, across growing markets in the Western United States, the United Kingdom and Ireland with the objective of generating strong long-term risk-adjusted returns for our shareholders and partners. Our growing investment management platform generated a total of $21.3 million of investment management fees during the quarter ended March 31, 2024, which represents a growth of 94% quarter-over-quarter. For the three months ended March 31, 2024, our 250 employees, managed a total of $24.5 billion of Real Estate Assets Under Management ("AUM"), which includes 38,282 multifamily units (including 4,112 market rate and affordable rate units under lease up or in process of being developed and 10,367 stabilized affordable and/or age-restricted units in our growing Vintage Housing Holdings ("VHH" platform), 11.5 million industrial square feet, $5.1 billion of real estate debt under our global debt platform, 10.8 million office square feet and 2.9 million retail square feet (including 2.5 million square feet under lease up or in process of being developed), and $1.5 billion of development and residential and other.

As of March 31, 2024, the $23.0 billion of operating properties within our AUM produced total revenue of $473.0 million (KW's share of which was $187.3 million) for the three months ended March 31, 2024 compared to $20.2 billion of operating properties with total revenue of $373.9 million (KW's share of which was $178.1 million) during the same period in 2023. Our global team, located in offices throughout the United States, the United Kingdom, Ireland and Spain, also managed the consummation of $94.2 million of gross acquisitions (KW share of 7.6%) and originated $719 million of construction loans (KW share of 2.5%) which will fund at future dates and funded $210 million (KW share of 5%) on previously originated loans. We had $356.9 million of gross dispositions and $56.5 million of loan repayments (KW's ownership interest of 97.0% and 5%) during the three months ended March 31, 2024.

Our global real estate portfolio is primarily comprised of multifamily communities (62%), commercial properties (31%), loans (7%) and hotel (-1%) based upon our share of NOI. The Western United States represents 64% of our portfolio, with a focus on the Mountain West region, our largest global region which includes our investments in Idaho, Utah, Nevada, Arizona, and New Mexico. We also invest in the Pacific Northwest, including the state of Washington, and Northern and Southern California. In Europe, our portfolio is focused in Ireland (20% of total NOI) and the United Kingdom (13% of total NOI). NOI amounts above exclude estimated NOI from our development properties which will increase our NOI as construction is completed and they are leased up. Please refer to the Development and Redevelopment section for more detail on the development pipeline and status of projects.

Our business is comprised of two segments.

Our Consolidated Portfolio (as defined below) includes primarily wholly-owned multifamily communities, office and retail properties, and one hotel. Our ownership interests in such consolidated properties make up our Consolidated Portfolio ("Consolidated Portfolio") business segment as discussed in detail throughout this report.
    In addition to investing our shareholder's capital, we invest capital on behalf of our partners in real estate and real estate related assets through our Co-Investment Portfolio ("Co-Investment Portfolio"). This fee-bearing capital represents total third-party committed or invested capital that we manage in our joint ventures and commingled funds that entitle us to earn fees, including without limitation, asset management fees, construction management fees, acquisition and disposition fees. As of March 31, 2024, our fee-bearing capital was $8.6 billion and we recognized $21.3 million in base investment management fees and a write down of $16.4 million of performance allocations (allocated amounts to us on co-investments we managed based on the cumulative performance of the underlying investment) during the three months ended March 31, 2024. We generally invest our own capital alongside our equity partners in these joint ventures and commingled funds that we manage.
The table below details key metrics of the Consolidated and Co-Investment portfolios as of March 31, 2024:

	Consolidated	Co-Investments
AUM (billions)(1)	$10.6	$13.9
Multifamily units - market rate(1)	10,192	16,119
Multifamily units - affordable(1)	—	11,971
Office feet square feet (millions)(1)	4.3	6.5
Industrial square feet (millions)(1)	—	11.5
Retail square feet (millions)(1)	1.4	1.5
Hotels(1)	—	1
Real estate debt investments- 100% (billions)	$—	$5.1
Real estate debt investments - KW share (millions)	$—	$271.0
(1)Includes amounts for properties that are stabilized, under development and unstabilized.
In our Co-Investment Portfolio, 93% of our carrying value is accounted for at fair value. Our interests in such joint ventures and commingled funds and the fees that we earn from such vehicles make up our Co-Investment Portfolio segment as discussed in detail throughout this report.
In addition to our income-producing real estate, we also engage in development, redevelopment and value add initiatives through which we enhance cash flows or reposition assets to increase value. Our total share of development project costs with respect to these investments are estimated at $84.0 million over the next two years. These costs are generally financed by cash from our balance sheet, capital provided by partners (if applicable), cash flows from investment and construction loans. Cost overrun risks are reduced by detailed architectural plans, guaranteed price contracts and supervision by expert Company executives and personnel. When completed, the construction loans are generally replaced by long-term mortgage financing. See additional detail in the section titled Development and Redevelopment below.
Investment Approach
    The following is our investment approach:
•Identify countries and markets with an attractive investment landscape
•Establish operating platforms in our target markets
•Develop local intelligence and create and maintain long-lasting relationships, primarily with financial institutions and the brokerage community

•Leverage relationships and local knowledge to drive proprietary investment opportunities with a focus on off-market transactions that we expect will result in above average cash flows and returns over the long term
•Acquire high quality assets, either on our own or through investment management platform with strategic partners
•Reposition assets to enhance cash flows post-acquisition
•Explore development opportunities or acquire development assets that fit within our overall investment strategy
•Continuously evaluate and selectively harvest asset and entity value through strategic realizations using both the public and private markets
    In order to help the user of the financial statements understand our company, we have included certain five-year selected financial data. The following table shows selected financial items for the three months ended March 31, 2024 dating back to 2020.

	Three Months Ended March 31,
($ in millions, except fee bearing capital and AUM which $ in billions)	2024	2023	2022	2021	2020
GAAP
Revenues	$136.4	$132.2	$124.7	$99.4	$123.3
Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	26.9	(40.8)	34.8	(5.6)	(9.9)
Basic earnings (loss) per share of common stock	0.19	(0.30)	0.25	(0.04)	(0.07)
Diluted earnings (loss) per share of common stock	0.19	(0.30)	0.24	(0.04)	(0.07)
Non-GAAP(1)
Adjusted EBITDA	$203.2	$90.9	$160.1	$127.6	$112.0
% change	124%	(43)%	25%	14%	—%
Adjusted Net Income	$70.5	$5.3	$85.4	$47.0	$44.8
Adjusted Net Income percentage change	1,230%	(94)%	82%	5%	—%
Non-cash fair value gains (losses)	$1.9	$2.4	$56.6	$5.3	$(1.9)
Non-cash performance allocations	$(16.4)	$(10.7)	$27.2	$(0.4)	$(1.0)
Consolidated NOI	$59.7	$70.8	$69.4	$53.2	$70.3
% change	(16)%	2%	30%	(24)%	—%
JV NOI	$44.2	$41.5	$38.7	$26.4	$29.9
% change	7%	7%	47%	(12)%	—%
Fee-bearing capital	$8.6	$6.0	$5.3	$4.1	$3.3
% change	43%	13%	29%	24%	—%
AUM	$24.5	$22.8	$20.5	$19.7	$16.2
% change	7%	11%	4%	22%	—%
(1) Please refer to "Certain Non-GAAP Measures and Reconciliations" for a reconciliation of certain non-GAAP items to U.S. GAAP.

The following tables show selected financial items as of March 31, 2024 and as of December 31, 2023 through 2020:

	March 31,	December 31,
(in millions)	2024	2023	2022	2021	2020
Cash and cash equivalents	$541.9	$313.7	$439.3	$524.8	$965.1
Total assets	7,680.3	7,712.1	8,271.8	7,876.5	7,329.0
Mortgage debt	2,773.1	2,840.9	3,018.0	2,959.8	2,589.8
KW unsecured debt	2,032.5	1,934.3	2,062.6	1,852.3	1,332.2
KWE unsecured bonds	511.5	522.8	506.4	622.8	1,172.5
Kennedy Wilson equity	1,742.6	1,755.1	1,964.0	1,777.6	1,644.5
Noncontrolling interests	42.3	43.3	46.4	26.3	28.2
Total equity	1,784.9	1,798.4	2,010.4	1,803.9	1,672.7
Common shares outstanding	138.1	138.7	137.8	138.0	141.4

The following table shows the historical U.S. federal income tax treatment of Company’s common stock dividend for the years ended December 31, 2023 through 2019:

	December 31,
	2023	2022	2021	2020	2019
Taxable Dividend	—%	37.81%	—%	27.14%	10.53%
Non-Taxable Return of Capital	100.00%	62.19%	100.00%	72.86%	89.47%
Total	100.00%	100.00%	100.00%	100.00%	100.00%
Business Segments
    As briefly described above, our operations are defined by two business segments: our Consolidated Portfolio and our Co-Investment Portfolio.
•Our Consolidated Portfolio consists of the investments in real estate and real estate-related assets that we have made and consolidate on our balance sheet.  We typically wholly-own the assets in our Consolidated Portfolio.
•Our Co-Investment Portfolio consists of (i) the co-investments in real estate and real estate-related assets, including loans secured by real estate, that we have made through the commingled funds and joint ventures that we manage; (ii) fees (including, without limitation, asset management fees and construction management fees, and/or acquisition and disposition fees); and (iii) performance allocations. We typically have a 5% to 50% ownership interest in the assets in our Co-Investment Portfolio. We have a weighted average ownership in our Co-Investment Portfolio assets of 40% as of March 31, 2024.
    In addition to our two primary business segments, our Corporate segment includes, among other things, our corporate overhead and our auction group.
Consolidated Portfolio
    Our Consolidated Portfolio is a permanent capital vehicle focused on maximizing property cash flow. These assets are primarily wholly-owned and tend to have longer hold periods and we target investments with accretive asset management opportunities.
    The non-GAAP table below represents a summarized balance sheet of our Consolidated Portfolio, which is held at historical depreciated cost as of March 31, 2024 and December 31, 2023. This table does not include amounts from our corporate segment such as corporate cash and the KWI Notes.

($ in millions)	March 31, 2024	December 31, 2023
Cash(1)	$407.6	$184.2
Real estate	4,603.5	4,837.3
Accounts receivable and other assets	124.1	146.1
Total Assets	$5,135.2	$5,167.6

Accounts payable, accrued expenses and other liabilities	144.8	154.3
Mortgage debt	2,773.1	2,840.9
KWE bonds	511.5	522.8
Total Liabilities	3,429.4	3,518.0

Equity	$1,705.8	$1,649.6
(1)Excludes $134.3 million and $129.5 million as of March 31, 2024 and December 31, 2023 of corporate non-property level cash.
Co-Investment Portfolio
    Our Co-Investment Portfolio consists of (i) the co-investments in real estate and real estate-related assets, including loans secured by real estate, that we have made through the commingled funds, joint ventures and platforms that we manage; (ii) fees (including, without limitation, asset management fees, construction management fees, and/or acquisition and disposition fees); and (iii) performance allocations. We utilize different platforms in the Co-Investment Portfolio segment depending on the asset and risk return profiles.
The table below represents the carrying value of our Co-Investment Portfolio balance sheet which is primarily at fair value (approximately 93%), at our share of the underlying investments as of March 31, 2024 and December 31, 2023. The Co-Investment Portfolio consists of our unconsolidated investments as well as our loan purchases and originations.

($ in millions)	March 31, 2024	December 31, 2023
Cash	$101.0	$94.8
Real estate	4,554.9	4,619.7
Loans	262.4	259.3
Accounts receivable and other assets	261.4	227.3
Total Assets	$5,179.7	$5,201.1

Accounts payable and accrued expenses	137.0	125.0
Mortgage debt	2,732.7	2,759.8
Total Liabilities	2,869.7	2,884.8

Equity	$2,310.0	$2,316.3
    Separate accounts
    We have several equity partners for whom we act as the general partner and receive investment management fees and performance allocations, including asset management, acquisition, disposition, financing, construction management, and other fees. In addition to acting as the asset manager and general partner of those joint ventures, we are also a co-investor in these properties. Our separate account platforms have defined investment parameters such as asset types, leverage and return profiles and expected hold periods. As of March 31, 2024, our weighted average ownership interest in the various joint ventures that we manage was 45%.
Commingled funds
    We currently have investments in four closed end funds that we manage and receive investment management fees. We focus on sourcing investors in the U.S., Europe and Middle East and investments in the U.S. and Europe with respect to our commingled funds. Each of our funds have, among other things, defined investment guidelines, investment hold periods and target returns. Currently our three U.S. based funds focus on value-add properties that have an expected hold period of 5 to 7 years. Our European fund focuses on value-add commercial properties in the United Kingdom, Ireland and Spain that also have expected hold periods of 5 to 7 years. As of March 31, 2024, our weighted average ownership interest in the commingled funds that we manage was 13%.
VHH
     Through our Vintage Housing Holdings ("VHH") partnership we acquire and develop income and age restricted properties. See a detailed discussion of this business in the Multifamily section below.
    Investment Types
    The following are the product types we invest in through our Consolidated Portfolio and Co-Investment Portfolio segments:
    Multifamily
    We pursue multifamily acquisition opportunities where we can unlock and enhance asset value through a myriad of strategies, including institutional management, asset renovation and rehabilitation, repositioning and creative recapitalization. We focus primarily on apartment communities in supply-constrained, infill markets.
Our global multifamily portfolio has 38,282 units as of March 31, 2024, consisting of 34,170 stabilized units and 4,112 units that are undergoing lease up or are in the process of being developed.
    As of March 31, 2024, we hold ownership interests in 152 assets that include 10,192 consolidated market rate multifamily apartment units, 16,119 market rate units within our Co-Investment Portfolio and 11,971 affordable units in our VHH platform. The unit counts above include units that are unstabilized and undergoing development. Our largest Western United States multifamily regions are the Mountain West region (which includes our investments in Idaho, Utah, Nevada, Arizona and New Mexico) and the Pacific Northwest (primarily the state of Washington). The remainder of the Western United States portfolio is located in Northern and Southern California. In Ireland we focus on Dublin city center and the suburbs of the city.
    Our asset management strategy entails installing strong property management teams to drive leasing activity and upkeep of the properties. We also add amenities designed to promote health and wellness, celebrate local and cultural events and enhance the lives of residents living in our communities. We also incorporate spaces for rest and socialization across our global multifamily portfolio, including clubhouses, fitness centers, business suites, outdoor play areas, pools and dog parks. Lastly, we utilize real-time market data and artificial intelligence based applications to ensure we are attaining current market rents.
Multifamily - Affordable Housing
Through our VHH platform we focus on affordable units based on income and in some cases age restrictions. With homes reserved for residents that make 50% to 60% of the area’s median income, VHH provides an affordable long-term solution for qualifying working families and active senior citizens, coupled with modern amenities that are a hallmark of our traditional multifamily portfolio. Fundamental to VHH’s success is a shared commitment to delivering quality affordable homes and building communities that enrich residents’ lives, including providing programs such as social support groups, after-school programs, transportation assistance, computer training, and wellness classes.

We hold an approximate 50% interest in VHH which acts as the general partner (developer/asset manager) of 57 affordable housing projects totaling 11,971 units (including 14 investments held without a tax credit investor (“tax credit limited partner”), and 43 investments held with a tax credit limited partner). Included in the portfolio are 10,367 operating units and 1,604 units that are under development or lease up. When we acquired VHH in 2015, the portfolio consisted of a total of 5,485 units. These units are included in our multifamily unit count discussed throughout this report.

With respect to the assets that are held with tax credit limited partners ("LPs"), VHH generally sells 99.9% of the legal ownership interest in the applicable asset to the tax credit LPs, in exchange for cash that is used to build and/or rehabilitate the property. Although legal ownership interests in these assets are sold to the tax credit LPs, VHH continues to receive a majority of the cash flow generated from these assets through deferred developer fees and other fee arrangements and profits splits agreed to between VHH and the tax credit LPs (a structure which is commonly used by peer companies with similar businesses). This results in VHH maintaining on average 75% of the economic ownership interests in the assets throughout the portfolio.

During the three months ended March 31, 2024, we received $2.4 million of proceeds from VHH from recurring monthly distributions. On a trailing 12-month basis, we have received $64.0 million of proceeds from VHH, including $10.3 million from recurring monthly distributions, $5.4 million from paid developer fees at conversion and $48.2 million from sales and refinancings.

Further, on properties where tax credits are sold, VHH typically utilizes tax-exempt bond financing to help finance its partnership investments. Typical financing includes a bridge to permanent financing solution, where a floating rate option is utilized during the construction and lease-up period and a permanent loan with a fixed rate locked at the time of closing becomes effective upon conversion/stabilization. The typical term for these loan facilities is 17 years.

We acquired our ownership interest in VHH in 2015 for approximately $80.0 million. As of March 31, 2024 we have contributed an additional $157.6 million into VHH and have received $357.3 million in cash distributions. VHH is an unconsolidated investment that we account for using the fair value option which had a carrying value of $285.0 million as of March 31, 2024. Since our acquisition in 2015, we have recorded $320.6 million worth of fair value gains on our investment in VHH, including $0.7 million during the three months ended March 31, 2024.

The value of our investment in VHH is determined through several approaches including a discounted cash flow analysis on a partnership-by-partnership basis that factors in the distinct economic splits between VHH and its tax credit partners (where applicable). This methodology assumes ordinary distributions and future sale of the underlying property after the tax credit period has expired. The average cap rates assumed at sale range from 6.25% - 7.20% with discount rates ranging from 8.75% - 9.70%. Additionally, the value of our investment in VHH is also corroborated through applying multiples to VHH’s various streams of annual cash flows using public company peer multiples for recurring free cash flow (ordinary distributions) and promote (paid developer fees) and total cash flow. During the three months ended March 31, 2024, the various valuation methodologies produced results that are within a 5% range.
    Commercial
Our industrial portfolio is a key focus for new investments in our Co-Investment portfolio. Our current industrial portfolio consists mainly of last mile distribution centers located in the United Kingdom, Ireland and the Mountain West and Northern California regions of the United States.
    In our Consolidated Portfolio our office assets are typically large high-quality properties with high replacement costs. For office properties in our Co-Investment portfolio, we have a range of assets from suburban offices to office buildings located in central business districts of major cities. Some of our offices consist of flex space for medical lab work or light industrial use and many of our offices focus on tenants in the tech sector.
    Our retail portfolio consists of suburban shopping centers with assets in the United Kingdom as well as Dublin, Madrid and Western United States.
    As of March 31, 2024, we hold investments in 53 office properties totaling over 10.8 million square feet, 116 industrial properties totaling 11.5 million square feet and 12 retail properties totaling 2.9 million square feet predominately in the United Kingdom and Ireland, with additional investments in the Pacific Northwest, Southern California, Spain and Italy. Our Consolidated portfolio held over 4.3 million square feet of office space and 1.4 million square feet of retail space. Our Co-Investment Portfolio has 6.5 million square feet of office space, 11.5 million square feet of industrial space and 1.5 million square feet of retail space. Please also see Other Items below for a discussion of certain commercial investments.

    Real Estate Debt
     We have a global debt platform with multiple partners that has a total current capacity of $12.1 billion with $7.3 billion currently invested or committed to future fundings as of March 31, 2024. Our global debt platform, which includes partners across insurance and sovereign wealth funds, invests across the entire real estate debt capital structure in the United States, United Kingdom and Europe and targets loans secured by high-quality real estate located in such jurisdictions. In our role as asset manager, we earn customary fees for managing the platform. Currently, our global debt platform investments have been made without the use of any leverage and are invested through our Co-Investment Portfolio.
The Construction Loan Portfolio consists of variable rate loans that are predominantly secured by high-quality multifamily and student housing properties with the remainder consisting of industrial, hotel, and life science assets. Construction loans typically finance from 50% to 60% of the cost to construct the underlying properties. The terms are generally three years with short-term, performance-based extension options. Interest typically accrues into principal balance during the construction period, with principal and interest being paid at maturity. The bridge loan portfolio consists of predominantly variable rate loans, with terms that are generally three-years with one or two 12 month extension options. Our bridge loans are secured by multifamily, office, retail, industrial and hotel assets in the

Western United States or United Kingdom. We also invest in certain mezzanine loans that are fixed rate and tend to have maturities of 5 to 10 years and are secured by office or multifamily properties in the Western United States.

    As of March 31, 2024, we held interests in 109 loans, 78% that have floating interest rates, located in the United States and the United Kingdom, with an average interest rate to Kennedy Wilson of 8.4% per annum and an unpaid principal balance ("UPB") of $5.1 billion of real estate debt (of which our share was a UPB of $271.0 million). Some of our loans contain additional funding commitments that will increase our loan balances if they are utilized. As of March 31, 2024, our loans had unfulfilled capital commitments totaling $2.3 billion (our share of which was $92.2 million). In addition to interest income (which includes origination, exit and extension fees), we also earn customary asset management fees from our partners for managing these loan investments.

    As a result of market conditions, we expect more opportunities to arise in acquiring loan portfolios at a discount from their contractual balance due. We underwrite such loan portfolios based on the value of the underlying real estate collateral. Due to the discounted purchase price for such loans, we seek, and are generally able to, accomplish near term realization of the loan in a cash settlement or by obtaining title to the property. Due to certain prevailing market conditions or other circumstance on a case by case basis, we have and may stop accruing for interest income if loans become non-performing and account for loans on a cash basis. In the event of a borrower defaulting on its obligations under any loan agreement, we will explore all options of recouping our loan investments including, without limitation, pursuing a foreclosure action to take control of the underlying collateral securing the loans, although there is no guarantee or assurance that we will be able to do so successfully. We have three loans out of the 109 loans in our global debt platform with a $16.0 million carrying value at our share and net of any loan reserves that are not paying interest current on a contractual basis. Per the terms of the applicable loan agreements, however, we have implemented a full cash sweep of any cash flow that is generated from the collateral and are working on exercising our available remedies. We are no longer accruing interest under these loans and accounting for them on a cash basis going forward.

Development and Redevelopment
    We have a number of development, redevelopment and entitlement projects that are underway or in the planning stages. Unlike the residential projects that are held for sale and described in Residential and Other section below, these initiatives may ultimately result in income-producing assets. As of March 31, 2024, we have 1,106 multifamily units we are actively developing. If these projects are brought to completion, our estimated share of the total capitalization of these projects would be approximately $281.0 million (approximately 80% of which has already been funded), which we expect would be funded through our existing equity, third party equity, project sales, tax credit financing and secured debt financing.  This represents total capital over the life of the projects and is not a representation of peak capital and it does not take into account any distributions over the course of the investment. We and our equity partners are under no obligation to complete these projects and may dispose of any such assets after adding value through the entitlement process. Please also see the section titled “Liquidity and Capital Resources - Development and redevelopment” section for additional detail on these investments.
Residential, Hotel and Other
    In certain cases, we may pursue for-sale housing acquisition opportunities, including land for entitlements, finished lots, urban infill housing sites and partially finished and finished housing projects. On certain income-producing acquisitions, there are adjacent land parcels for which we may pursue entitlement activities or, in some cases, development or re-development opportunities.
    We have a minority ownership interest in Zonda, a technology based real estate business that offers residential construction data providing insights and solutions for leaders in the home building industry. We account for our ownership interest at fair value and it is included within our unconsolidated investments.
This group also includes our investment in liquid non-real estate investments which include investment funds that hold marketable securities and private equity investments.
    As of March 31, 2024, we held 11 investments that are primarily comprised of 1,069 acres located in Hawaii and the Western United States and are primarily invested through our Co-Investment Portfolio. As of March 31, 2024, these investments had a gross asset value of $222.7 million. These investments are in various stages of completion, ranging from securing the proper entitlements on land positions to sales of units/lots.
In our Co-Investment Portfolio, we have a five-star Rosewood flagged Kona Village Resort that consists of 150 rooms in Kona, Hawaii, which opened in July 2023.

Fair Value Investments

The Company accounts for a number of unconsolidated investments under fair value accounting. The accuracy of estimating fair value cannot be determined with precision and cannot be substantiated by comparison to quoted prices in active markets and may not be realized in a current sale or immediate settlement of the asset or liability. Recently, there has also been a lack of liquidity in the capital markets as well as limited transactions which has had impact on the inputs associated with fair values. Additionally, there are inherent uncertainties in any fair value measurement technique, and changes in the underlying assumptions used, including market-derived estimated capitalization rates, discount rates, liquidity risks, and estimates of future cash flows could significantly affect the fair value measurement amounts. All valuations of real estate involve subjective judgments.

Ongoing macroeconomic conditions, such as, but not limited to, elevated levels of inflation and interest rates, banks' ability and willingness to lend, recent adverse developments affecting regional banks and other financial institutions, currency fluctuations and ongoing military conflicts around the world, continue to fuel recessionary fears and create volatility in our business results and operations. Any prolonged downturn in the financial markets or a recession, either globally or locally in the United States or in other countries in which we conduct business, could impact the fair value of investments held by the Company. As a result of the rapid development, fluidity and uncertainty surrounding these situations, the Company expects that information with respect to fair value measurement may change, potentially significantly, going forward and may not be indicative of the actual impact on our business, operations, cash flows and financial condition for the three months ended March 31, 2024 and future periods.

    As of March 31, 2024, $1.9 billion or 100% of our investments in our Co-Investment Portfolio (25% of total assets) were held at estimated fair value. As of March 31, 2024, there were cumulative fair value gains on investments held of $314.6 million, which comprises 16% of the $1.9 billion carrying value of fair value unconsolidated investments that are currently held. Our investment in VHH accounts for $320.5 million of the $314.6 million cumulative fair value gains. See discussion of VHH above for more detail.   Fair value changes consist of changes in the underlying value of properties and associated mortgage debt as well as foreign currency fluctuations (net of any direct hedges) for non-dollar denominated investments. During the three months ended March 31, 2024, we recorded $1.9 million and $16.4 million, respectively, of net non-cash fair value gains and write downs of performance allocations on Co-Investment portfolio investments.

    In determining estimated fair market values, the Company utilizes two approaches to value real estate, a discounted cash flow analysis and direct capitalization approach.

Discounted cash flow models estimate future cash flows from a buyer's perspective (including terminal values) and compute a present value using a market discount rate. The holding period in the analysis is typically ten years. Although the ten year holding period is consistent with how market participants often estimate values in connection with buying real estate, these holding periods can be shorter depending on the life of the structure an investment is held within. The cash flows include a projection of the net sales proceeds at the end of the holding period, computed using a market reversionary capitalization rate.

Under the direct capitalization approach, the Company applies a market derived capitalization rate to current and future income streams with appropriate adjustments for tenant vacancies or rent-free periods. These capitalization rates and future income streams are derived from comparable property and leasing transactions and are considered to be key inputs in the valuation. Other factors that are taken into consideration include tenancy details, planning, building and environmental factors that might affect the property.

The Company also utilizes valuations from independent real estate appraisal firms on some of its investments ("appraised valuations"), with certain investment structures periodically (typically annually) requiring appraised valuations. All appraised valuations are reviewed and approved by the Company.
The value of the Company’s investment in VHH is determined through several approaches including a discounted cash flow analysis on a partnership-by-partnership basis that factors in the distinct economic splits between VHH and its tax credit partners (where applicable). This methodology assumes ordinary distributions and future sale of the underlying property after the tax credit period has expired. The average cap rates assumed at sale range from 6.25% - 7.20% with discount rates ranging from 8.75% - 9.70%. Additionally, the value of our investment in VHH is also corroborated through applying multiples to VHH’s various streams of annual cash flows using public company peer multiples for recurring free cash flow (ordinary distributions) and promote (paid developer fees) and total cash flow. During the three months ended March 31, 2024, the various valuation methodologies produced results that are within a 5% range.

Estimated Rates Used for
		Capitalization Rates	Discount Rates
Multifamily	Income approach - discounted cash flow	5.00% —7.20%	6.50% — 9.70%
	Income approach - direct capitalization	4.30% — 5.80%	N/A
Office	Income approach - discounted cash flow	5.20% — 7.50%	7.30% — 9.30%
	Income approach - direct capitalization	4.50% — 9.30%	N/A
Industrial	Income approach - discounted cash flow	5.00% — 6.30%	6.30% — 7.80%
	Income approach - direct capitalization	4.00% — 9.00%	N/A
Retail	Income approach - discounted cash flow	6.50%	8.30%
Hotel	Income approach - discounted cash flow	6.00%	8.30%

    In valuing indebtedness, the Company considers significant inputs to be the term of the debt, value of collateral, market loan-to-value ratios, market interest rates and spreads, and credit quality of investment entities. The credit spreads used by the Company to value floating rate indebtedness range from 2.00% to 4.60%, while the market rates used to value fixed rate indebtedness range from 4.6% to 9.3%.

    There is no active secondary market for our development projects and no readily available market value given the uncertainty of the amount and timing of future cash flows. Accordingly, our determination of fair value of our development projects requires judgment and extensive use of estimates. Therefore, we typically use investment cost as the estimated fair value until future cash flows become more predictable. Additionally, the fair value of our development projects may differ significantly from the values that would have been used had a ready market existed for such investments and may differ materially from the values that we may ultimately realize. If we were required to liquidate an investment in a forced or liquidation sale, we could realize significantly less than the value at which we have recorded it. In addition, changes in the market environment and other events that may occur over the life of the investments may cause the gains or losses ultimately realized or incurred on these investments to be different than the unrealized gains or losses reflected in the currently assigned valuations.

Real Estate Assets Under Management (AUM)
    AUM generally refers to the properties and other assets with respect to which we provide (or participate in) oversight, investment management services and other advice, and which generally consist of real estate properties or loans, and investments in joint ventures. Our AUM is principally intended to reflect the extent of our presence in the real estate market, not the basis for determining our management fees. Our AUM consists of the total estimated fair value of the real estate properties and other real estate related assets either owned by third parties, wholly-owned by us or held by joint ventures and other entities in which our sponsored funds or investment vehicles and client accounts have invested. Committed (but unfunded) capital from investors in our sponsored funds is not included in our AUM. The estimated value of development properties is included at estimated completion cost.
    The table below details the changes in the Company's AUM for the three months ended March 31, 2024:

(in millions)	December 31, 2023	Increases	Decreases	March 31, 2024
AUM	$24,542.9	$487.7	$(514.3)	$24,516.3
    AUM decreased 0.1% to approximately $24.5 billion as of March 31, 2024. The decrease is due to asset sales. These decreases were offset by capital contributions on investments and fundings in our debt platform.
Please also see "Fair Value Investments" in Item 1. Business for a discussion of our fair value investments and accounting methodology and any limitations with respect to the same.
Foreign Currency and Currency Derivative Instruments
Please refer to item 3. Quantitative and Qualitative Disclosures About Market Risk for our discussion regarding foreign currency and currency derivative instruments.

Kennedy Wilson Consolidated Financial Results: Three Months Ended March 31, 2024 Compared to the Three Months Ended March 31, 2023

	Three Months Ended March 31, 2024
(Dollars in millions)	Consolidated	Co-Invest	Corporate	Total
Revenue
Rental	$97.4	$—	$—	$97.4
Hotel	9.3	—	—	9.3
Investment management fees	—	21.3	—	21.3
Loans	—	8.1	—	8.1
Other	—	—	0.3	0.3
Total revenue	106.7	29.4	0.3	136.4
Income (loss) from unconsolidated investments
Principal co-investments	—	9.7	—	9.7
Performance allocations	—	(16.4)	—	(16.4)
Loss from unconsolidated investments	—	(6.7)	—	(6.7)

Gain on sale of real estate, net	106.4	—	—	106.4

Expenses
Rental	37.2	—	—	37.2
Hotel	7.6	—	—	7.6
Compensation and related	9.7	8.1	9.8	27.6
Performance allocation compensation	—	(5.5)	—	(5.5)
General and administrative	3.8	2.9	1.6	8.3
Depreciation and amortization	38.9	—	—	38.9
Total expenses	97.2	5.5	11.4	114.1
Interest expense	(39.9)	—	(24.8)	(64.7)
Gain on early extinguishment of debt	0.3	—	—	0.3
Other income	2.7	2.4	1.7	6.8
Provision for income taxes	(12.2)	—	(14.5)	(26.7)
Net income (loss)	66.8	19.6	(48.7)	37.7
Net loss attributable to the noncontrolling interests	0.1	—	—	0.1
Preferred dividends	—	—	(10.9)	(10.9)
Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	66.9	19.6	(59.6)	26.9
Add back (less):
Interest expense	39.9	—	24.8	64.7
Gain on early extinguishment of debt	(0.3)	—	—	(0.3)
Kennedy Wilson's share of interest expense included in unconsolidated investments	—	31.1	—	31.1
Depreciation and amortization	38.9	—	—	38.9
Kennedy Wilson's share of depreciation and amortization included in unconsolidated investments	—	0.9	—	0.9
Provision for income taxes	12.2	—	14.5	26.7
Kennedy Wilson's share of income taxes included in unconsolidated investments	—	0.2	—	0.2
Fees eliminated in consolidation	(0.2)	0.2	—	—
EBITDA adjustments attributable to noncontrolling interests	(2.0)	—	—	(2.0)
Preferred dividends	—	—	10.9	10.9
Share-based compensation	—	—	5.2	5.2
Adjusted EBITDA(1)	$155.4	$52.0	$(4.2)	$203.2
(1) See "Non-GAAP Measures and Certain Definitions" section for definitions and discussion of Adjusted EBITDA.

	Three Months Ended March 31, 2023
(Dollars in millions)	Consolidated	Co-Invest	Corporate	Total

Revenue
Rental	$106.6	$—	$—	$106.6
Hotel	10.6	—	—	10.6
Investment management fees	—	11.0	—	11.0
Loan	—	3.7	—	3.7
Other	—	—	0.3	0.3
Total revenue	117.2	14.7	0.3	132.2
Income (loss) from unconsolidated investments
Principal co-investments	—	16.4	—	16.4
Performance allocations	—	(10.7)	—	(10.7)
Income from unconsolidated investments	—	5.7	—	5.7

Gain on sale of real estate, net	19.2	—	—	19.2

Expenses
Rental	36.6	—	—	36.6
Hotel	7.9	—	—	7.9
Compensation and related	9.8	8.4	12.4	30.6
Performance allocation compensation	—	1.6	—	1.6
General and administrative	3.6	3.2	1.6	8.4
Depreciation expense	39.4	—	—	39.4
Total expenses	97.3	13.2	14.0	124.5
Interest expense	(37.2)	—	(25.1)	(62.3)
Gain on early extinguishment of debt	0.1	—	—	0.1
Other loss	(1.0)	—	(2.0)	(3.0)
(Provision for) benefit from income taxes	(1.8)	—	5.7	3.9
Net (loss) income	(0.8)	7.2	(35.1)	(28.7)
Net income attributable to the noncontrolling interests	(4.2)	—	—	(4.2)
Preferred dividends	—	—	(7.9)	(7.9)
Net (loss) income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	(5.0)	7.2	(43.0)	(40.8)
Add back (less):
Interest expense	37.2	—	25.1	62.3
Gain on early extinguishment of debt	(0.1)	—	—	(0.1)
Kennedy Wilson's share of interest expense included in unconsolidated investments	—	19.8	—	19.8
Depreciation and amortization	39.4	—	—	39.4
Kennedy Wilson's share of depreciation and amortization included in unconsolidated investments	—	0.8	—	0.8
Provision for (benefit from) income taxes	1.8	—	(5.7)	(3.9)
Kennedy Wilson's share of taxes included in unconsolidated investments	—	0.2	—	0.2
Fees eliminated in consolidation	(0.1)	0.1	—	—
EBITDA adjustments attributable to noncontrolling interests	(1.8)	—	—	(1.8)
Preferred dividends	—	—	7.9	7.9
Share-based compensation	—	—	7.1	7.1
Adjusted EBITDA(1)	$71.4	$28.1	$(8.6)	$90.9
(1) See "Non-GAAP Measures and Certain Definitions" section for definitions and discussion of Adjusted EBITDA

Financial Highlights
    GAAP net income (loss) to common shareholders was income of $26.9 million and loss of $40.8 million for the three months ended March 31, 2024 and 2023, respectively.
    Adjusted EBITDA was $203.2 million and $90.9 million for the three months ended March 31, 2024 and 2023, respectively.

    The increase in net income attributable to Kennedy-Wilson Holdings, Inc. common shareholders is primarily due to the gains on sale of real estate that were generated from the sale of the Shelbourne hotel and an office building that is part of a larger office park in Issaquah, Washington. There were additional increases in interest income and recurring fees earned on our debt platform due to the acquisition of the construction loan platform in second quarter of 2023. These increases were offset by higher non-cash performance allocation reversals during the three months ended March 31, 2024 as compared to the prior period.

Additionally, during the period, the Company’s share of interest expense was higher due to changes in the contractual interest rates of its indebtedness. However, this was offset by increases in the fair value of the Company’s interest rate derivatives (which are recognized in other income) that the Company put in place pursuant to its interest rate management policy to hedge against the risks associated with increases in interest rates. Through the securing of hedges pursuant to such policy, the effective interest rate of the Company’s share of indebtedness is 4.5%, which reflects an approximate 60 basis point savings over contractual interest rates.
    Operational Highlights
    Same store property highlights for the three months ended March 31, 2024 include:
•For our 18,005 same property multifamily units for the three months ended March 31, 2024 as compared to the prior period:
◦occupancy remained flat at 93.9%
◦net operating income (net effective) increased by 2.4%
◦total revenues increased by 3.0%
•For 3.9 million square feet of same property office real estate for the three months ended March 31, 2024 as compared to the prior period:
◦occupancy decreased to 93.5% from 93.9%
◦net operating income (net effective) increased by 0.3%
◦total revenues increased by 1.0%
•Investment Transactions
◦Consolidated Portfolio:
▪(i) the Company's sale of the Shelbourne hotel which resulted in a gain of $99.1 million; (ii) the sale of a building that is part of a larger office park which resulted in a gain of $21.6 million; and (iii) the remainder of gain on sale of real estate relates to the sale of non-core retail in the United Kingdom. The gain on sale of real estate, net includes an impairment loss of $14.3 million relating to non-core office and retail buildings in the United Kingdom and Spain that were marketed for sale during such period.
◦Co-Investment Portfolio:
▪Completed $94 million in gross real estate acquisitions, including $90 million invested in two multifamily properties in the Pacific Northwest. In total, the Company had a 8% ownership interest.
▪Originated $719 million in new construction loans, completed $210 million in additional fundings on existing loans, and realized $56 million in repayments.

    Foreign Exchange - Results of Operations
    A significant portion of our investments are located outside of the United States and denominated in foreign currencies. In order to reduce the impact of foreign currency exchange rates we hedge some of our exposure. However we typically do not hedge future operations or cash flows and, therefore, changes in foreign currency rates will have an impact on our results of operations. We have included the table below to illustrate the impact these fluctuations have had on our revenues, net income and Adjusted EBITDA by applying the relevant exchange rates for the prior period. Please refer to the Currency Risk - Foreign

Currencies section in Item 3 for a discussion of risks relating to foreign currency and our hedging strategy and the "Other Comprehensive Income" section below for a discussion of the balance sheet impact of foreign currency movements on our results of operations.

	Three Months Ended March 31, 2024
(dollars in millions)	Consolidated		Co-Investment		Total
Revenues	$(0.2)	—%	$—	—%	$(0.2)	—%
Net (loss) income	1.6	6%	1.3	4%	2.9	10%
Adjusted EBITDA	1.4	1%	1.2	—%	2.6	1%

	Three Months Ended March 31, 2023
(dollars in millions)	Consolidated		Co-Investment		Total
Revenues	$0.2	—%	$—	—%	$0.2	—%
Net (loss) income	(1.7)	(4)%	4.8	12%	3.1	8%
Adjusted EBITDA	(1.5)	(1)%	4.8	5%	3.3	4%
    Consolidated Portfolio Segment
    Rental income decreased to $97.4 million for the three months ended March 31, 2024 as compared to $106.6 million for the same period in 2023. The $9.2 million decrease is primarily due to asset sales primarily of non-core assets in Europe and Western United States and deconsolidations of previously consolidated multifamily properties in the prior year due to sale of equity interests to strategic partners and the Company no longer having control of the investment.
    Hotel income was $9.3 million for the three months ended March 31, 2024 as compared to $10.6 million for the same period in 2023. The $1.3 million decrease is primarily due to lower occupancy and decreased food and beverage revenue also due to lower occupancy at the Shelbourne Hotel during the three months ended March 31, 2024 as compared to the same period of the prior year. On March 27, 2024, we sold the Shelbourne Hotel which comprised the total amount that was recorded to consolidated hotel income.
Gain on sale of real estate, net was $106.4 million for the three months ended March 31, 2024 compared to $19.2 million during the same period in 2023. The gain recognized during the three months ended March 31, 2024 relates to the sale of the Shelbourne hotel which resulted in a gain of $99.1 million; (ii) the sale of a building that is part of a larger office park which resulted in a gain of $21.6 million; and (iii) the remainder of gain on sale of real estate relates to the sale of non-core retail in the United Kingdom. The gain on sale of real estate, net includes an impairment loss of $14.3 million relating to non-core office and retail buildings in the United Kingdom and Spain that were marketed for sale during such period. The gains recognized during the three months ended March 31, 2023 relates to non-core retail assets in the United Kingdom and Western United States and a multifamily property in the Western United States.
    Rental expenses increased to $37.2 million for the three months ended March 31, 2024 as compared to $36.6 million for the three months ended March 31, 2023. The increase is due to inflationary increases on items like payroll, utilities and insurance.
    Hotel expenses decreased to $7.6 million for the three months ended March 31, 2024 as compared to $7.9 million for the three months ended March 31, 2023 primarily due to decreased level of activity at the Shelbourne Hotel during 2024 as described above. As discussed above we sold the Shelbourne Hotel on March 27, 2024.
    Compensation expense was $9.7 million for the three months ended March 31, 2024 as compared to $9.8 million for the three months ended March 31, 2023.
General and administrative expenses were $3.8 million for the three months ended March 31, 2024 as compared to $3.6 million for the three months ended March 31, 2023. There was a higher allocation of corporate expenses to the Consolidated segment in the current period due to higher gains on sale and lower fair value gains in the Co-Investment Portfolio.
Depreciation and amortization decreased to $38.9 million during the three months ended March 31, 2024 as compared to $39.4 million for the three months ended March 31, 2023 as a result of the Company being a net seller of assets over the last year.
    Interest expense was $39.9 million for the three months ended March 31, 2024 as compared to $37.2 million for the same period in 2023. The increase is due to increases in market interest rates. The increase was offset by $4.9 million that we received on interest rate derivative contracts that paid out during the three months ended March 31, 2024 and increases in fair value of interest rate derivatives recorded to other income which is discussed below.

Other income was $2.7 million for the three months ended March 31, 2024 as compared to other loss of $1.0 million for the three months ended March 31, 2023. We had mark to market fair value increases of $3.4 million on the Company's undesignated interest rate caps and swap contracts for the three months ended March 31, 2024 as compared to $1.8 million loss in the prior period. The current period has higher fair value increases as fluctuations in market interest rates primarily due to the delay of interest rate cuts by the Federal Reserve. We have entered into these undesignated contracts to hedge against rising interest rates.
Co-Investment Portfolio Segment
Investment Management
    We receive asset management fees for managing assets on behalf of our partners on our Co-Investment Portfolio assets. During the three months ended March 31, 2024, we had fees recorded through revenues of $21.3 million as compared to $11.0 million from the same period in 2023. During the three months ended March 31, 2024, the increase primarily related to a $7.1 million of origination fees that we earned from our partners on the origination of construction loans in the current period. We also had higher base management fees as a result of having more AUM in our Co-Investment Portfolio mainly from the growth of our global debt platform and Western United States multifamily separate accounts.
Loan income increased to $8.1 million during the three months ended March 31, 2024 as compared to $3.7 million for the same period in 2023. These amounts represent interest income on our invested capital within our global real estate debt platform and the increase is due to the growth of the platform and rising interest rates as the majority of our loans in our debt platform are floating rate loans. These increases were offset by a $5.5 million general reserve that we recorded in other income on our loan portfolio relating to our bridge loan portfolio.
Co-Investment Operations
    In addition to our management of investments in the Co-Investment Portfolio, we have ownership interests in the properties that sit within our Co-Investment Portfolio. The table below represents a breakout of the amounts within income from unconsolidated investments which represents our share of underlying property investments in the Co-Investment Portfolio assets for the three months ended March 31, 2024 and the three months ended March 31, 2023:

	Three Months Ended March 31,
	2024	2023
Revenue
Rental	$69.9	$60.2
Hotel	6.2	—
Sale of real estate	13.1	—
Total revenue	89.2	60.2

Fair value/other adjustments	0.8	1.4
Performance allocations	(16.4)	(10.7)

Expenses
Rental	22.9	18.7
Hotel	9.0	—
Cost of real estate sold	11.2	—
Depreciation and amortization	0.9	0.8
Total expenses	44.0	19.5

Interest expense	(31.1)	(19.9)
Other loss	(5.0)	(5.6)
Provision for income taxes	(0.2)	(0.2)
(Loss) income from unconsolidated investments	$(6.7)	$5.7

The decrease in income from unconsolidated investments is primarily due to the following:

During the three months ended March 31, 2024, we recorded fair value increases from non-cash fair value gains relating to the completion of a merger by the entity that holds the Company's ownership interest in Zonda. Zonda is a technology based real estate business that offers residential construction data providing insights and solutions for leaders in the home building industry. This fair value gain was offset by non-cash fair value losses on: (i) office properties in Western United States, Ireland and United Kingdom due to cap rate expansion and (ii) non-cash fair value losses on mortgage debt as previous non-cash fair value gains unwind as loans move closer to their respective maturity dates.

During the three months ended March 31, 2024, we recorded a $16.4 million decrease in the accrual for performance allocations primarily related to the fair value decreases that we recorded with respect to one of our Western United States commingled funds in which the Company is in the 50/50 catch up in the performance allocation waterfall.

During the quarter ended March 31, 2023, we recorded fair value increases with respect to: (i) recorded fair value increases with respect to our investment in VHH (our affordable rate multifamily platform) due to gains on the conversion of the status of one of VHH’s largest properties from development to operating and gains associated with the conversion of the loan secured by such property from a floating rate construction loan to a long-term fixed rate mortgage (the rate of which was set in 2019); (ii) recorded fair value increases on certain of our development projects located in Dublin, Ireland as we are near completion in such projects; and (iii) foreign exchange movements, net of any foreign exchange hedges as the euro and pound sterling strengthened against the dollar. These fair value increases were offset by (i) certain office properties in one of our existing commingled funds due to cap rate expansion which also led to us recording a decrease of the accrued performance allocations with respect to such fund; (ii) certain market rate multifamily properties in the Western United States and Ireland and our European industrial assets because of increased interest rates leading to cap rate expansion; (iii) certain secured mortgage debt and interest rate derivatives due to a slight decline in the equivalent fixed rates and time decay in the current period.

During the three months ended March 31, 2023, we recorded a $10.7 million decrease in the accrual for performance allocations primarily related to the fair value decreases that we recorded with respect to one of our commingled funds as described above. These decreases were offset by an increase in performance allocations on our European commingled fund due to the increase in value associated with a land investment held by such fund. There is no performance allocation structure that we benefit from with respect to our investment in VHH.
Expenses
Co-Investment Portfolio expenses decreased to $5.5 million for the three months ended March 31, 2024 as compared to $13.2 million during the prior period. The decrease compared to the prior period was primarily due to reversal of previously recognized non-cash performance allocation compensation expense relating to a Western United States based commingled fund as performance allocations were reversed during the current period.
    Corporate
Expenses decreased to $11.4 million for the three months ended March 31, 2024 as compared to $14.0 million for the three months ended March 31, 2023 due to lower share based compensation and deferred compensation expense due to lower share price of the Company's stock for the three months ended March 31, 2024 as compared to the prior period in 2023. These decreases were offset by slight increase in the discretionary compensation accrual.
    Interest expense was $24.8 million for the three months ended March 31, 2024 as compared to $25.1 million for the same period in 2023. Interest expense was offset by $2.6 million that we received on interest rate derivative contracts that paid out during the three months ended March 31, 2024 recorded to other income which is discussed below.

Other income increased to $1.7 million for the three months ended March 31, 2024 as compared to a loss of $2.0 million for the same period in 2023. During the three months ended March 31, 2024, we recorded mark to market fair value gains on interest rate caps and swaps that the Company bought to hedge its variable rate interest rate exposure of $6.3 million as compared to a loss of $1.2 million in three months ended March 31, 2023. For the three months ended March 31, 2024 we received $0.8 million of interest income on bank deposits due to rising interest rates as compared to $0.5 million in the prior period. The Company also recorded realized foreign exchange gains of $2.4 million for the three months ended March 31, 2024 with a loss of $1.5 million in the prior period.

Our income tax expense was $26.7 million for the three months ended March 31, 2024 as compared to income tax benefit of $3.9 million for the same period in 2023. The increase in income tax expense is primarily attributable to a $97.0 million increase in worldwide pre-tax book income in 2024 as compared to the same period in the prior year. Our effective tax rate for the three months ended March 31, 2024 was 41.5% as compared to an effective tax rate of 12% for the same period in 2023. Significant items impacting the quarterly tax provision include: increase in valuation allowance against the Company’s deferred tax asset on the outside basis difference of its investment in KWE, and tax charges associated with non-deductible executive compensation under IRC Section 162(m).

    Other Comprehensive Income (Loss)
The two major components that drive the change in other comprehensive loss are the change in foreign currency rates and the gain or loss of any associated foreign currency hedges. Please refer to the Currency Risk - Foreign Currencies section in Item 3 for a discussion of our risks relating to foreign currency and our hedging strategy. Below is a table that details the activity for the three months ended March 31, 2024 and 2023.

	Three Months Ended March 31,
(Dollars in millions)	2024	2023
Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$26.9	$(40.8)
Unrealized foreign currency translation (losses) gain, net of noncontrolling interests and tax	(17.3)	13.3
Amounts reclassified out of accumulated other comprehensive loss during the period	5.2	—
Unrealized foreign currency derivative contract gain (losses), net of noncontrolling interests and tax	9.8	(1.2)
Comprehensive income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$24.6	$(28.7)

The main currencies that we have exposure to are the euro and pound sterling. The table below represents the change in rates over the three months ended March 31, 2024 and 2023 as compared to the U.S. Dollar:

	Three Months Ended March 31,
	2024	2023
Euro	(2.2)%	1.4%
GBP	(0.9)%	2.0%

Comprehensive income (loss), net of taxes and noncontrolling interests, for the three months ended March 31, 2024 and 2023 was income of $24.6 million and a loss of $28.7 million, respectively.  The Company experienced net unrealized losses on foreign currency through other comprehensive income for the period due to the weakening of the Euro and GBP against the US Dollar in the period. Hedge gains were due to hedges the Company held on its GBP investments as well as hedges that KWE has on its euro denominated investments.

Liquidity and Capital Resources
    Our liquidity and capital resources requirements include acquisitions of real estate and real estate related assets, funding development projects, loan draw (particularly on our construction loan business) capital expenditures for consolidated real estate and unconsolidated investments, working capital needs, interest and principal payments on our debt and dividends to our common and preferred shareholders. We finance these activities with internally generated funds through general operations including rental income, interest income, asset management fees, asset sales, borrowings under our revolving line of credit, sales of equity (common and preferred) and debt securities and cash out refinancings to the extent they are available and fit within our overall portfolio leverage strategy. Our investments in real estate are typically financed with equity from our balance sheet, third party equity and mortgage loans secured by that real estate. These mortgage loans are generally non-recourse in that, in the event of default, recourse will be limited to the mortgaged property serving as collateral, subject to limited customary exceptions. In some cases, we guarantee a portion of the loan related to a consolidated property or an unconsolidated investment, usually until some condition, such as completion of construction or leasing or certain net operating income criteria, has been met. We do not expect these guarantees to materially affect liquidity or capital resources. Please refer to the section titled "Off Balance Sheet Arrangements" for further information.

    Our short-term liquidity requirements primarily consist of operating expenses and other expenditures associated with our properties and loan investments, dividend payments to our common and preferred shareholders, interest on our unsecured corporate debt, development, redevelopment and capital expenditures and, potentially, share repurchases and acquisitions. We currently expect to meet our short-term liquidity requirements through our existing cash and cash equivalents plus capital generated from our investments, and sales of real estate as well as availability on our current revolving lines of credit. In addition, the Company’s recently-announced adjustment to its common stock dividend will provide the Company with approximately $66 million of additional cash per year to capitalize on opportunities to grow its core business and/or repay outstanding indebtedness. Our need to raise funds from time to time to meet our capital requirements will depend on many factors, including the success and pace of the implementation of our strategy for strategic and accretive growth where appropriate. Additionally, we may opportunistically seek to raise capital (equity or debt) when we believe market conditions are favorable and when consistent with our growth and financing strategies. We may also seek third party financing to the extent that we engage in additional strategic investments, including in order to raise capital necessary to execute potential development or redevelopment strategies or acquire real estate, note portfolios, or other real estate related companies or real estate related securities. Similarly, we may from time to time seek to refinance our existing indebtedness opportunistically in order to reduce our overall cost of debt capital or optimize the maturity schedule of our outstanding indebtedness, or for other strategic reasons. We have an at-the-market ("ATM Program") pursuant to which we may issue and sell shares of the Company’s common stock in amounts and at times as the Company determines from time to time. We have $169.9 million available under this program at March 31, 2024. The Company has no obligation to sell any of such shares under its ATM Program. Actual sales will depend on a variety of factors to be determined by the Company from time to time, including, among others, market conditions, the trading price of its common stock, the Company's determination of the appropriate sources of funding for the Company, and potential uses of funding available.

As of March 31, 2024, we and our consolidated subsidiaries had $541.9 million ($342.2 million of which is in foreign currencies of the EUR or the GBP) of consolidated cash (as shown on our consolidated balance sheet), our share of cash held at unconsolidated Co-Investment Portfolio assets of $101.0 million and had $252.1 million of availability under our revolving credit facility ($247.9 million outstanding as of March 31, 2024). As of March 31, 2024, we have $104.6 million of restricted cash, which is included in cash and cash equivalents, that primarily relates to lender reserves associated with consolidated mortgages that we hold on properties and reserves held on loans in the Construction Loan Portfolio (as defined herein) on behalf of the borrowers under such loans. These reserves typically relate to interest, taxes, insurance and future capital expenditures at the properties as well as reserves held on our loan investments.
    Additionally, we are subject to withholding taxes to the extent we repatriate cash from certain of our foreign subsidiaries. Under the KWE Notes covenants we have to maintain certain interest coverage and leverage ratios to remain in compliance (see "Indebtedness and Related Covenants" for more detail on KWE Notes). Due to these covenants, we evaluate the tax and covenant implications before we distribute cash, which could impact the availability of funds at the corporate level.

As discussed throughout this report, ongoing macroeconomic conditions, such as, but not limited to, ongoing issues affecting regional and other financial institutions, high inflation and central banks raising interest rates to curtail high inflation continue to fuel recessionary fears and create volatility in our business results and operations, including our ability to access the capital markets at desired terms or at all. Please also see Part I. Item 1A. Risk Factors to our Annual Report on Form 10-K for the year ended December 31, 2023.
Development and Redevelopment
    Kennedy Wilson has a number of market rate development, redevelopment and entitlement projects that are underway or are in the planning stages.  These initiatives, if completed, will result in market-rate income producing assets. As of March 31, 2024, we had 1,106 multifamily units we are actively developing. If these projects were brought to completion, our share of the total cost is estimated to be approximately $281 million, which we expect would be funded through our existing equity, third party equity, project sales and secured debt financing.  This represents total capital over the life of the projects and is not a representation of peak equity and does not take into account any distributions over the course of the investment. As of March 31, 2024, we had incurred $229 million of costs to date and expect to spend an additional $84 million to develop to completion or complete the entitlement process on these projects. Of the $84 million of remaining costs to complete, we currently expect $20 million of it to be funded through cash from us over the life of the projects and the remaining to be financed with proceeds from investment level borrowings. These costs are generally financed by cash from our balance sheet, capital provided by partners (if applicable), cash flow from the investment and construction loans. Cost overrun risks are reduced by detailed architectural plans, guaranteed, or fixed price contracts and supervision by expert Company executives and personnel. When completed, the construction loans are generally replaced by long-term mortgage financing. When development projects are completed they typically move into our unstabilized category as they undergo lease up post-completion.
    In addition to the market rate development and redevelopment projects described above, we have 1,604 affordable and/or age-restricted multifamily units within our VHH platform that we are currently developing or are in the process of stabilizing. We expect to have no cash equity basis in these projects at completion due to the use of property level debt and proceeds from the sale of tax credits. If these projects are brought to completion, we expect to receive $11.2 million in cash from paid developer fees and proceeds from the sale of tax credits.
    The figures described in the two preceding paragraphs and in the table below are budgeted costs and are subject to change. There is no certainty that the Company will develop or redevelop any or all of these potential projects and the Company and its equity partners are under no obligation to complete these projects and may dispose of any such assets after adding value through the entitlement process.  These are budgeted figures and are subject to change (increase or decrease) due to a number of factors (some of which are beyond our control), including, that these projects are being developed under construction management contracts with the general contractors and therefore we and our equity partners could be called upon to contribute additional capital in the event that actual costs exceed budgeted costs. The scope of these projects may also change. The estimated costs and amounts of cash to complete projects reflected in the table below represent management's current expectations and the total costs incurred to date include the land costs of these projects.

The table below describes the market rate development or redevelopment projects that the Company is undergoing or considering, and excludes the affordable and/or age-restricted multifamily units that it is developing in its VHH platform and its residential investments ($ in millions).

					If Completed			Current
Location	Type	Investment	Status	Est. Completion Date(1)	Est. Stabilization Date	MF Units	KW Est. Total Cost(4)	KW Costs Incurred(5)	KW Est. Costs to Complete(2)
Mountain West	Multifamily	Oxbow(6)	Under Construction	2024	2024	268	42	39	3
Nor. California	Multifamily	38° North Phase III(5)	Under Construction	2024	2024	30	13	10	3
Pacific Northwest	Multifamily	Two10(5)	Under Construction	2024	2025	210	63	52	11
So. California	Multifamily	University Glen Phase II(5)	Under Construction	2024	2025	310	120	93	27
Mountain West	Multifamily	Cloudveil	Under Construction	2025	2026	288	43	3	40
So. California	Multifamily	Gateway @ The Oaks(5)	In Planning	TBD	TBD	TBD	TBD	12	TBD
Pacific Northwest	Multifamily	Bend(6)	In Planning	TBD	TBD	TBD	TBD	20	TBD
	Total					1,106	$281	$229	$84
Note: The table above excludes minority-interest development projects and one development project where the scope is still being explored
(1) The actual completion date for projects is subject to several factors, many of which are not within our control. Accordingly, the projects identified may not be completed when expected, or at all.
(2)    Figures shown in this column are an estimate of KW's remaining costs to develop to completion or to complete the entitlement process, as applicable, as of March 31, 2024. Total remaining costs may be financed with third-party cash contributions, proceeds from projected sales, and/or debt financing. Kennedy Wilson expects to fund $20 million of its share of remaining costs to complete with cash. These figures are budgeted costs and are subject to change. There is no guarantee that the Company will be able to secure the project-level debt financing that is assumed in the figures above.  If the Company is unable to secure such financing, the amount of capital that the Company will have to invest to complete the projects above may significantly increase. KW cost to complete differs from KW share total capitalization as the latter includes costs that have already been incurred to date while the former relates to future estimated costs.
(3) Estimated foreign exchange rates are €1.00 = $1.08 USD, and £1.00 = $1.26 USD, related to NOI.
(4) Includes land costs.
(5) Included in Consolidated Portfolio segment
(6) Included in Co-Investment Portfolio segment

Unstabilized and Value Add Capital Expenditure Programs

    We currently have eleven assets that comprise 1.1 million commercial square feet, 1,402 multifamily units and 150 hotel rooms that are currently unstabilized and are undergoing various stages of lease up, value add or development. In order to stabilize these assets, we project our share of the costs to complete to be $44.9 million. The cost to complete this work and the time frame described is subject to many uncertainties that are beyond our control, and the actual costs may be significantly higher than the estimates shown below.

    The table below describes assets that are currently unstabilized.

Property	Segment	Location	Type	KW Ownership %	# of Assets	Commercial Sq. Ft.	MF Units	Hotel Rooms	Leased %	KW Est. Costs(1)
Coopers Cross	Co-Investment	Ireland(2)	Multifamily	50%	1	—	471	—	56	$1.0
Grange West	Co-Investment	Ireland(2)	Multifamily	50%	1	—	287	—	66	1.0
38° North Phase II	Consolidated	Northern California	Multifamily	100%	1	—	172	—	36	7.4
Dovetail	Consolidated	Mountain West	Multifamily	90%	1	—	240	—	69	1.5
The Heights Building 4	Co-Investment	United Kingdom(2)	Office	51%	1	80,000	—	—	43	—
Stockley Park	Consolidated	United Kingdom(2)	Office	100%	1	54,000	—	—	—	—
Kona Village	Co-Investment	Hawaii	Hotel	50%	1	—	—	150	—	—
Coopers Cross	Co-Investment	Ireland(2)	Office	50%	1	395,000	—	—	—	4.1
90 East Buildings C and D	Consolidated	Pacific Northwest	Office	100%	1	410,000	—	—	—	19.4
The Cornerstone	Co-Investment	Ireland(2)	Multifamily	50%	1	20,000	232	—	—	4
Hamilton Landing H4 & H7	Consolidated	Northern California	Office	100%	1	118,000	—	—	34	6.5
		Total Lease-Up			11	1,077,000	1,402	150	28%	$44.9
Note: The table above excludes minority-held totaling 1.3 million commercial sq. ft.
(1)    Figures shown in this column are an estimate of KW's remaining costs to develop to completion or to complete the entitlement process, as applicable, as of March 31, 2024. Total remaining costs may be financed with third-party cash contributions, proceeds from projected sales, and/or debt financing. These figures are budgeted costs and are subject to change. There is no guarantee that the Company will be able to secure the project-level debt financing that is assumed in the figures above.  If the Company is unable to secure such financing, the amount of capital that the Company will have to invest to complete the projects above may significantly increase.
(2) Estimated foreign exchange rates are €1.00 = $1.08 USD, and £1.00 = $1.26 USD related to NOI.

    In addition to our development, redevelopment and stabilization initiatives we regularly implement a value-add approach to our consolidated and unconsolidated investments which includes rehabbing properties and adding or updating property amenities.  The capital required to implement these value-add initiatives is typically funded with capital calls, refinancing or supplemental financings at the property level.  We are not required to make these investments, but they are a key driver in our ability to increase net operating income at our properties post-acquisition.
Other Items
    On March 20, 2018, our Board of Directors approved the repurchase of up to $250 million of our common stock. Repurchases under the program may be made in the open market, in privately negotiated transactions, through the net settlement of our restricted stock grants or otherwise, with the amount and timing of repurchases dependent on market conditions and subject to the company’s discretion. The program does not obligate us to repurchase any specific number of shares and, subject to compliance with applicable laws, may be suspended or terminated at any time without prior notice. On November 3, 2020, the Company's board of directors authorized an expansion of its existing $250 million share repurchase plan to $500 million. As of March 31, 2024, we had $115.3 million remaining under the current plan for stock repurchases. Please also see "Unregistered Sales of Equity Securities and Use of Proceeds" section in Item 2.
The Company maintains a deferred compensation program for certain employees of the Company (the “Deferred Compensation Program”). The named executive officers of the Company are not participants of the Deferred Compensation Program. The compensation committee of the Company’s board of directors approves an amount annually to be allocated to certain employees of the Company in the United States and in Europe. The amount allocated to each employee vests ratably over a three-year vesting period, subject to continued employment with the Company. Prior to 2022, half of the allocated amount was tied specifically to the performance and value of the Company’s common stock at the time of each vesting (“Bonus Units”). Beginning 2022, the entire amount allocated to each employee consisted of Bonus Units. Under the Deferred Compensation Program, at the time of each vesting, the employees receive an amount equal to either the dividend yield of the Company’s common stock or the actual amount of dividends paid on the Company common stock (in the case of Bonus Units) during the immediately preceding year on the amount that is subject to such vesting. During the three months ended March 31, 2024 and 2023 the Company recorded $1.3 million and $2.8 million, respectively, under the Deferred Compensation Program.
As discussed throughout this report, the Company also maintains a performance allocation sharing program for certain employees of the Company (the “Performance Allocation Sharing Program”). The compensation committee of the Company’s board of directors approved, reserved and authorized executive management to issue up to thirty-five percent (35%) of any performance allocations earned by certain commingled funds and separate account investments to be allocated to certain employees of the Company. Sixty percent of the award to each employee vests ratably over four years and the remaining forty percent vest upon the consummation of a liquidity event of the investment whereby the Company actually receives cash performance allocations from its partner. The full performance allocation earned by the Company will be recorded to income from unconsolidated investments and the amount allocated to employees is recorded as performance allocation compensation. During the three months ended March 31, 2024 and 2023, the Company recorded a reversal of $5.5 million and expense of $1.6 million, respectively related to this program.

The Company also recently implemented a global employee co-investment program (the “Co-Investment Program”). The named executive officers are not participants of the Co-Investment Program. Under the Co-Investment Program, certain employees are provided the opportunity to invest alongside the Company in its investments (in all future investments and certain recently acquired transactions). The amount of funds that the employees, as a group, can invest in the Company’s investments is capped at 1.5% of the Company’s equity. Participants in the Co-Investment Program will make commitments to the program every year. Generally (with certain exceptions), participants in the Co-Investment Program will invest in every investment made by the Company (investments that such employee has an active role in acquiring and managing) in the applicable year.
Cash Flows
    The following table summarizes the cash provided by or used in our operating, investing and financing activities for the three months ended March 31, 2024 and 2023.

	Three Months Ended March 31,
(Dollars in millions)	2024	2023
Net cash used in operating activities	$(5.6)	$(67.0)
Net cash provided by investing activities	244.8	36.9
Net cash used in financing activities	(9.8)	(61.0)
Operating
Our cash flows from operating activities are primarily dependent upon operations from consolidated properties, the operating distributions and fees from our Co-Investment Platform net of operating expenses, general and administrative costs, compensation and interest expense payments.  Net cash flows used in operating activities totaled $5.6 million and $67.0 million for the three months ended March 31, 2024 and 2023, respectively. The change was due to lower discretionary compensation payments in the three months ended March 31, 2024 as compared to the prior period and the receipt of deposits relating to the debt platform business from borrowers that is part of restricted cash.
Investing
    Our cash flows from investing activities are generally comprised of cash used to fund property acquisitions, investments in co-investments, capital expenditures, purchases and originations of loans secured by real estate, as well as cash received from property sales and sales from our co-investments. Net cash provided by investing activities totaled $244.8 million for the three months ended March 31, 2024. We received $328.2 million from the sale of Shelbourne Hotel, a building at the 90 East office complex in Issaquah, Washington and non-core commercial assets in the United Kingdom. We received $2.7 million in investing distributions from our co-investments primarily from conversion of VHH assets and redemption of a hedge fund investment. Loan draws and our share of new loans issued as part of our Construction Loan and bridge debt platform totaled $9.5 million. We received $2.8 million of proceeds from repayments on loans previously issued. We spent $51.5 million on capital expenditures on consolidated assets primarily relating to development properties as well as value add additions to our operating properties. We also contributed $28.2 million to unconsolidated investments that were primarily used to fund our share of capital calls on Kona Village, new acquisitions made within our new commingled fund in the United States, capital calls on European developments and merger relating to our investment in Zonda.
    Net cash provided by investing activities totaled $36.9 million for the three months ended March 31, 2023. We received $111.9 million from the sale of non-core retail and office assets in the United Kingdom, Ireland and Western United States as well as a residential property in Hawaii. We received $15.2 million in investing distributions from our co-investments primarily from sale of investments in our commingled funds and the redemption of a hedge fund investment. Our share of new loans issued as part of our global debt platform were $3.5 million and we received $2.1 million of proceeds from repayments on loans issued. We spent $39.2 million on capital expenditures on consolidated assets, our development properties and value add additions to our operating properties. We also contributed $50.3 million to unconsolidated investments that were primarily used to fund our share of capital calls on Kona Village and Cooper's Cross development.
Financing
Our net cash related to financing activities are generally impacted by capital-raising activities net of dividends and distributions paid to common and preferred shareholders and noncontrolling interests as well as financing activities for consolidated real estate investments.  Net cash used in financing activities totaled $9.8 million for the three months ended March 31, 2024. We drew $100.0 million on our revolving line of credit. Kennedy Wilson received proceeds of $73.4 million from mortgage loans to refinance consolidated property loans. These proceeds were offset by the repayment of $127.8 million of mortgage debt primarily related to proceeds from the 90 East building sale. During the three months ended March 31, 2024, we paid common dividends of $34.1 million and preferred dividends of $10.9 million and we repurchased $9.1 million of our common stock under our share repurchase plan.
    Net cash used in financing activities totaled $61.0 million for the three months ended March 31, 2023. The Company received net proceeds of $29.3 million from the issuance of common shares under its ATM program. We drew $25.0 million on our revolving line of credit and repaid $60.0 million on our revolving line of credit during the three months ended March 31, 2023. Kennedy Wilson received proceeds of $310.1 million from mortgage loans to refinance consolidated properties. These proceeds were offset by the repayment of $302.7 million of mortgage debt. During the three months ended March 31, 2023, we paid common dividends of $35.6 million and preferred dividends of $7.9 million and we repurchased $13.4 million of our common stock under our share repurchase plan.

Contractual Obligations and Commercial Commitments
    At March 31, 2024, Kennedy Wilson's contractual cash obligations, including debt, operating leases and ground leases, included the following:

	Payments Due by Period(9)
(Dollars in millions)	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Contractual Obligations(6)
Borrowings:(1) (4)
Mortgage Debt(2) (4)	$2,787.5	$79.3	$1,180.6	$595.2	$932.4
Senior notes(3) (4)	1,800.0	—	—	600.0	1,200.0
Credit Facility(4)	247.9	—	247.9	—	—
KWE Unsecured bonds(4) (5)	512.7	—	512.7	—	—
Total borrowings	5,348.1	79.3	1,941.2	1,195.2	2,132.4
Operating leases	9.6	0.8	2.0	2.2	4.6
Ground leases(8)	27.2	0.2	0.4	0.4	26.2
Total contractual cash obligations(7)	$5,384.9	$80.3	$1,943.6	$1,197.8	$2,163.2
(1) Figures do not include scheduled interest payments. Assuming each debt obligation is held until maturity, we estimate that we will make the following interest payments: Less than 1 year - $122.5 million; 1-3 years - $374.4 million; 4-5 years - $111.3 million; After 5 years - $94.4 million. The interest payments on variable rate debt have been calculated using the interest rate in effect at March 31, 2024.
(2) Excludes $1.3 million of net unamortized debt discount on mortgage debt.
(3) Excludes $3.1 million of net unamortized debt premium on senior notes.
(4) Excludes $31.9 million of unamortized loan fees.
(5) Excludes $0.9 million net unamortized discount on KWE unsecured bonds
(6) Kennedy Wilson's share of contractual obligations, (excluding amounts that are attributable to noncontrolling interests), including debt and operating leases, consisted of the following: Less than 1 year - $80.3 million; 1-3 years - $1,939.4 million; 4-5 years - $1,175.5 million; After 5 years - $2,113.0 million.
(7) Table above excludes $178.2 million unfulfilled capital commitments to our unconsolidated and fund investments and $92.2 million to our loan investments.
(8) Ground leases on consolidated assets. Amounts are undiscounted and have leases that expire as far out as 2258.
(9) Principal debt payments include the effect of extension options.
Indebtedness and Related Covenants
    The following describes certain indebtedness and related covenants.
    KWI Notes
On February 11, 2021, Kennedy-Wilson, Inc. ("KWI"), issued $500.0 million aggregate principal amount of 4.750% senior notes due 2029 (the “2029 Notes”) and $500.0 million aggregate principal amount of 5.000% senior notes due 2031 (the “2031 Notes” and, together with the 2029 Notes, the “initial notes”). On March 15, 2021, KWI issued an additional $100 million aggregate principal of the 2029 Notes and an additional $100 million of the 2031 Notes. These additional notes were issued as "additional notes" under the indentures pursuant to which KWI previously issued 2029 Notes and the 2031 Notes. On August 23, 2021, KWI issued $600.0 million aggregate principal amount of 4.750% senior notes due 2030 (the "2030 Notes", together with the 2029 Notes, the 2031 notes and the additional notes, the "notes"). The notes are senior, unsecured obligations of KWI and are guaranteed by Kennedy-Wilson Holdings, Inc. and certain subsidiaries of KWI.

The notes accrue interest at a rate of 4.750% (in the case of the 2029 Notes), 4.750% (in the case of the 2030 Notes) and 5.000% (in the case of the 2031 Notes) per annum, payable semi-annually in arrears on March 1 and September 1 of each year, beginning on September 1, 2021 for the 2029 Notes and 2031 Notes and March 1, 2022 for the 2030 Notes. The notes will mature on March 1, 2029 (in the case of the 2029 Notes), February 1, 2030 (in case of 2030 Notes) and March 1, 2031 (in the case of the 2031 Notes), in each case unless earlier repurchased or redeemed. At any time prior to March 1, 2024 (in the case of the 2029 Notes), September 1, 2024 (in the case of the 2030 Notes) or March 1, 2026 (in the case of the 2031 Notes), KWI may redeem the notes of the applicable series, in whole or in part, at a redemption price equal to 100% of their principal amount, plus an applicable “make-whole” premium and accrued and unpaid interest, if any, to the redemption date. At any time and from time to time on or after March 1, 2024 (in the case of the 2029 Notes), September 1, 2024 (in the case of the 2030 Notes) or March 1,

2026 (in the case of the 2031 Notes), KWI may redeem the notes of the applicable series, in whole or in part, at specified redemption prices set forth in the indenture governing the notes of the applicable series, plus accrued and unpaid interest, if any, to the redemption date. In addition, prior to March 1, 2024 (for 2029 Notes and 2031 Notes) and September 1, 2024 (for 2030 Notes), KWI may redeem up to 40% of the notes of either series from the proceeds of certain equity offerings. No sinking fund will be provided for the notes. Upon the occurrence of certain change of control or termination of trading events, holders of the notes may require KWI to repurchase their notes for cash equal to 101% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date. The amount of the 2029 Notes, 2030 Notes and 2031 Notes included in the Company's consolidated balance sheets was $601.5 million, $600.0 million and $601.6 million at March 31, 2024.
    KWE Notes

As of March 31, 2024, KWE has notes outstanding ("KWE Notes") of $512.8 million (based on March 31, 2024 rates), have an annual fixed coupon of 3.25% and mature in 2025. The KWE Notes are subject to the restrictive covenants discussed below.

Borrowings Under Line of Credit

    On March 25, 2020, the Company, through a wholly-owned subsidiary, extended its existing $500 million revolving line of credit ("Second A&R Facility"). The Second A&R Facility has a maturity date of September 25, 2024. Subject to certain conditions precedent and at Kennedy-Wilson, Inc.’s (the "Borrower") option, the maturity date of the Second A&R Facility may be extended by six months.

    The Company has $247.9 million outstanding on the Second A&R Facility with $252.1 million available to be drawn as of March 31, 2024.
    Debt Covenants
    The Second A&R Facility and the indentures governing the notes contain numerous restrictive covenants that, among other things, limit the Company and certain of its subsidiaries' ability to incur additional indebtedness, pay dividends or make distributions to stockholders, repurchase capital stock or debt, make investments, sell assets or subsidiary stock, create or permit liens, engage in transactions with affiliates, enter into sale/leaseback transactions, issue subsidiary equity and enter into consolidations or mergers.
    The Second A&R Facility has certain covenants as set forth in that certain Second Amended and Restated Credit Agreement, dated as of March 25, 2020 (the "Credit Agreement") that, among other things (including the limitations set forth in the preceding paragraph) requires the Company to maintain (i) a maximum consolidated leverage ratio (as defined in the Credit Agreement) of not greater than 65%, measured as of the last day of each fiscal quarter, (ii) a minimum fixed charge coverage ratio (as defined in the Credit Agreement) of not less than 1.70 to 1.00, measured as of the last day of each fiscal quarter for the period of four full fiscal quarters then ended, (iii) a minimum consolidated tangible net worth equal to or greater than the sum of $1,700,000,000 plus an amount equal to fifty percent (50%) of net equity proceeds received by the Company after the date of the most recent financial statements that are available as of the March 25, 2020, measured as of the last day of each fiscal quarter, (iv) a maximum recourse leverage ratio (as defined in the Credit Agreement) of not greater than an amount equal to consolidated tangible net worth as of the measurement date multiplied by 1.5, measured as of the last day of each fiscal quarter, (v) a maximum secured recourse leverage ratio (as defined in the Credit Agreement) of not greater than an amount equal to 3.5% of consolidated total asset value (as defined in the Credit Agreement) and $299,000,000, (vi) a maximum adjusted secured leverage ratio (as defined in the Credit Agreement) of not greater than 55%, measured as of the last day of each fiscal quarter, and (vii) liquidity (as defined in the Credit Agreement) of at least $75.0 million. As of March 31, 2024, the Company was in compliance with these financial covenants. The obligations of Kennedy-Wilson, Inc. pursuant to the Credit Agreement are guaranteed by the Company and certain wholly-owned subsidiaries of the Company.
    The indentures governing the notes limit Kennedy-Wilson, Inc.'s ability to incur additional indebtedness if, on the date of such incurrence and after giving effect to the new indebtedness, Kennedy-Wilson, Inc.'s maximum balance sheet leverage ratio (as defined in the indenture) is greater than 1.50 to 1.00. This ratio is measured at the time of incurrence of additional indebtedness.
    The KWE Notes require KWE to maintain (i) consolidated net indebtedness (as defined in the trust deed for the notes) of no more than 60% of the total asset value; (ii) consolidated secured indebtedness (less cash and cash equivalents) of no more than 50% of total asset value; (iii) an interest coverage ratio of at least 1.5 to 1.0, and (iv) unencumbered assets of no less than 125% of the unsecured indebtedness (less cash & cash equivalents). The covenants associated with KWE Notes are not an obligation of KWH and these amounts are presented as a component of our investment debt as it is an unsecured obligation relating to an underlying investment of ours. As of March 31, 2024, the Company was in compliance with these covenants.

    In addition, loan agreements that govern the Company's property-level non-recourse financings that are secured by its properties may contain operational and financial covenants, including but not limited to, debt yield related covenants and debt service coverage ratio covenants and, with respect to mortgages secured by certain properties in Europe, loan-to-value ratio covenants. Property-level non-recourse financings with such loan-to-value covenants require that the underlying properties are valued on a periodic basis (at least annually).  The failure by the Company to comply with such covenants and/or secure waivers from lenders could result in defaults under these instruments.  In addition, if the Company defaults under a mortgage loan and/or such loan is accelerated by the lender, it may automatically be in default under any of its property and corporate unsecured loans that contain cross-default and/or cross-acceleration provisions.  Please also see Part I. Item 1A "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2023. During the quarter ended March 31, 2024, we determined that one of our joint ventures (50% at the Company’s share) was out of compliance with a covenant in its financing agreement. The joint venture and the lender have agreed to an arrangement in principle, which includes, among other things, an extension of the term of the loan and the joint venture paying off a portion of the outstanding balance. The parties are in the process of documenting the same and the Company currently expects to have such documentation finalized during the second quarter of 2024. As of March 31, 2024, the Company was in compliance with all of its covenants (financial and otherwise) that are contained in its consolidated mortgages other than with respect to one mortgage loan. The Company was out of compliance with an interest coverage covenant in one of its non-recourse mortgage loans, representing 1% of its total mortgage debt. The Company and Lender have agreed to terms, including, but not limited to, waiving the covenant upon the Company’s funding of approximately $1 million into an interest reserve account. The Company expects to have the waiver finalized during the second quarter of 2024. The two loans discussed directly above total only 1.4% of our share of total debt obligations. The Company is current on all payment obligations (principal and interest) under its mortgage loans, including the two loans discussed above. Please also see Part I. Item 1A "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2023.
    As of March 31, 2024, the Company was in compliance with all covenant calculations (other than discussed immediately above).
Off-Balance Sheet Arrangements
    We have provided guarantees from time to time associated with loans secured by consolidated assets. As of March 31, 2024, the maximum potential amount of future payments (undiscounted) we could be required to make under the guarantees was $155.3 million. The guarantees expire through 2031 and our performance under the guarantees would be required to the extent there is a shortfall upon liquidation between the principal amount of the loan and the net sale proceeds of the applicable properties. If we were to become obligated to perform on these guarantees, it could have an adverse effect on our financial condition.
    As of March 31, 2024, we had unfulfilled capital commitments totaling $178.2 million to our joint venture investments and $92.2 million to our loan portfolio. In addition to the unfunded capital commitments on our joint venture investments, we had $66.8 million of equity commitments relating to consolidated and unconsolidated development projects. As we identify investment opportunities in the future, we may be called upon to contribute additional capital to unconsolidated investments in satisfaction of our capital commitment obligations.
    Please refer to our Annual Report on Form 10-K for the year ended December 31, 2023 for discussion of our non-recourse carve-out guarantees arrangements, as there have been no material changes to that disclosure.
Certain Non-GAAP Measures and Reconciliations
    The table below is a reconciliation of Non-GAAP measures to their most comparable GAAP measures, for amounts relating to the three months ended March 31, 2024 dated back through 2020.

	Three Months Ended March 31,
(dollars in millions)	2024	2023	2022	2021	2020
Net income (loss)	$37.7	$(28.7)	$40.0	$(1.6)	$(5.9)
Non-GAAP Adjustments
Add back:
Interest expense	64.7	62.3	50.5	51.6	48.8
(Gain) loss on early extinguishment of debt	(0.3)	(0.1)	—	14.8	—
Kennedy Wilson's share of interest expense included in unconsolidated investments	31.1	19.8	11.3	7.9	8.1
Depreciation and amortization	38.9	39.4	43.3	44.4	45.5
Kennedy Wilson's share of depreciation and amortization included in unconsolidated investments	0.9	0.8	1.1	1.7	1.7
Provision for (benefit from) income taxes	26.7	(3.9)	8.2	2.7	5.7
Kennedy Wilson's share of taxes included in unconsolidated investments	0.2	0.2	—	—	1.1
Share-based compensation	5.2	7.1	7.1	7.7	8.6
EBITDA attributable to noncontrolling interests	(1.9)	(6.0)	(1.4)	(1.6)	(1.6)
Adjusted EBITDA(1)	$203.2	$90.9	$160.1	$127.6	$112.0
(1) See "Non-GAAP Measures and Certain Definitions" for definitions and discussion of Adjusted EBITDA.

	Three Months Ended March 31,
(dollars in millions)	2024	2023	2022	2021	2020
Net income (loss)	$37.7	$(28.7)	$40.0	$(1.6)	$(5.9)
Non-GAAP adjustments:
Add back:
Depreciation and amortization	38.9	39.4	43.3	44.4	45.5
Kennedy Wilson's share of depreciation and amortization included in unconsolidated investments	0.9	0.8	1.1	1.7	1.7
Share-based compensation	5.2	7.1	7.1	7.7	8.6
Preferred dividends	(10.9)	(7.9)	(5.3)	(4.3)	(4.3)
Net income attributable to the noncontrolling interests, before depreciation and amortization	(1.3)	(5.4)	(0.8)	(0.9)	(0.8)
Adjusted Net Income(1)	$70.5	$5.3	$85.4	$47.0	$44.8
(1)  See "Non-GAAP Measures and Certain Definitions" for definitions and discussion of Adjusted Net Income.

Net Operating Income

2024	YTD
	Consolidated Portfolio	Co-Investment Portfolio
Net income (loss)	$37.7	$(6.7)
Add: Provision for income taxes	26.7	0.2
Add: Loss from unconsolidated investments	6.7	—
Less: Gain on sale of real estate, net(1)	(106.4)	—
Add: Interest expense	64.7	31.1
Less: Gain on early extinguishment of debt	(0.3)	—
Less: Other (income) loss	(6.8)	5.0
Less: Sale of real estate(1)	—	(13.1)
Less: Investment management	(21.3)	16.4
Less: Other	(0.3)	—
Less: Loans	(8.1)	—
Add: Cost of real estate sold(1)	—	11.2
Add: Compensation and related	27.6	—
Add: Performance allocation expense	(5.5)	—
Add: General and administrative	8.3	—
Add: Depreciation and amortization	38.9	0.9
Add: Fair value adjustments	—	(0.8)
Less: NCI adjustments	(2.2)	—
Net Operating Income	$59.7	$44.2
(1) The Company’s joint ventures in its Co-Investment business segment predominantly acquire and hold and may ultimately dispose of operating properties which are presented by the Company as net gain or loss on disposition under ASC Topic 606, Revenue from Contracts with Customers (“Topic 606”) because the disposition is not considered an “output of the entity’s ordinary activities.” Certain joint ventures in the same business segment, however, dispose of non-operating properties (such as land and condominiums) from time-to-time, and such sales are an “output of the entity’s ordinary activities” under Topic 606. Accordingly the sale of such real estate is presented by the Company on a gross basis (sale of real estate and cost of real estate sold), and, therefore, the portion of the same that is not attributable to the Company’s ownership share is excluded from Co-Investment NOI.

2023	YTD
	Consolidated Portfolio	Co-Investment Portfolio
Net (loss) income	$(28.7)	$5.7
Less: Benefit from income taxes	(3.9)	0.2
Less: Income from unconsolidated investments	(5.7)	—
Less: Gain on sale of real estate, net(1)	(19.2)	—
Add: Interest expense	62.3	19.9
Less: Gain on early extinguishment of debt	(0.1)	—
Add: Other loss (income)	3.0	5.6
Less: Loans	(3.7)	—
Less: Investment management, other and performance allocations	(11.3)	10.7
Add: Compensation and related	30.6	—
Add: Performance allocation expense	1.6	—
Add: General and administrative	8.4	—
Add: Depreciation and amortization	39.4	0.8
Less: Fair value adjustments	—	(1.4)
Less: NCI adjustments	(1.9)	—
Net Operating Income	$70.8	$41.5
(1) The Company’s joint ventures in its Co-Investment business segment predominantly acquire and hold and may ultimately dispose of operating properties which are presented by the Company as net gain or loss on disposition under ASC Topic 606, Revenue from Contracts with Customers (“Topic 606”) because the disposition is not considered an “output of the entity’s ordinary activities.” Certain joint ventures in the same business segment, however, dispose of non-operating properties (such as land and condominiums) from time-to-time, and such sales are an “output of the entity’s ordinary activities” under Topic 606. Accordingly the sale of such real estate is presented by the Company on a gross basis (sale of real estate and cost of real estate sold), and, therefore, the portion of the same that is not attributable to the Company’s ownership share is excluded from Co-Investment NOI.

2022	YTD
	Consolidated Portfolio	Co-Investment Portfolio
Net income	$40.0	$105.4
Add: Provision for income taxes	8.2	—
Less: Income from unconsolidated investments	(105.4)	—
Less: Gain on sale of real estate, net(1)	(1.9)	—
Add: Interest expense	50.5	11.3
Less: Other (income) loss	(5.8)	6.0
Less: Sale of real estate(1)	—	(8.0)
Less: Loans	(2.3)	—
Less: Investment management, other and performance allocations	(11.7)	(27.2)
Add: Cost of real estate sold(1)	—	5.7
Add: Compensation and related	36.1	—
Add: Performance allocation expense	11.8	—
Add: General and administrative	7.9	—
Add: Depreciation and amortization	43.3	1.1
Less: Fair value adjustments	—	(55.6)
Less: NCI adjustments	(1.3)	—
Net Operating Income	$69.4	$38.7
(1) The Company’s joint ventures in its Co-Investment business segment predominantly acquire and hold and may ultimately dispose of operating properties which are presented by the Company as net gain or loss on disposition under ASC Topic 606, Revenue from Contracts with Customers (“Topic 606”) because the disposition is not considered an “output of the entity’s ordinary activities.” Certain joint ventures in the same business segment, however, dispose of non-operating properties (such as land and condominiums) from time-to-time, and such sales are an “output of the entity’s ordinary activities” under Topic 606. Accordingly the sale of such real estate is presented by the Company on a gross basis (sale of real estate and cost of real estate sold), and, therefore, the portion of the same that is not attributable to the Company’s ownership share is excluded from Co-Investment NOI.

2021	YTD
	Consolidated Portfolio	Co-Investment Portfolio
Net (loss) income	$(1.6)	$18.4
Add: Provision for income taxes	2.7	—
Less: Income from unconsolidated investments	(18.4)	—
Less: Gain on sale of real estate, net(1)	(73.5)	—
Add: Interest expense	51.6	7.9
Add: Loss on early extinguishment of debt	14.8	—
Add: Other loss	3.3	4.9
Less: Sale of real estate(1)	—	(18.6)
Less: Loans	(1.6)	—
Less: Investment management, other and performance allocations	(8.1)	0.4
Add: Cost of real estate sold(1)	—	15.9
Add: Compensation and related	34.7	—
Add: Performance allocation expense	—	—
Add: General and administrative	6.8	—
Add: Depreciation and amortization	44.4	1.8
Less: Fair value adjustments	—	(4.3)
Less: NCI adjustments	(1.9)	—
Net Operating Income	$53.2	$26.4

2020	YTD
	Consolidated Portfolio	Co-Investment Portfolio
Net (loss) income	$(5.9)	$10.9
Add: Provision for income taxes	5.7	1.0
Less: Income from unconsolidated investments	(10.9)	—
Less: Gain on sale of real estate, net(1)	(44.2)	0.6
Add: Interest expense	48.8	8.1
Add: Other loss	0.7	3.2
Less: Sale of real estate(1)	—	(2.0)
Less: Investment management, other and performance allocations	(8.4)	1.0
Add: Cost of real estate sold(1)	—	2.5
Add: Compensation and related	31.4	—
Add: General and administrative	9.5	—
Add: Depreciation and amortization	45.5	1.7
Less: Fair value adjustments	—	2.9
Less: NCI adjustments	(1.9)	—
Net Operating Income	$70.3	$29.9
(1) The Company’s joint ventures in its Co-Investment business segment predominantly acquire and hold and may ultimately dispose of operating properties which are presented by the Company as net gain or loss on disposition under ASC Topic 606, Revenue from Contracts with Customers (“Topic 606”) because the disposition is not considered an “output of the entity’s ordinary activities.” Certain joint ventures in the same business segment, however, dispose of non-operating properties (such as land and condominiums) from time-to-time, and such sales are an “output of the entity’s ordinary activities” under Topic 606. Accordingly the sale of such real estate is presented by the Company on a gross basis (sale of real estate and cost of real estate sold), and, therefore, the portion of the same that is not attributable to the Company’s ownership share is excluded from Co-Investment NOI.

	March 31, 2024
($ in millions)	Consolidated	Co-Investment	Corporate	Total
Cash(1)	$407.6	$—	$134.3	$541.9
Real estate	4,603.5	—	—	4,603.5
Unconsolidated Investments	—	2,059.6	—	2,059.6
Loan purchases and originations	—	250.4	—	250.4
Accounts receivable and other assets	124.1	—	100.8	224.9
Total Assets	$5,135.2	$2,310.0	$235.1	$7,680.3

Accounts payable and accrued expenses	144.8	—	433.5	578.3
Mortgage debt	2,773.1	—	—	2,773.1
KW unsecured debt	—	—	2,032.5	2,032.5
KWE bonds	511.5	—	—	511.5
Total Liabilities	3,429.4	—	2,466.0	5,895.4

Equity	1,705.8	2,310.0	(2,230.9)	1,784.9
Total liabilities and equity	$5,135.2	$2,310.0	$235.1	$7,680.3

	December 31, 2023
($ in millions)	Consolidated	Co-Investment	Corporate	Total
Cash(1)	$184.2	$—	$129.5	$313.7
Real estate	4,837.3	—	—	4,837.3
Unconsolidated Investments	—	2,069.1	—	2,069.1
Loan purchases and originations	—	247.2	—	247.2
Accounts receivable and other assets	146.1	—	98.7	244.8
Total Assets	$5,167.6	$2,316.3	$228.2	$7,712.1

Accounts payable and accrued expenses	154.3	—	461.4	615.7
Mortgage debt	2,840.9	—	—	2,840.9
KW unsecured debt	—	—	1,934.3	1,934.3
KWE bonds	522.8	—	—	522.8
Total Liabilities	3,518.0	—	2,395.7	5,913.7

Equity	1,649.6	2,316.3	(2,167.5)	1,798.4
Total liabilities and equity	$5,167.6	$2,316.3	$228.2	$7,712.1
Same property analysis

The tables below are reconciliations of non-GAAP measures included in the Company's same property analysis to their most comparable GAAP measures.

	Same Property - Revenue(6)*
	For the Three Months Ended March 31,
	2024	2023
Total Revenue	$136.4	$132.2
Less: Investment management fees	(21.3)	(11.0)
Less: Other	(8.1)	(3.7)
Less: Loans and other	(0.3)	(0.3)
Less: NCI adjustments (1)	(3.1)	(3.1)
Add: Unconsolidated investment adjustments (2)	49.0	48.0
Add: Above/below market rents (6)	(0.5)	(0.5)
Less: Reimbursement of recoverable operating expenses	(8.6)	(7.6)
Less: Properties bought and sold (3)	(10.3)	(21.8)
Less: Other properties excluded (4)	(8.8)	(11.2)
Other Reconciling Items (5)	(0.8)	(0.5)
Same Property	$123.6	$120.5

	Same Property - Revenue(6)*
	For the Three Months Ended March 31,
Same Property (Reported)	2024	2023
Office - Same Property	$28.7	$28.4
Multifamily Market Rate Portfolio - Same Property	78.8	76.6
Multifamily Affordable Portfolio - Same Property	16.1	15.5
Same Property	$123.6	$120.5
(*) This is a Non-GAAP financial measure. Please see our “Common Definitions” for a further explanation and discussion .
(1) Represents rental revenue and hotel revenue attributable to non-controlling interests.
(2) Represents the Company’s share of unconsolidated investment rental revenues, as applicable, which are within the applicable same property population.
(3) Represents properties excluded from the same property population that were purchased or sold during the applicable period.
(4) Represents properties excluded from the same property population that were not stabilized during the applicable period, or retail or industrial properties.
(5) Represents other properties excluded from the same property population that were not classified as a commercial or multifamily property within the Company’s portfolio. Also includes immaterial adjustments for foreign exchange rates, changes in ownership percentages, and certain non-recurring income and expenses.
(6)Excludes above/below market rents from the same property population, as they are representative of non-cash purchase price accounting income.

	Same Property - NOI (Net Effective)(6)*
	For the Three Months Ended March 31,
	2024	2023
Net Income	$37.7	$(28.7)
Less: Investment management fees	(21.3)	(11.0)
Less: Loans	(8.1)	(3.7)
Less: Other	(0.3)	(0.3)
Less: Total Income from unconsolidated investments	6.7	(5.7)
Less: Gain on sale of real estate, net	(106.4)	(19.2)
Add: Compensation and related	27.6	30.6
Add: Performance allocation compensation	(5.5)	1.6
Add: General and administrative	8.3	8.4
Add: Depreciation and amortization	38.9	39.4
Add: Interest Expense	64.7	62.3
Add: Gain (loss) on early extinguishment of debt	(0.3)	(0.1)
Less: Other income (loss)	(6.8)	3.0
Add: Provision for income taxes	26.7	(3.9)
Less: NCI adjustments (1)	(2.0)	(2.1)
Add: Unconsolidated investment adjustments (2)	34.2	34.2
Add: Straight-line and above/below market rents (6)	(0.5)	(0.5)
Less: Properties bought and sold (3)	(2.5)	(10.7)
Less: Other properties excluded (4)	(2.8)	(6.0)
Other Reconciling Items (5)	(0.4)	(0.8)
Same Property NOI (Net Effective)*	$87.9	$86.8

	Same Property - NOI (Net Effective)(6)*
	For the Three Months Ended March 31,
Same Property (Reported)	2024	2023
Office - Same Property	$24.8	$24.8
Multifamily Market Rate Portfolio - Same Property	52.8	51.6
Multifamily Affordable Portfolio - Same Property	10.3	10.4
Same Property NOI (Net Effective)* (Reported)	$87.9	$86.8
(*) This is a Non-GAAP financial measure. Please see our “Common Definitions” for a further explanation and discussion.
(1) Represents rental revenue and operating expenses and hotel revenue and operating expenses attributable to non-controlling interests.
(2) Represents the Company’s share of unconsolidated investment rental revenues and net operating income, as applicable, which are within the applicable same property population.
(3) Represents properties excluded from the same property population that were purchased or sold during the applicable period.
(4) Represents properties excluded from the same property population that were not stabilized during the applicable period, or retail or industrial properties.
(5) Represents other properties excluded from the same property population that were not classified as a commercial or multifamily property within the Company’s portfolio. Also includes immaterial adjustments for foreign exchange rates, changes in ownership percentages, and certain non-recurring income and expenses.
(6) Excludes above/below market rents from the same property population, as they are representative of non-cash purchase price accounting income.
Item 3.Quantitative and Qualitative Disclosures About Market Risk
    Our primary market risk exposure relates to: changes in interest rates in connection with our short-term borrowings and fluctuations in foreign currency exchange rates in connection with our foreign operations.
Interest Rate Risk
We have established an interest rate management policy, which attempts to minimize our overall cost of debt while taking into consideration the earnings implications associated with the volatility of short-term interest rates. As part of this policy, we have elected to maintain a combination of variable and fixed rate debt. As of March 31, 2024, 76% of our consolidated level debt is fixed rate, 22% is floating rate with interest caps and 2% is floating rate without interest caps. As such, fluctuations in interest rates may impact our floating rate debt (and floating rate debt with interest caps to a lesser extent) and cause our consolidated interest expense and income from unconsolidated investments to fluctuate. Typically, these fluctuations do not give rise to a significant long-term interest rate risk because they have generally short maturities.

    We hold variable rate debt on some of our consolidated and unconsolidated properties that are subject to interest rate fluctuations. These variable rates generally are based on the lender’s base rate, prime rate, EURIBOR, GBP LIBOR, LIBOR, SONIA plus an applicable borrowing margin. Additionally, in order to mitigate some of the risk associated with increasing interest rates we have purchased interest rate caps and swaps. Our interest rate caps and swaps are typically undesignated as they are bought at the corporate level and changes in value are recorded to other income. However we view the fair value movements associated with these interest rate derivatives in conjunction with our interest expense in order to limit the amount of financial statement impact that interest expense can increase with rate increases.  However, even though we hold interest rate swaps and caps we are subject to increased interest expense until rates hit the level of caps that have been purchased. If there was a 100-basis point increase or decrease, we would have a $2.2 million increase in interest expense or $3.4 million of interest expense savings during 2024 on our current share of indebtedness.  The weighted average strike price on caps and maturity of Kennedy Wilson’s variable rate mortgages is 2.63% and approximately 1.4 years, respectively, as of March 31, 2024.
The table below represents contractual balances of our financial instruments at the expected maturity dates as well as the fair value as of March 31, 2024. The weighted average interest rate for the various assets and liabilities presented are actual as of March 31, 2024. We closely monitor the fluctuation in interest rates, and if rates were to increase significantly, we believe that we would be able to either hedge the change in the interest rate or refinance the loans with fixed interest rate debt. All instruments included in this analysis are non-trading.

	Principal Maturing in:							Fair Value
(Dollars in millions)	2024	2025	2026	2027	2028	Thereafter	Total	As of March 31, 2024
Interest rate sensitive assets
Cash and cash equivalents	$541.9	$—	$—	$—	$—	$—	$541.9	$541.9
Average interest rate	1.22%	—%	—%	—%	—%	—%	1.22%	—
Fixed rate receivables	16.7	12.2	15.0	10.0	—	6.1	60.0	55.8
Average interest rate	4.77%	6.51%	4.14%	6.80%	—%	6.49%	5.48%	—
Variable rate receivables	78.5	89.5	22.0	0.4	—	—	190.4	187.5
Average interest rate	11.74%	10.14%	10.68%	6.51%	—%	—%	10.86%	—
Total	$637.1	$101.7	$37.0	$10.4	$—	$6.1	$792.3	$785.2
Weighted average interest rate	2.61%	9.70%	8.03%	6.79%	—%	6.49%	3.86%
Interest rate sensitive liabilities
Variable rate borrowings	$56.0	$298.6	$412.3	$242.7	$8.6	$245.5	$1,263.7	$1,243.8
Average interest rate	6.29%	6.31%	7.22%	7.55%	7.05%	6.87%	6.96%	—
Fixed rate borrowings	18.8	629.3	238.9	102.0	327.9	2,767.4	4,084.3	3,556.3
Average interest rate	2.91%	3.41%	4.12%	3.86%	4.64%	4.48%	4.28%	—
Total	$74.8	$927.9	$651.2	$344.7	$336.5	$3,012.9	$5,348.0	$4,800.1
Weighted average interest rate	5.44%	4.34%	6.08%	6.45%	4.70%	4.68%	4.92%
Currency Risk - Foreign Currencies
    A significant portion of our business is located outside the United States. As such, we have foreign currency fluctuation risk with respect to those investments and business units. In certain instances, we utilize foreign currency hedging derivatives to mitigate the impact of this risk on our equity.
    The financial statements of Kennedy Wilson's subsidiaries located outside the United States are measured using the local currency as this is their functional currency. The assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date, and income and expenses are translated at the average monthly rate. The foreign currencies primarily include the euro and GBP. Cumulative translation adjustments, to the extent not included in cumulative net income, are included in the consolidated statement of equity as a component of accumulated other comprehensive income. Currency translation gains and losses and currency derivative gains and losses will remain in other comprehensive income unless and until the Company substantially liquidates underlying investments.
    Approximately 35% of our investment account is invested through our foreign platforms in their local currencies. Investment level debt is generally incurred in local currencies and therefore we consider our equity investment as the appropriate exposure to evaluate for hedging purposes. In order to manage the effect of these fluctuations, we generally hedge our book equity exposure to foreign currencies through currency forward contracts and options. As of March 31, 2024, we have hedged 96% of the net asset carrying value of our euro denominated investments and 93% of the net asset carrying value of our GBP denominated investments.
    Our investment management businesses typically do not require much capital so foreign currency translation and derivative activity primarily relates to the investments segment as that has greater balance sheet exposure to foreign currency fluctuations.
    We typically have not hedged the impact foreign currency fluctuations may have on our future operations or cash flows. The costs to operate these businesses, such as compensation, overhead and interest expense are incurred in local currencies. As we are not currently hedging our current operations there will be foreign currency impact on our results of operations for both the Consolidated and Co-Investment segments.
    If there was a 5% increase or decrease in foreign exchange rates on the currencies we invest to the U.S. Dollar our net asset value would increase by $14.2 million or decrease by $15.5 million, respectively. If rates increase or decrease by 10% we would have an increase of $27.5 million and a decrease of $33.1 million, respectively.

Item 4.Controls and Procedures
Disclosure Controls and Procedures
As of the end of the period covered by this report, we conducted an evaluation, under the supervision and with the participation of the principal executive officer and principal financial officer, of the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Based on this evaluation, our principal executive officer and principal financial officer concluded that, as of the end of the reporting period covered by this report, our disclosure controls and procedures are effective to provide reasonable assurance that information required to be disclosed by us in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms.
Changes in Internal Controls over Financial Reporting
There was no change in our internal control over financial reporting during our most recently completed fiscal quarter that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II
OTHER INFORMATION

Item 1.Legal Proceedings
We may be involved in various legal proceedings arising in the ordinary course of business, none of which are currently material to our business and our financial statements taken as a whole. From time to time, our real estate management division is named in “slip and fall” type litigation relating to buildings we manage. Our standard management agreement contains an indemnity provision whereby the building owner indemnifies and agrees to defend our real estate management division against such claims. In such cases, we are defended by the building owner’s liability insurer.
Item 1A.    Risk Factors

In addition to the information set forth in this quarterly report on Form 10-Q, one should also carefully review and consider the information contained in our other reports and periodic filings that we make with the SEC, including, without limitation, the information contained under the caption “Item 1A. Risk factors” in our Annual Report on Form 10-K for the year ended December 31, 2023. Those risk factors could materially affect our business, financial condition, and results of operations. The risks that we describe in our public filings are not the only risks that we face. Additional risks and uncertainties not currently known to us, or that we presently deem to be immaterial, also may materially adversely affect our business, financial condition, and results of operations.

There have been no material changes in our risk factors from those disclosed under the caption “Item 1A. Risk factors” to our Annual Report on Form 10-K for the year ended December 31, 2023.
Item 2.Unregistered Sales of Equity Securities and Use of Proceeds
Unregistered Sales of Equity Securities
None.
Issuer Purchases of Equity Securities

Months	Total Number of Shares Purchased	Average Price Paid per Share	Total Number of Shares Purchased as Part of Publicly Announced Plan(1)	Maximum Amount that May Yet be Purchased Under the Plan(1)
January 1 - January 31, 2024	129,011	$11.19	24,963,184	$123,035,546
February 1 - February, 2024	300,000	8.55	25,263,184	120,470,396
March 1 - March 31, 2024	622,454	8.36	25,885,638	115,264,922
Total	1,051,465	$8.76	25,885,638	$115,264,922
(1) On March 20, 2018, our board of directors authorized us to repurchase up to $250 million of our common shares, from time to time, subject to market conditions. Repurchases under the program may be made in the open market, in privately negotiated transactions, through the net settlement of the Company’s restricted stock grants or otherwise, with the amount and timing of repurchases dependent on market conditions and subject to the company’s discretion. On November 4, 2020, the Company's board of directors authorized an expansion of its existing $250 million share repurchase plan to $500 million.
Item 3.Defaults upon Senior Securities
None.
Item 4.Mine Safety Disclosures
Not applicable.
Item 5.Other Information
(a)    None.

(b)    None.

(c)    During the fiscal quarter ended March 31, 2024, no director or officer of the Company adopted or terminated a "Rule 10b5-1 trading arrangement" or a "non-Rule 10b5-1 trading arrangement" (in each case, as defined in Item 408 of Regulation S-K).
Item 6.Exhibits

Exhibit No.	Description	Location

10.1	Employment Agreement dated September 29, 2023 between Kennedy-Wilson, Inc. and In Ku Lee	Filed herewith

10.2	Form of Total Shareholder Return Performance-Based Employee Restricted Stock Unit Award Agreement	Filed herewith

10.3	Form of Return on Invested Assets Performance-Based Employee Restricted Stock Unit Award Agreement	Filed herewith

31.1	Certification pursuant to Rule 13a-14(a) or Rule 15d-14(a) of the Securities Exchange Act of 1934 of the Chief Executive Officer.	Filed herewith

31.2	Certification pursuant to Rule 13a-14(a) or Rule 15d-14(a) of the Securities Exchange Act of 1934 of the Chief Financial Officer.	Filed herewith

32.1	Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, of the Chief Executive Officer.	Filed herewith

32.2	Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, of the Chief Financial Officer.	Filed herewith

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KENNEDY-WILSON HOLDINGS, INC.

Dated:	May 9, 2024	By:	/S/ JUSTIN ENBODY
Justin Enbody
Chief Financial Officer
(Principal Financial Officer
and Accounting Officer)

Exhibit 10.1
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of September 29, 2023 (the “Effective Date”), is made and entered into by and among Kennedy-Wilson, Inc. (the “Company”), Kennedy-Wilson Holdings, Inc. (“Holdings”) and In Ku Lee (“Executive”). This Agreement supersedes and replaces in its entirety the Prior Agreement (as defined below).
WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated as of December 29, 2014 (as amended, the “Prior Agreement”); and
WHEREAS, the Company desires to continue to employ Executive and Executive desires to continue such employment with the Company, upon and subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.Term. Subject to the provisions for earlier termination hereinafter provided, Executive’s employment with the Company under this Agreement shall be for an initial term commencing on the Effective Date and ending on the third (3rd) anniversary thereof (the “Term”). For the avoidance of doubt, the provisions of Section 6 below shall survive any termination of the Term and/or this Agreement.
2.Position; Exclusivity; Principal Work Location.
(a)Position. During the Term, Executive shall serve as the Executive Vice President of the Company, reporting to the Chairman and Chief Executive Officer of the Company (currently William J. McMorrow) and shall perform such duties as are usual and customary for Executive’s position. At the Company’s request, Executive shall serve the Company and/or its subsidiaries or affiliates in such other capacities as the Company shall designate (without additional compensation). Executive agrees to observe and comply with the rules and policies of the Company, as in effect from time to time.
    (b)    Exclusivity. During the Term, Executive shall devote Executive’s best efforts and full business time and attention to the business and affairs of the Company, its subsidiaries and its affiliates. During the Term, unless provided otherwise pursuant to a prior unanimous written consent or approval by a majority of the Board of Directors of Holdings (“the Board”), Executive shall not (i) serve as an employee or consultant for any other entity, (ii) serve on the board of directors or similar body of any other entity, or (iii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place Executive in a competing position to, that of the Company or any of its subsidiaries or affiliates. Notwithstanding the foregoing, during the Term, it shall not be a violation of this Agreement for Executive to: (A) serve on boards, committees or similar bodies of charitable or nonprofit organizations or educational institutions, and (B) manage Executive’s personal investments (real estate or otherwise), in each case, so long as such activities do not violate Section 6, create a potential business or fiduciary conflict, or, individually or in the aggregate, materially interfere or conflict with the performance of Executive’s duties and responsibilities under this Agreement.
(c)    Principal Work Location. During the Term, except for travel to other locations as may be necessary to fulfill Executive’s duties and responsibilities hereunder, Executive shall perform the services required by this Agreement at the Company’s principal offices located in Beverly Hills, California (the “Principal Work Location”).
3.Compensation and Benefits; Expenses.

(a)Base Salary. During the Term, Executive shall receive a base salary (as may be adjusted from time to time, the “Base Salary”) of $725,000 per year (pro-rated for any partial year of service). The Base Salary shall be paid in installments in accordance with the Company’s customary payroll practices, as in effect from time to time, but no less often than monthly. The Base Salary shall be reviewed no less often than annually by the Compensation Committee of the Board (the “Committee”).
(b)Annual Bonus. For each fiscal year of the Company ending during the Term, Executive shall be eligible to earn a cash performance bonus (an “Annual Bonus”) based on the attainment of Company and/or individual performance objectives that are determined by the Committee in its discretion. The actual amount of any Annual Bonus shall be determined by reference to the attainment of the applicable performance objectives, as determined by Committee in its sole discretion. Any Annual Bonus shall be paid at such times as annual bonuses are generally paid to other similarly-situated employees of the Company generally for the fiscal year in which such Annual Bonus was earned (but in no event later than March 15th of the calendar year following the calendar year to which such Annual Bonus relates), subject to and conditioned upon Executive’s continued employment through (and Executive’s not having given notice of intent to resign prior to) the applicable payment date.
(c)Equity Awards. During the Term, Executive shall be eligible for grants of equity awards covering Holdings common stock under the Holdings Second Amended and Restated 2009 Equity Participation Plan or any other applicable equity plan maintained by Holdings from time to time, subject to vesting and other terms and conditions determined by the Committee, in its sole discretion. Nothing in this Agreement will be construed to give Executive any right to any particular award, or any amount or type of any such award, except as provided in an award agreement between Holdings and Executive that is authorized by the Committee and, if required, approved by the Board.
(d)Benefits. During the Term, Executive will be eligible to participate in the health, welfare and retirement benefit plans and programs (including any applicable medical, dental, disability, accidental death and dismemberment and life insurance plans and programs and paid-time-off and vacation programs) maintained by the Company for the benefit of its similarly-situated executives from time to time, subject to the terms and conditions of such plans and programs. Nothing contained in this Section 3(d) shall create or be deemed to create any obligation on the part of the Company to adopt or maintain, or restrict the Company’s ability to amend or terminate, any health, welfare, retirement or other benefit plan or program at any time.
(e)Expenses. During the Term, Executive shall be entitled to reimbursement for all reasonable and necessary business expenses properly incurred by Executive in the performance of Executive’s services hereunder in accordance with the policies, practices and procedures generally applicable to similarly-situated executives of the Company, as in effect from time to time (subject to Executive’s proper substantiation of such expenses).
4.Termination of Employment.
(a)Death. Executive’s employment with the Company shall terminate automatically upon Executive’s death during the Term.
(b)Termination Due to Disability. Executive’s employment hereunder may be terminated by the Company due to Executive’s Disability.
(c)Cause. Executive’s employment hereunder may be terminated at any time by the Company, for Cause (as defined below) or without Cause, in accordance with the terms of this Agreement.
(d)Resignation for Good Reason. Executive may voluntarily terminate Executive’s employment hereunder for Good Reason (as defined below).
(e)Without Good Reason. Executive may voluntarily terminate Executive’s employment with the Company hereunder without Good Reason by delivery of a written notice of resignation to the Company setting forth the date of resignation and giving at least thirty (30) days’ advance notice of such resignation. Notwithstanding the foregoing, in the event that Executive terminates his employment without Good Reason, the Company may, in its sole discretion waive all or any portion of Executive’s resignation notice period (without payment in lieu thereof).
(f)Certain Definitions. For purposes of this Agreement:
(i)“Cause” shall mean: (A) Executive is convicted of, after the exhaustion of all appeals, or pleading guilty or nolo contendere to a charge of the commission of a felony involving moral turpitude; (B) Executive has engaged in gross neglect or willful misconduct in carrying out Executive’s duties, which is reasonably expected to result in material economic or material reputational harm to the Company; (C) Executive materially breaches of any material provision of this Agreement which results in or is reasonably expected to result in a material economic or material reputational harm to the Company or (D) Executive materially violates the Company’s code of conduct or any other Company policy, which results in or is reasonably expected to result in a material economic or material reputational harm to the Company. No act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution adopted by the Board or upon the instructions of the Board, or based upon the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. In order to invoke a termination for “Cause” the Company must provide written notice to Executive of the existence of such grounds within thirty (30) days following the Company’s knowledge of the existence of such grounds, specifying in reasonable detail the grounds constituting Cause, and Executive shall have thirty (30) days following receipt of such written notice during which Executive may remedy the ground if such ground is reasonably subject to cure (the “Cure Period”). Notwithstanding the foregoing, in the event that Executive commences to cure the breach within the Cure Period, and the breach is susceptible to cure but cannot reasonably be cured within the Cure Period, the Cure Period shall continue for so long as Executive diligently prosecutes the cure to completion, and Executive shall not be considered in breach during such extended Cure Period.
(ii)“Disability” shall mean Executive’s physical or mental disability to the extent that Executive becomes disabled for more than one hundred twenty (120) consecutive days or one hundred eighty (180) days in the aggregate in any twelve (12) month period; provided however, that if Executive disputes that Disability has occurred, the Company and Executive shall jointly select a doctor to examine Executive, and if the Company and Executive cannot agree on a doctor, each party shall select one (1) doctor who shall jointly select a third (3rd) doctor to examine Executive.
(iii)“Good Reason” shall mean, without Executive’s prior written consent: (A) the Company instructs Executive to work full-time or substantially full-time at any location that is not acceptable to Executive (other than the Principal Work Location or any other Company headquarters within twenty (20) miles of the Principal Work Location, other than temporary travel as necessary to fulfill Executive’s duties and responsibilities hereunder; (B) the Company materially reduces Employee’s responsibilities, authorities or duties as Executive Vice President; (C) a material reduction in Executive’s Base Salary (other than in connection with an across-the-board reduction in base salaries for all or substantially all similarly-situated executives of the Company); or (D) any material breach of this Agreement by the Company. Notwithstanding the foregoing, a resignation shall only be for Good Reason if Executive provides the Company with written notice thereof within ninety (90) days after the initial occurrence of an event allegedly constituting Good Reason, the Company fails to cure such event within thirty (30) days after receipt of such notice and Executive’s resignation occurs within one (1) year after the initial occurrence of such event.
(iv)“Qualifying Termination” shall mean a termination of Executive’s employment with the Company (i) by the Company without Cause or (ii) due to Executive’s resignation for Good Reason.
5.Company and Executive Obligations upon Termination.

(a)Accrued Obligations. In the event that Executive’s employment under this Agreement terminates during the Term for any reason (the date of any such termination, the “Termination Date”), Executive will be entitled to: (i) any earned but unpaid Base Salary through the Termination Date, (ii) unreimbursed business expenses incurred prior to the Termination Date that are reimbursable in accordance with Section 3(e) above, and (iii) vested benefits (if any) due to Executive under any employee benefit plans or programs of the Company (collectively, the “Accrued Obligations”). The Accrued Obligations described in the foregoing clauses (i) and (ii) shall be paid to Executive within thirty (30) days after the Termination Date (or such earlier date as required by applicable law), and the Accrued Obligations described in the foregoing clause (iii) shall be governed by and paid or provided in accordance with the terms and conditions of the applicable plans and programs.
(b)Qualifying Termination. If, during the Term, Executive incurs a Qualifying Termination, then subject to and conditioned upon Executive’s timely execution and non-revocation of a general release of claims in a form prescribed by the Company (the “Release”) which becomes effective and irrevocable no later than sixty (60) days following the Termination Date and Executive’s continued compliance with the provisions of Section 6 hereof, the Company shall pay or provide to Executive the following (in addition to the Accrued Obligations):
(i)The Company shall continue to pay to Executive amounts equal to Executive’s then-current Base Salary (which, in the event of a resignation by Executive for Good Reason due to a material reduction in Executive’s Base Salary, shall be the Base Salary in effect immediately prior to such reduction) (the “Continued Salary Severance”) during the period commencing on the Termination Date and ending on the last day of the then-current Term (the “Severance Period”). The Company shall pay the Continued Salary Severance in substantially equal installments in accordance with the Company’s customary payroll practices during the Severance Period; provided, that no such payments shall be made prior to the date on which the Release becomes effective and irrevocable and, if the aggregate period during which Executive is entitled to consider and/or revoke the Release spans two (2) calendar years, no Continued Salary Severance payments shall be made prior to the beginning of the second (2nd) such calendar year (and any payments otherwise payable prior thereto shall instead be paid on the first regularly scheduled Company payroll date occurring in the latter such calendar year or, if later, the first regularly scheduled Company payroll date occurring after the Release becomes effective and irrevocable (in either case, the “First Payroll Date”)).
(ii)The Company shall pay to Executive a lump sum payment (the “Lump Sum Severance”) equal to (A) two (2) times the Average Compensation less (B) an amount equal to the Continued Salary Severance, payable in a single lump sum cash payment on the First Payroll Date. For purposes of this Agreement, “Average Compensation” is the average of the sum of Executive’s actual (x) Base Salary (which, in the event of a resignation by Executive for Good Reason due to a material reduction in Executive’s Base Salary, shall be the Base Salary in effect immediately prior to such reduction) and (y) Annual Bonus, in each case, for the three (3) fiscal years ending immediately prior to the fiscal year in which the Qualifying Termination occurs. For the avoidance of doubt, in no event shall the sum of the Lump Sum Severance plus the Continued Salary Severance exceed two (2) times the Average Compensation.

(iii)Subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), during the period commencing on the Termination Date and ending on the later of (A) the last day of the Term or (B) the eighteen (18)-month anniversary of the Termination Date, or, if earlier, the date on which Executive becomes covered by a group health insurance program provided by a subsequent employer (in any case, the “COBRA Period”), the Company shall, at the Company’s election, either pay directly or reimburse Executive for Executive’s and Executive’s eligible dependents’ coverage under its group health plans at the same levels and the same cost to Executive as would have applied if Executive’s employment had not been terminated based on Executive’s elections in effect on the Termination Date, provided, however, that if the Company is unable to continue to cover Executive under such group health plans (including without limitation, as a result of the expiration of Executive’s COBRA eligibility, because the Company would incur penalties due to the applicable plan being “self-insured” and/or pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in any case, an amount equal to each remaining Company subsidy shall thereafter be paid in substantially equal installments on the Company’s regular payroll dates or reimbursed, upon submission of proof of payment by Executive, to Executive over the COBRA Period (or the remaining portion thereof).
(iv)Each stock option, award of restricted stock units, and other equity award covering shares of Holdings common stock that is outstanding as of the Termination Date (collectively, “Equity Awards”) will vest in full and, as applicable, become exercisable, and restrictions thereon shall lapse on the Termination Date.
(c)Termination due to Death or Disability. If, during the Term, Executive incurs a termination due to death or Disability, then subject to and conditioned upon Executive’s (or Executive’s estate’s) timely execution and non-revocation of the Release which becomes effective and irrevocable no later than sixty (60) days following the Termination Date and Executive’s continued compliance with the provisions of Section 6 hereof, the Company shall pay or provide to Executive (or Executive’s estate) the following (in addition to the Accrued Obligations):
(i)The Company shall pay to Executive an amount equal to the greater of (A) the sum of (x) an amount equal to the Continued Salary Severance plus (y) the amount of Annual Bonus paid to Executive for the fiscal year immediately preceding the fiscal year in which the Termination Date occurs, or (B) such other amount as the Committee may determine in its sole discretion (such greater amount, the “Death or Disability Severance”). The Company may, in its sole discretion, pay for the Death or Disability Severance either in a single lump sum cash payment on the First Payroll Date or satisfy the Death or Disability Severance through the proceeds from one or more insurance policies, the premiums of which shall be paid by the Company. Executive acknowledges that in furtherance of the foregoing and in discharge of its obligations to make the Death or Disability Severance, the Company may purchase and pay the premiums for one or more insurance policies (disability, life or otherwise), with the beneficiary being Executive, and Executive hereby consents to such insurance and agrees to submit to any medical examinations and release of medical records required to obtain such insurance.
(ii)Each Equity Award will vest in full and, as applicable, become exercisable, and restrictions thereon shall lapse on the Termination Date.
(d)Other Terminations. If Executive’s employment terminates for any reason not described in Sections 5(b) or (c) above, the Company will pay or provide to Executive only the Accrued Obligations in accordance with Section 5(a).
(e)Termination of Offices and Directorships; Full Settlement. Upon termination of Executive’s employment for any reason, unless otherwise specified in a written agreement between Executive and the Company, Executive shall be deemed to have resigned from all offices, directorships, and other employment positions then held with the Company or its affiliates and shall take all actions reasonably requested by the Company to effectuate the foregoing. Except as expressly provided in this Agreement, the Company shall have no further obligations, and Executive shall have no further rights or entitlements, in connection with or following Executive’s termination of employment.

(f)Return of Property. Upon termination of Executive’s employment for any reason (or such earlier date as may be required by the Company), Executive shall return to the Company (i) all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards, Company identification, and any other Company-owned property in Executive’s possession or control, and (ii) all documents and copies, including hard and electronic copies, of documents in Executive’s possession relating to any confidential information of the Company and its affiliates including without limitation, internal and external business forms, manuals, correspondence, notes and computer programs, and Executive shall not make or retain any copy or extract of any of the foregoing.
6.Covenants. To protect the trade secrets and Confidential Information of the Company, Holdings, their affiliates and their respective customers and clients that have been and will be entrusted to Executive, the business goodwill of the Company, Holdings and their respective affiliates (collectively, the “Company Group”) that will be developed in and through Executive and the business opportunities that will be disclosed or entrusted to Executive by the Company Group, and as an additional incentive for the Company to enter into this Agreement, Executive agrees as follows:
(a)Confidentiality. Executive acknowledges that it is the policy of the Company to maintain as secret and confidential (i) all valuable and unique information, (ii) other information heretofore or hereafter acquired by the Company Group and deemed by it to be confidential, and (iii) information developed or used by Company Group relating to the business, operations, employees and/or customers of the Company Group including, but not limited to, any employee information (all such information described in clauses (i), (ii) and (iii) above, other than information which is (w) known by Executive as a result of Executive’s extensive experience in the business generally and not specific to the Company Group, (x) known to the public or becomes known to the public through no fault of Executive, (y) received by Executive on a non-confidential basis from a person that is not bound by an obligation of confidentiality to the Company Group, or (z) in Executive’s possession prior to receipt from the Company Group, as evidenced by Executive’s written records, is hereinafter referred to as “Confidential Information”). The parties recognize that the services to be performed by Executive pursuant to this Agreement are special and unique and that by reason of Executive’s employment by the Company, Executive has acquired and will acquire Confidential Information. Executive recognizes that all such Confidential Information is the property of the Company Group. Accordingly, Executive shall not, at any time during or after the Term, except in the proper performance of Executive’s duties under this Agreement, directly or indirectly, without the prior written consent of the Company, disclose to any Person (as defined below) other than the Company Group, whether or not such Person is a competitor of the Company Group, and shall use Executive’s best efforts to prevent the publication or disclosure of any Confidential Information obtained by, or which has come to the knowledge of, Executive prior or subsequent to the date hereof. “Person” shall mean any individual, corporation, limited liability company, partnership, firm, or other business of whatever.
(b)Certain Exceptions. Notwithstanding anything in this Agreement to the contrary, nothing contained herein shall prohibit Executive from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. National Labor Relations Board or the U.S. Department of Justice) without seeking permission from the Company for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Executive’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, (iii) exercising any rights Executive may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions, and/or (iv) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that Executive has reason to believe is unlawful. Pursuant to 18 USC Section 1833(b), (x) Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (y) and if Executive files a lawsuit for retaliation by an employer for reporting a suspected violation of law Executive may disclose a trade secret to the attorney of Executive and use the trade secret information in the court proceeding, if Executive (A) files any document containing the trade secret under seal, and (B) does not disclose a trade secret, except pursuant to court order.
(c)Non-Competition. During the Term, Executive agrees that Executive will not, except with the written prior consent of the Board or as otherwise permitted under Section 2(b), directly or indirectly, own, manage, operate, control, be employed by (whether as a proprietor, partner, shareholder, principal, agent, employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any Person engaged in competition with the Company Group, in the same or similar business engaged in by any member of the Company Group, or in any other material business in which any member of the Company Group has or is planning to be engaged in the future, or which would result in using or revealing any trade secrets or Confidential Information of the Company Group.
(d)Non-Solicitation of Company Personnel. During the Term and for a period of twelve (12) months immediately following the Termination Date, Executive will not, directly or indirectly, for Executive’s own benefit or for the benefit of any other individual or entity: (i) solicit or attempt to solicit for employment or hire any Company Personnel in any capacity; (ii) entice or induce any Company Personnel to leave his or her or their employment with the Company Group; or (iii) otherwise negatively interfere with the Company Group’s relationship with any Company Personnel. Notwithstanding the foregoing, a general solicitation or advertisement for job opportunities that Executive may publish without targeting any Company Personnel shall not be considered a violation of this Section 6(d). “Company Personnel” means any individual or entity who is or was at any time during the six-month period prior to Executive’s solicitation or other activity prohibited by this Section 6(d), employed or engaged (whether as an employee, consultant, independent contractor or in any other capacity) by the Company Group.
(e)Non-Solicitation of Company Customer. During the Term, Executive will not, directly or indirectly, for Executive’s own benefit or for the benefit of any other individual or entity: (i) solicit business from, or offer to provide products or services that are similar to any product or service provided or that could be provided by the Company or that are otherwise competitive with the Business to, any Company Customer; (ii) cause or encourage any Company Customer to reduce or cease doing business with the Company, or (iii) otherwise negatively interfere with the Company Group’s relationships with any Company Customer. “Business” means any business or part thereof that acquires, develops, invests in, provides financing for, or manages commercial real estate. “Company Customer” means any individual or entity who (x) is, or was at any time during the one year period prior to Executive’s solicitation or other activity prohibited by this Section 6(e), a customer, tenant, client, joint venture partner, limited partner, financing source (lender or otherwise), capital partner, vendor or other party doing business with the Company Group of whom Executive learned, with whom Executive had business contact or about whom Executive obtained Confidential Information at any time during Executive’s employment with the Company Group, or (y) is a prospective customer, tenant, client, joint venture partner, limited partner, financing source (lender or otherwise), capital partner, vendor or other party doing business with the Company Group of whom Executive learned, with whom Executive had business contact, or about whom Executive obtained Confidential Information as part of a solicitation of business on behalf of the Company Group at any time during the one year period prior to the Termination Date.

(f)Non-Disparagement. During the Term and thereafter, Executive agrees not to make derogatory, disparaging or negative statements, whether orally, written or otherwise, about this Agreement, the Company Group or any of their respective services, products or practices, or any of their respective directors, managers, officers, employees, agents, representatives, members or stockholders. Notwithstanding the foregoing, nothing in this agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful.
(g)Interpretation. If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
(h)Remedies. The Executive acknowledges and understands that Sections 6(a), (c) (d), (e) and (f) of this Agreement are of a special and unique nature, the breach of which cannot be adequately compensated for in damages by an action at law, and that any breach or threatened breach of such provisions would cause the Company irreparable harm. In the event of a breach or threatened breach by Executive of the provisions of this Agreement, the Company shall be entitled to an injunction restraining Executive from such breach without the need to post bond therefor. Nothing contained in this Section 6 shall be construed as prohibiting the Company from pursuing, or limiting the Company’s ability to pursue, any other remedies available for any breach or threatened breach of this Agreement by Executive.
(i)Continuing Operation; Survival. None of the termination of Executive’s employment, the Term or this Agreement will have any effect on the continuing operation of this Section 6, and this Section 6 shall continue to apply in accordance with their respective terms during and after Executive’s employment with the Company, whether or not any other provisions of this Agreement remain in effect at such time.
7.Successors. This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
8.Notices. All notices, demands and other communications provided under this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally, by reputable overnight courier or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:
If to Executive:
At Executive’s last known address
evidenced on the Company’s
payroll records.

If to the Company:

Kennedy-Wilson, Inc.
151 S. El Camino Drive
Beverly Hills, CA 90212
Attn: Regina Finnegan
Email: rfinnegan@kennedywilson.com

or to such other address as any party may have furnished to the other in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.
9.Section 409A.

(a)To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder (collectively, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company may adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Company determines are necessary or appropriate to preserve the intended tax treatment of the compensation and benefits payable hereunder, including without limitation actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A, provided, however, that this Section 9(a) does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to create any liability on the part of the Company for any failure to do so. Executive shall be solely liable for any taxes imposed on Executive under or by operation of Section 409A, and in no event shall the Company, its affiliates or any of their respective officers, directors or advisors be liable for any taxes, penalties or interest imposed under or by operation of Section 409A.
(b)Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent that any payments or reimbursements provided to Executive under this Agreement are deemed to constitute compensation to the Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.
(c)Notwithstanding anything to the contrary in this Agreement, no compensation or benefits shall be paid to Executive during the six (6)-month period following Executive’s “separation from service” with the Company (within the meaning of Section 409A) if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Executive’s death), the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period (without interest). All payments of nonqualified deferred compensation subject to Section 409A payable upon Executive’s termination of employment under this Agreement may only be paid upon Executive’s “separation from service” with the Company (within the meaning of Section 409A). References in this Agreement to Executive’s “termination of employment” and like terms and phrases shall be interpreted to refer to Executive’s “separation from service” with the Company (within the meaning of Section 409A) to the extent necessary to give effect to the preceding sentence.
10.Section 280G.
(a)Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in any other plan, arrangement or agreement, then such remaining Total Payments shall be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total

Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).
(b)For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
11.Withholding. The Company and its affiliates may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
12.Amendment; Waiver; Survival. No provisions of this Agreement may be amended, modified, or waived unless agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The respective rights and obligations of the parties under this Agreement shall survive Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.
13.Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles.
14.Validity. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.
15.Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.
16.Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and will not affect its interpretation.
17.Entire Agreement. This Agreement, together with any agreements referenced herein and any agreements between Holdings and Executive memorializing outstanding equity awards), sets forth the final and entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by Holdings and/or the Company and Executive, or any representative of Holdings and/or the Company or Executive, with respect to the subject matter hereof (including, without limitation, the Prior Agreement, which is hereby terminated, effective as of the Effective Date).
18.Further Assurances. The parties hereby agree, without further consideration, to execute and deliver such other instruments and to take such other action as may reasonably be required to effectuate the terms and provisions of this Agreement.

20.    Representations. Executive hereby represents and warrants to the Company that (a) Executive is entering into this Agreement voluntarily and that the performance of Executive’s obligations hereunder will not violate any agreement between Executive and any other person, firm, organization or other entity, and (b) Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by Executive’s entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date written above.

KENNEDY-WILSON, INC.

By:____________________________________
Name:
Title:

KENNEDY-WILSON HOLDINGS, INC.

By:____________________________________
Name:
Title:

EXECUTIVE

________________________________________
In Ku Lee

Exhibit 10.2
KENNEDY-WILSON HOLDINGS, INC.
SECOND AMENDED AND RESTATED 2009 EQUITY PARTICIPATION PLAN
EMPLOYEE RESTRICTED STOCK UNIT AWARD AGREEMENT
THIS AGREEMENT (this “Agreement”), is made effective as of February 16, 2024 (the “Effective Date”), by and between Kennedy-Wilson Holdings, Inc., a Delaware corporation (the “Company”), and [______] (the “Awardee”).
WITNESSETH:
WHEREAS, the Company has adopted the Kennedy-Wilson Holdings, Inc. Second Amended and Restated 2009 Equity Participation Plan (as may be amended from time to time, the “Plan”) for the benefit of its employees, nonemployee directors and consultants and the employees, nonemployee directors and consultants of its affiliates, and
WHEREAS, the Committee has authorized the award to the Awardee of Restricted Stock Units (“Restricted Stock Units”) under the Plan, on the terms and conditions set forth in the Plan and as hereinafter provided.
NOW, THEREFORE, in consideration of the premises contained herein, the Company and the Awardee hereby agree as follows:
1.Definitions.
To the extent not defined herein, terms used in this Agreement which are defined in the Plan shall have the same meanings as set forth in the Plan.
2.Award of Restricted Stock Units.
The Committee hereby awards to the Awardee [_______] Restricted Stock Units. All such Restricted Stock Units shall be subject to the restrictions and forfeiture provisions contained in Sections 3, 4 and 6, such restrictions and forfeiture provisions to become effective immediately upon execution of this Agreement by the parties hereto. As of the date on which a Restricted Stock Unit vests, subject to the satisfaction of the applicable vesting requirements provided in this Agreement, such vested Restricted Stock Unit represents the right to receive payment, in accordance with Section 5 below, in the form of one (1) share of Common Stock. Unless and until a Restricted Stock Unit vests, the Awardee will have no right to payment in respect of any such Restricted Stock Unit. Prior to actual payment in respect of any vested Restricted Stock Unit, such Restricted Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
3.Vesting.
Subject to Sections 4 and 6 below, and pursuant to the terms of this Agreement and the Plan (and as summarized on Exhibit A attached hereto), the Restricted Stock Units shall be eligible to vest and no longer be subject to Restrictions as of the Vesting Date to the extent that the MSCI Index Relative Performance goals set forth on Exhibit A attached hereto are satisfied for the Performance Period (as may be modified for Absolute Total Shareholder Return as set forth on Exhibit A) (each such term as defined below or on Exhibit A), subject to the Awardee being an employee of the Company or an Affiliate thereof through the Vesting Date. As soon as reasonably practicable following the end of the Performance Period (but in no event later than thirty (30) days after the end of the Performance Period), the Committee shall determine (such date of determination by the Committee, the “Vesting Date”) the Company TSR Percentage, the MSCI Index TSR Percentage, the MSCI Index Relative Performance, the Vesting Percentage, the Absolute Total Shareholder Return and the number of Restricted Stock Units subject hereto that have become vested and no longer subject to Restrictions as of the Vesting Date (with any fractional Restricted Stock Unit rounded as determined by the Company). Any Restricted Stock Units subject hereto that have not become vested and no longer subject to Restrictions as of the Vesting Date for any reason shall immediately be forfeited as of such date without consideration therefor, and the Awardee shall have no further right or interest in or with respect to such Restricted Stock Units.
    Notwithstanding the foregoing, in the event that a Change of Control occurs prior to the end of the Performance Period and the Awardee remains in continued employment with the Company or an Affiliate thereof until at least immediately prior to the Change of Control, a number of Restricted Stock Units equal to the product of (x) the number of then-outstanding Restricted Stock Units multiplied by (y) the Vesting Percentage calculated assuming that the MSCI Index Relative Performance for the Performance Period is attained at Target Level (as set forth on Exhibit A) (with any fractional Restricted Stock Unit rounded as determined by the Company) shall automatically become fully vested and no longer subject to Restrictions as of the date of such Change of Control.
    For purposes of this Agreement, the following terms shall have their respective meanings set forth below:
(a)“Company TSR Percentage” means the growth rate, expressed as a percentage (rounded to the nearest tenth of a percent (0.1%)), in the value per share of Common Stock during the Performance Period, calculated in accordance with the total shareholder return calculation methodology used in the MSCI Real Estate Index (and, for the avoidance of doubt, assuming the reinvestment of all dividends paid on Common Stock); provided, however, that for purposes of calculating total shareholder return for the Performance Period, the initial share price shall equal the closing price of a share of Common Stock on the principal securities exchange on which such shares are then traded on the day immediately preceding the first day of the Performance Period, and the final share price as of any given date shall be equal to the Share Value.
(b)“MSCI Real Estate Index” means the total return version of the MSCI World Real Estate GICS 1 Net Total Return USD Index (MXWO0RL) or, in the event such index is discontinued or its methodology is significantly changed, a comparable index selected by the Committee in good faith.
(c)“MSCI Index Relative Performance” means the Company TSR Percentage less the MSCI Index TSR Percentage, expressed in basis points.
(d)“MSCI Index TSR Percentage” means the growth rate, expressed as a percentage (rounded to the nearest tenth of a percent (0.1%)), in the value of the MSCI Real Estate Index during the Performance Period, calculated in a manner consistent with the calculation of Company TSR Percentage (as defined above).
(e) “Performance Period” means the period commencing on February 16, 2024 and ending on February 15, 2027.

(f)“Share Value,” as of any given date, means the average of the closing trading prices of a share of Common Stock on the principal exchange on which such shares are then traded for each trading day during the thirty (30) consecutive calendar days ending on (and including) such date.

(g) “Vesting Percentage” means the “Vesting Percentage” determined in accordance with Exhibit A attached hereto, which is a function of the MSCI Index Relative Performance during the Performance Period.
4.Termination of Employment.
Notwithstanding the foregoing, the following provisions shall apply in the event that the Awardee’s employment with the Company and its Affiliates terminates prior to the Awardee fully satisfying any of the vesting requirements set forth in Section 3:
(a)Subject to Section 4(b) below, if the Awardee’s employment with the Company and its Affiliates shall be terminated by reason of the Awardee’s death or Total and Permanent Disability, in any such event, all then-unforfeited Restricted Stock Units subject to vesting thereafter shall remain outstanding and be eligible to become vested and no longer subject to Restrictions as of the Vesting Date to the extent that the MSCI Index Relative Performance goals set forth on Exhibit A attached hereto are satisfied for the Performance Period (as may be modified for Absolute Total Shareholder Return as set forth on Exhibit A) (as determined in accordance with Exhibit A and Section 3 above) and without regard to the requirement the Awardee be an employee of the Company and/or its Affiliates as of the Vesting Date. To the extent that any Restricted Stock Units subject to vesting on the Vesting Date do not become vested and no longer subject to Restrictions as of the Vesting Date for any reason, such Restricted Stock Units shall immediately be forfeited as of such date without consideration therefor, and the Awardee shall have no further right or interest in or with respect to such Restricted Stock Units.
(b)Notwithstanding anything to the contrary in this Section 4, if (i) the Awardee’s employment with the Company and its Affiliates terminates due to the Awardee’s death or Total and Permanent Disability and (ii) a Change of Control occurs following such termination of employment but prior to the end of the Performance Period, a number of Restricted Stock Units equal to the product of (x) the number of then-outstanding Restricted Stock Units multiplied by (y) the Vesting Percentage calculated assuming that the MSCI Index Relative Performance for the Performance Period is attained at Target Level (as set forth on Exhibit A) (with any fractional Restricted Stock Unit rounded as determined by the Company) shall automatically become fully vested and no longer subject to Restrictions, as of the date of such Change of Control.
(c)If the Awardee’s employment with the Company and its Affiliates shall be terminated for any reason other than as set forth in Section 4(a), then except as otherwise set forth in a written agreement between the Awardee and the Company or an Affiliate thereof, all of the Awardee’s then-unforfeited Restricted Stock Units shall thereupon be cancelled and forfeited as of the date of such termination of employment without consideration therefor, and the Awardee shall have no further right or interest in or with respect to such Restricted Stock Units.
5.Payment of Restricted Stock Units.
    Payment in respect of any Restricted Stock Units that vest in accordance with Section 3 or 4 above shall be made to the Awardee in shares of Common Stock as soon as administratively practicable following the applicable date on which such Restricted Stock Units vest, but in no event later than thirty (30) days after such date, either by delivering one or more certificates for such shares of Common Stock or by entering such shares of Common Stock in book entry form, as determined by the Committee in its sole discretion.
6.Restriction on Transferability.
Except as otherwise provided in the Plan and subject to Section 4, neither the Restricted Stock Units nor any interest or right therein shall or may be assigned, transferred, sold, exchanged, encumbered, pledged or otherwise hypothecated or disposed of by the Awardee unless and until (and solely to the extent) the Awardee satisfies the vesting requirements contained in Section 3 or 4 (as applicable), the shares of Common Stock underlying the Restricted Stock Units have been issued, and all restrictions upon such shares have lapsed. In addition, notwithstanding anything herein or in the Plan to the contrary, the Awardee shall not, without the consent of the Committee (which may be withheld in its sole discretion), sell, pledge, assign, hypothecate, transfer, or otherwise dispose of (collectively, “Transfer”) the Restricted Stock Units or any shares of Common Stock underlying the Restricted Stock Units prior to the earlier to occur of (a) the third (3rd) anniversary of the date on which the Restricted Stock Units become vested under Section 3 or 4 and (b) the occurrence of a Change of Control (the “Transfer Restrictions”); provided, however, that the Transfer Restrictions shall not apply to (i) any Transfer of shares to the Company, (ii) any Transfer of shares in satisfaction of any withholding obligations with respect to the Restricted Stock Units, or (iii) any Transfer following the termination of the Awardee’s employment with the Company and its Affiliates, including without limitation by will or pursuant to the laws of descent and distribution. Any Transfer of the Restricted Stock Units or any shares of Common Stock underlying the Restricted Stock Units which is not made in compliance with the Plan and this Agreement shall be null and void and of no effect.
7.Voting and Distribution Equivalent Rights.
The Awardee shall not have any rights or privileges of a stockholder of Common Stock (including, without limitation, dividend and voting rights) with respect to the Restricted Stock Units unless and until the shares of Common Stock underlying the Restricted Stock Units have been issued by the Company and are held by Awardee. Notwithstanding the foregoing, the Restricted Stock Units are granted in tandem with Distribution Equivalent Rights that, during the period from the Effective Date until the earlier of the date of payment, forfeiture or other termination of the Restricted Stock Units to which such Distribution Equivalent Rights relate, shall entitle the Awardee to receive an amount equal to the dividends declared on the Common Stock as if the Awardee were an actual stockholder with respect to the number of shares of Common Stock underlying the Restricted Stock Units; provided, however, that any payments made with respect to such Distribution Equivalent Rights shall not be paid to the Awardee on a current basis, but shall instead accumulate and be paid to the Awardee in a lump sum on the date (if any), and only to the extent, that the Restricted Stock Units to which such Distribution Equivalent Rights relate vest and the shares of Common Stock underlying such vested Restricted Stock Units are issued to the Awardee. The Distribution Equivalent Rights and any amounts that may become distributable in respect thereof shall be treated separately from the Restricted Stock Units and the rights arising in connection therewith for purposes of Section 409A of the Code (including for purposes of the designation of time and form of payments required by Section 409A of the Code).
8.Regulation by the Committee.
This Agreement and the Restricted Stock Units shall be subject to the administrative procedures and rules as the Committee shall adopt. All decisions of the Committee upon any question arising under the Plan or under this Agreement, shall be conclusive and binding upon the Awardee, including, without limitation, any question relating to the vesting conditions set forth in Sections 3 and 4.
9.Withholding.

The Company and its Affiliates shall be entitled to deduct and withhold the minimum amount necessary in connection with the Awardee’s Restricted Stock Units to satisfy its withholding obligations under any and all federal, state and/or local tax rules or regulations.
10.Amendment.
The Committee may amend this Agreement at any time and from time to time; provided, however, that no amendment of this Agreement that would impair the Awardee’s rights or entitlements with respect to the Restricted Stock Units shall be effective without the prior written consent of the Awardee.
11.Plan Terms.
The terms of the Plan are hereby incorporated herein by reference.
12.Effective Date of Award.
The award of Restricted Stock Units under this Agreement shall be effective as of the Effective Date.
13.Not a Contract of Employment.
    Nothing in this Agreement or in the Plan shall confer upon Awardee any right to continue to serve as an employee of the Company or any of its Affiliates.
14.Code Section 409A.
To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date, the Company determines that the Restricted Stock Units may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Company may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect ), or take any other actions, that the Company determines are necessary or appropriate to (a) exempt the Restricted Stock Units from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Restricted Stock Units, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that this Section 14 shall not create any obligation on the part of the Company or any Affiliate thereof to adopt any such amendment, policy or procedure or take any such other action. For purposes of Section 409A of the Code, any right to a series of payments pursuant to this Agreement shall be treated as a right to a series of separate payments.

15.Awardee Acknowledgment.
By executing this Agreement, the Awardee hereby acknowledges that he or she has received and read the Plan and this Agreement and that he or she agrees to be bound by all of the terms of both the Plan and this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

AWARDEE:	KENNEDY-WILSON HOLDINGS, INC.

________________________________ [__________]	By: Its: _______________________________

EXHIBIT A
Vesting Criteria for the
Kennedy Wilson Second Amended and Restated 2009 Equity Participation Plan
for Restricted Stock Unit Awards to Employees

1.All calculations will be reviewed and approved by the Compensation Committee of the Board and their decisions will be final and conclusive and set forth in the minutes of their meetings.

2.Vesting of award – Except as provided in the Restricted Stock Unit Award Agreement with respect to a Change of Control, the Restricted Stock Units will vest on the Vesting Date (as defined in the Restricted Stock Unit Award Agreement), subject to an employment requirement and the MSCI Index Relative Performance over the Performance Period, as described in Section III below and in the Restricted Stock Unit Award Agreement. Distribution Equivalent Right payments with respect to the Restricted Stock Units will be held by the Company and paid as and when (and only to the extent that) such Restricted Stock Units vest and the underlying shares of Common Stock are issued as set forth in the Restricted Stock Unit Award Agreement.

3.Subject to Section IV below, the Vesting Percentage for the Performance Period will be determined as follows:

	MSCI Index Relative Performance	Vesting Percentage
	Less than -1,200 basis points	0%
Threshold Level	-1,200 basis points	25%
Target Level	0 basis points	50%
Maximum Level	1,200 basis points or greater	100%

In the event that the MSCI Index Relative Performance falls between the Threshold Level and the Target Level, the Vesting Percentage shall be determined using straight line linear interpolation between the Threshold Level and Target Level Vesting Percentages specified above; and in the event that the MSCI Index Relative Performance falls between the Target Level and the Maximum Level, the Vesting Percentage shall be determined using straight line linear interpolation between the Target Level and Maximum Level Vesting Percentages specified above.

4.Notwithstanding anything to the contrary herein, in no event will the Vesting Percentage exceed 75% if the Company fails to achieve Absolute Total Shareholder Return of 20% or greater as of the end of the Performance Period.

“Absolute Total Shareholder Return” shall mean (expressed as a percentage): (A)(i) the average of the closing trading prices of a share of Common Stock on the principal exchange on which such shares are then traded for each trading day during the thirty (30) consecutive calendar days ending on (and including) the last date of the Performance Period, minus (ii) the Base Price, plus (iii) the value of any dividends declared on a share of

Common Stock in respect of a record date occurring during the Performance Period, with all such dividends deemed reinvested in shares of Common Stock as of the applicable record date, divided by (B) the Base Price (in each case, with such adjustments as are necessary, in the judgment of the Compensation Committee to equitably calculate Absolute Total Shareholder Return in light of any stock splits, reverse stock splits, stock dividends, and other extraordinary transactions or other changes in the capital structure of the Company).

“Base Price” shall mean the closing price, on the Effective Date, of the Common Stock on the principal exchange on which such shares of Common Stock are then traded.

Exhibit 10.3
KENNEDY-WILSON HOLDINGS, INC.
SECOND AMENDED AND RESTATED 2009 EQUITY PARTICIPATION PLAN
EMPLOYEE RESTRICTED STOCK UNIT AWARD AGREEMENT
THIS AGREEMENT (this “Agreement”), is made effective as of February 16, 2024 (the “Effective Date”), by and between Kennedy-Wilson Holdings, Inc., a Delaware corporation (the “Company”), and [_________] (the “Awardee”).
WITNESSETH:
WHEREAS, the Company has adopted the Kennedy-Wilson Holdings, Inc. Second Amended and Restated 2009 Equity Participation Plan (as may be amended from time to time, the “Plan”) for the benefit of its employees, nonemployee directors and consultants and the employees, nonemployee directors and consultants of its affiliates, and
WHEREAS, the Committee has authorized the award to the Awardee of Restricted Stock Units (“Restricted Stock Units”) under the Plan, on the terms and conditions set forth in the Plan and as hereinafter provided.
NOW, THEREFORE, in consideration of the premises contained herein, the Company and the Awardee hereby agree as follows:
1.Definitions.
To the extent not defined herein, terms used in this Agreement which are defined in the Plan shall have the same meanings as set forth in the Plan.
2.Award of Restricted Stock Units.
The Committee hereby awards to the Awardee [_______] Restricted Stock Units. All such Restricted Stock Units shall be subject to the restrictions and forfeiture provisions contained in Sections 3, 4 and 6, such restrictions and forfeiture provisions to become effective immediately upon execution of this Agreement by the parties hereto. As of the date on which a Restricted Stock Unit vests, subject to the satisfaction of the applicable vesting requirements provided in this Agreement, such vested Restricted Stock Unit represents the right to receive payment, in accordance with Section 5 below, in the form of one (1) share of Common Stock. Unless and until a Restricted Stock Unit vests, the Awardee will have no right to payment in respect of any such Restricted Stock Unit. Prior to actual payment in respect of any vested Restricted Stock Unit, such Restricted Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
3.Vesting.
Subject to Sections 4 and 6 below, and pursuant to the terms of this Agreement and the Plan (and as summarized on Exhibit A attached hereto), up to one-third (1/3rd) of the Restricted Stock Units subject hereto shall be eligible to vest and no longer be subject to Restrictions on each Vesting Date to the extent that the Company’s Return on Invested Assets goals and Absolute Total Shareholder Return goals set forth on Exhibit A attached hereto are satisfied for the applicable Performance Year (each such term as defined below or on Exhibit A), subject to the Awardee being an employee of the Company or an Affiliate thereof through the applicable Vesting Date. As soon as reasonably practicable following the end of each Performance Year (but in no event earlier than the first anniversary of the Effective Date (with respect to the first Performance Year) or later than sixty (60) days after the end of the Performance Year), the Committee shall determine (each such date of determination by the Committee, a “Vesting Date”) the Company’s Return on Invested Assets for the applicable Performance Year, the Vesting Percentage with respect to such Performance Year, the Absolute Total Shareholder Return for such Performance Year and the number of Restricted Stock Units subject hereto that have become vested and no longer subject to Restrictions as of the Vesting Date (which shall be determined by multiplying one-third (1/3rd) of the total Restricted Stock Units subject hereto by the applicable Vesting Percentage, with any fractional Restricted Stock Unit rounded as determined by the Company). To the extent that any Restricted Stock Units subject to vesting on a particular Vesting Date have not become vested and no longer subject to Restrictions as of such Vesting Date for any reason, such Restricted Stock Units shall immediately be forfeited as of such date without consideration therefor, and the Awardee shall have no further right or interest in or with respect to such Restricted Stock Units.
    Notwithstanding the foregoing, in the event that a Change of Control occurs prior to the end of any Performance Year and the Awardee remains in continued employment with the Company or an Affiliate thereof until at least immediately prior to the Change of Control, a number of Restricted Stock Units equal to the product of (x) the number of then-outstanding Restricted Stock Units multiplied by (y) the Vesting Percentage calculated assuming that the Company’s Return on Invested Assets for each remaining applicable Performance Year is attained at Target Level (as set forth on Exhibit A) (with any fractional Restricted Stock Unit rounded as determined by the Company) shall automatically become fully vested and no longer subject to Restrictions as of the date of such Change of Control.
    For purposes of this Agreement, the following terms shall have their respective meanings set forth below:
(a)“Average Total Invested Assets” equals, with respect to any Performance Year, (i) the sum of the Company’s Total Invested Assets as of (A) December 31 of such Performance Year and (B) December 31 of the calendar year immediately preceding such Performance Year, divided by (ii) two.
(b)“Investment Cash Flow” equals, with respect to any Performance Year, (i) the sum of (A) the Company’s property-level net operating income (consolidated and unconsolidated), (B) the Company’s hotel net operating income (consolidated and unconsolidated), (C) the Company’s investment management fees, including, without limitation, base management fees, acquisition and disposition fees, construction management fees, origination fees and similar fees, (D) the Company’s loan and interest income, and (E) the Company’s realized performance allocations, net of any performance allocations compensation attributed to such realized performance allocations, minus (ii) the Company’s total cash compensation and general and administrative expenses (for the avoidance of doubt, this item (ii) shall not include any share-based compensation expense).
(c)“Performance Year” shall mean each of the following: the Company’s fiscal year ending December 31, 2024; the Company’s fiscal year ending December 31, 2025; and the Company’s fiscal year ending December 31, 2026.
(d)“Return on Invested Assets” means, for any Performance Year, the ratio of Investment Cash Flow for such Performance Year to the Company’s Average Total Invested Assets for such Performance Year.

(e)“Total Invested Assets” means, with respect to any date the sum of (i) real estate and acquired in place lease values (net of accumulated depreciation and amortization), (ii) unconsolidated investments, and (iii) loan purchases and originations, in each case, as of such date and as determined in accordance with generally accepted accounting principles.
(f)“Vesting Percentage” means, with respect to any Performance Year, the “Vesting Percentage” determined in accordance with Exhibit A attached hereto, which is a function of the Company’s Return on Invested Assets for such Performance Year.
4.Termination of Employment.
Notwithstanding the foregoing, the following provisions shall apply in the event that the Awardee’s employment with the Company and its Affiliates terminates prior to the Awardee fully satisfying any of the vesting requirements set forth in Section 3:
(a)Subject to Section 4(b) below, if the Awardee’s employment with the Company and its Affiliates shall be terminated by reason of the Awardee’s death or Total and Permanent Disability, in any such event, all then-unforfeited Restricted Stock Units subject to vesting thereafter shall remain outstanding and be eligible to become vested and no longer subject to Restrictions on each subsequent Vesting Date to the extent that the Company’s Return on Invested Assets goals and Absolute Total Shareholder Return goals set forth on Exhibit A attached hereto are satisfied for the applicable Performance Year (as determined in accordance with Exhibit A and Section 3 above) and without regard to the requirement the Awardee be an employee of the Company and/or its Affiliates as of the Vesting Date. To the extent that any Restricted Stock Units subject to vesting on such Vesting Date do not become vested and no longer subject to Restrictions as of such Vesting Date for any reason, such Restricted Stock Units shall immediately be forfeited as of such date without consideration therefor and the Awardee shall have no further right or interest in or with respect to such Restricted Stock Units.
(b)Notwithstanding anything to the contrary in this Section 4, if (i) the Awardee’s employment with the Company and its Affiliates terminates due to the Awardee’s death or Total and Permanent Disability and (ii) a Change of Control occurs following such termination of employment but prior to the end of any Performance Year ending after the date of such termination of employment, a number of Restricted Stock Units equal to the product of (x) the number of then-outstanding Restricted Stock Units multiplied by (y) the Vesting Percentage calculated assuming that the Company’s Return on Invested Assets for each applicable Performance Year is attained at Target Level (as set forth on Exhibit A) (with any fractional Restricted Stock Unit rounded as determined by the Company) shall automatically become fully vested and no longer subject to Restrictions, as of the date of such Change of Control.
(c)If the Awardee’s employment with the Company and its Affiliates shall be terminated for any reason other than as set forth in Section 4(a), then except as otherwise set forth in a written agreement between the Awardee and the Company or an Affiliate thereof, all of the Awardee’s then-unforfeited Restricted Stock Units shall thereupon be cancelled and forfeited as of the date of such termination of employment without consideration therefor and the Awardee shall have no further right or interest in or with respect to such Restricted Stock Units.
5.Payment of Restricted Stock Units.
    Payment in respect of any Restricted Stock Units that vest in accordance with Section 3 or 4 above shall be made to the Awardee in shares of Common Stock as soon as administratively practicable following the applicable date on which such Restricted Stock Units vest, but in no event later than thirty

(30) days after such date, either by delivering one or more certificates for such shares of Common Stock or by entering such shares of Common Stock in book entry form, as determined by the Committee in its sole discretion.
6.Restriction on Transferability.
Except as otherwise provided in the Plan and subject to Section 4, neither the Restricted Stock Units nor any interest or right therein shall or may be assigned, transferred, sold, exchanged, encumbered, pledged or otherwise hypothecated or disposed of by the Awardee unless and until (and solely to the extent) the Awardee satisfies the vesting requirements contained in Section 3 or 4 (as applicable), the shares of Common Stock underlying the Restricted Stock Units have been issued, and all restrictions upon such shares have lapsed. In addition, notwithstanding anything herein or in the Plan to the contrary, the Awardee shall not, without the consent of the Committee (which may be withheld in its sole discretion), sell, pledge, assign, hypothecate, transfer, or otherwise dispose of (collectively, “Transfer”) the Restricted Stock Units or any shares of Common Stock underlying the Restricted Stock Units prior to the earlier to occur of (a) the third (3rd) anniversary of the date on which the Restricted Stock Units become vested under Section 3 or 4 and (b) the occurrence of a Change of Control (the “Transfer Restrictions”); provided, however, that the Transfer Restrictions shall not apply to (i) any Transfer of shares to the Company, (ii) any Transfer of shares in satisfaction of any withholding obligations with respect to the Restricted Stock Units, or (iii) any Transfer following the termination of the Awardee’s employment with the Company and its Affiliates, including without limitation by will or pursuant to the laws of descent and distribution. Any Transfer of the Restricted Stock Units or any shares of Common Stock underlying the Restricted Stock Units which is not made in compliance with the Plan and this Agreement shall be null and void and of no effect.
7.Voting and Distribution Equivalent Rights.
The Awardee shall not have any rights or privileges of a stockholder of Common Stock (including, without limitation, dividend and voting rights) with respect to the Restricted Stock Units unless and until the shares of Common Stock underlying the Restricted Stock Units have been issued by the Company and are held by Awardee. Notwithstanding the foregoing, the Restricted Stock Units are granted in tandem with Distribution Equivalent Rights that, during the period from the Effective Date until the earlier of the date of payment, forfeiture or other termination of the Restricted Stock Units to which such Distribution Equivalent Rights relate, shall entitle the Awardee to receive an amount equal to the dividends declared on the Common Stock as if the Awardee were an actual stockholder with respect to the number of shares of Common Stock underlying the Restricted Stock Units; provided, however, that any payments made with respect to such Distribution Equivalent Rights shall not be paid to the Awardee on a current basis, but shall instead accumulate and be paid to the Awardee in a lump sum on the date (if any), and only to the extent, that the Restricted Stock Units to which such Distribution Equivalent Rights relate vest and the shares of Common Stock underlying such vested Restricted Stock Units are issued to the Awardee. The Distribution Equivalent Rights and any amounts that may become distributable in respect thereof shall be treated separately from the Restricted Stock Units and the rights arising in connection therewith for purposes of Section 409A of the Code (including for purposes of the designation of time and form of payments required by Section 409A of the Code).
8.Regulation by the Committee.
This Agreement and the Restricted Stock Units shall be subject to the administrative procedures and rules as the Committee shall adopt. All decisions of the Committee upon any question arising under the Plan or under this Agreement, shall be conclusive and binding upon the Awardee, including, without limitation, any question relating to the vesting conditions set forth in Sections 3 and 4.
9.Withholding.

The Company and its Affiliates shall be entitled to deduct and withhold the minimum amount necessary in connection with the Awardee’s Restricted Stock Units to satisfy its withholding obligations under any and all federal, state and/or local tax rules or regulations.
10.Amendment.
The Committee may amend this Agreement at any time and from time to time; provided, however, that no amendment of this Agreement that would impair the Awardee’s rights or entitlements with respect to the Restricted Stock Units shall be effective without the prior written consent of the Awardee.
11.Plan Terms.
The terms of the Plan are hereby incorporated herein by reference.
12.Effective Date of Award.
The award of Restricted Stock Units under this Agreement shall be effective as of the Effective Date.
13.Not a Contract of Employment.
    Nothing in this Agreement or in the Plan shall confer upon Awardee any right to continue to serve as an employee of the Company or any of its Affiliates.
14.Code Section 409A.
    To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date, the Company determines that the Restricted Stock Units may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Company may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect ), or take any other actions, that the Company determines are necessary or appropriate to (a) exempt the Restricted Stock Units from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Restricted Stock Units, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that this Section 14 shall not create any obligation on the part of the Company or any Affiliate thereof to adopt any such amendment, policy or procedure or take any such other action. For purposes of Section 409A of the Code, any right to a series of payments pursuant to this Agreement shall be treated as a right to a series of separate payments.

15.Awardee Acknowledgment.
By executing this Agreement, the Awardee hereby acknowledges that he or she has received and read the Plan and this Agreement and that he or she agrees to be bound by all of the terms of both the Plan and this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

AWARDEE:	KENNEDY-WILSON HOLDINGS, INC.

________________________________ [__________]	By: Its:

EXHIBIT A
Vesting Criteria for the
Kennedy Wilson Second Amended and Restated 2009 Equity Participation Plan
for Restricted Stock Unit Awards to Employees

1.All calculations will be reviewed and approved by the Compensation Committee of the Board and their decisions will be final and conclusive and set forth in the minutes of their meetings.

2.Vesting of award – Except as provided in the Restricted Stock Unit Award Agreement with respect to a Change of Control, one-third (1/3rd) of the Restricted Stock Units will be eligible to vest in annual installments over three (3) years, subject to an employment requirement and the Company’s Return on Invested Assets for the applicable Performance Year, as described in Section III below and in the Restricted Stock Unit Award Agreement. Distribution Equivalent Right payments with respect to the Restricted Stock Units will be held by the Company and paid as and when (and only to the extent that) such Restricted Stock Units vest and the underlying shares of Common Stock are issued as set forth in the Restricted Stock Unit Award Agreement.

3.Subject to Section IV below, the Vesting Percentage for any Performance Year will be determined as follows:

	Return on Invested Assets	Vesting Percentage
	Less than 4.8%	0%
Threshold Level	4.8%	25%
Target Level	5.2%	50%
Maximum Level	5.6% or greater	100%

In the event that Return on Invested Assets falls between the Threshold Level and the Target Level, the Vesting Percentage shall be determined using straight line linear interpolation between the Threshold Level and Target Level Vesting Percentages specified above; and in the event that Return on Invested Assets falls between the Target Level and the Maximum Level, the Vesting Percentage shall be determined using straight line linear interpolation between the Target Level and Maximum Level Vesting Percentages specified above.

4.Notwithstanding anything to the contrary herein, in no event shall the Vesting Percentage exceed 75% for any Performance Year if the Company’s Absolute Total Shareholder Return as of the end of such Performance Year falls below the Absolute Total Shareholder Return goal for such Performance Year, as set forth below:

Performance Year Ending	Absolute Total Shareholder Return Goal	Period Over Which Absolute Total Shareholder Return is Measured
December 31, 2024	7.0%	January 1, 2024 – December 31, 2024

December 31, 2025	14.0%	January 1, 2024 – December 31, 2025
December 31, 2026	21.0%	January 1, 2024 – December 31, 2026

“Absolute Total Shareholder Return” shall mean, as of the end of any Performance Year (expressed as a percentage): (A)(i) the average of the closing trading prices of a share of Common Stock on the principal exchange on which such shares are then traded for each trading day during the thirty (30) consecutive calendar days ending on (and including) the last date of the applicable Performance Year, minus (ii) the Base Price, plus (iii) the value of any dividends declared on a share of Common Stock in respect of a record date occurring during the period commencing on the Effective Date and ending on the last date of the applicable Performance Year, with all such dividends deemed reinvested in shares of Common Stock as of the applicable record date, divided by (B) the Base Price (in each case, with such adjustments as are necessary, in the judgment of the Compensation Committee, to equitably calculate Absolute Total Shareholder Return in light of any stock splits, reverse stock splits, stock dividends, and other extraordinary transactions or other changes in the capital structure of the Company).

“Base Price” shall mean the closing price, on the Effective Date, of the Common Stock on the principal exchange on which such shares of Common Stock are then traded.

EXHIBIT 31.1
Certification of Chief Executive Officer
RULE 13a-14(a)/15d-14(a) CERTIFICATION PURSUANT TO
SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002
I, William J. McMorrow, certify that:
1.I have reviewed this Quarterly Report on Form 10-Q for the period ended March 31, 2024 of Kennedy-Wilson Holdings, Inc.;
2.Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3.Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
4.The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
(a)Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
(b)Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
(c)Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
(d)Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and
5.The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):
(a)All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and
(b)Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.
Date: May 9, 2024

/s/ William J. McMorrow
William J. McMorrow Chief Executive Officer and Chairman

EXHIBIT 31.2
Certification of Chief Financial Officer
RULE 13a-14(a)/15d-14(a) CERTIFICATION PURSUANT TO
SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002
I, Justin Enbody, certify that:
1.I have reviewed this Quarterly Report on Form 10-Q for the period ended March 31, 2024 of Kennedy-Wilson Holdings, Inc.;
2.Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3.Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
4.The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
(a)Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
(b)Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
(c)Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
(d)Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and
5.The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):
(a)All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and
(b)Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.
Date: May 9, 2024

/s/JUSTIN ENBODY
Justin Enbody Chief Financial Officer

EXHIBIT 32.1
Certification of Chief Executive Officer
Certification Pursuant to Section 906
of the Sarbanes-Oxley Act of 2002
(18 U.S.C. Section 1350)
In connection with the Quarterly Report of Kennedy-Wilson Holdings, Inc. (the “Company”) on Form 10-Q for the period ended March 31, 2024, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, William J. McMorrow, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to my knowledge:
1.The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
2.The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.
In witness whereof, the undersigned has executed and delivered this certificate as of the date set forth opposite his signature below.

Date:	May 9, 2024	/s/ WILLIAM J. MCMORROW
William J. McMorrow Chief Executive Officer
The foregoing certification is being furnished solely to accompany the Report pursuant to 18. U.S.C. Section 1350, and is not being filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing. A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities Exchange Commission or its staff upon request.

EXHIBIT 32.2
Certification of Chief Financial Officer
Certification Pursuant to Section 906
of the Sarbanes-Oxley Act of 2002
(18 U.S.C. Section 1350)
In connection with the Quarterly Report of Kennedy-Wilson Holdings, Inc. (the “Company”) on Form 10-Q for the period ended March 31, 2024, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Justin Enbody, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to my knowledge:
1.The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
2.The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.
In witness whereof, the undersigned has executed and delivered this certificate as of the date set forth opposite his signature below.

Date:	May 9, 2024	/s/ JUSTIN ENBODY
Justin Enbody Chief Financial Officer
The foregoing certification is being furnished solely to accompany the Report pursuant to 18. U.S.C. Section 1350, and is not being filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing. A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities Exchange Commission or its staff upon request.